   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1995.



                                                       REGISTRATION NO. 33-63209

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        REPUBLIC WASTE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

                                      4953
            (Primary Standard Industrial Classification Code Number)

           DELAWARE                  200 EAST LAS OLAS BLVD.,                 73-1105145
 (STATE OR OTHER JURISDICTION               STE. 1400                      (I.R.S. EMPLOYER
     OF INCORPORATION OR          FORT LAUDERDALE, FLORIDA 33301         IDENTIFICATION NO.)
         ORGANIZATION)                    (305) 761-8333

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                            ------------------------

       GREGORY K. FAIRBANKS                               Copy to:
     Executive Vice President                        JONATHAN L. AWNER
 Republic Waste Industries, Inc.             AKERMAN, SENTERFITT & EIDSON, P.A.
     200 East Las Olas Blvd.,                       One Brickell Square
            Suite 1400                              801 Brickell Avenue
  Ft. Lauderdale, Florida 33301                          Suite 2400
          (305) 761-8333                            Miami, Florida 33131
                                                       (305) 374-5600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        REPUBLIC WASTE INDUSTRIES, INC.

         (CROSS REFERENCE SHEET PURSUANT TO ITEM 501 OF REGULATION S-K)


                        FORM S-1                               LOCATION OR CAPTION
                ITEM NUMBER AND CAPTION                           IN PROSPECTUS
      --------------------------------------------  ------------------------------------------
 1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus        Outside Front Cover Page
 2.   Inside Front and Outside Back Cover Page of
      Prospectus                                    Inside Front Cover Page
 3.   Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges                  Prospectus Summary; Risk Factors
 4.   Use of Proceeds                               Use of Proceeds
 5.   Determination of Offering Price               Not Applicable
 6.   Dilution                                      Not Applicable
 7.   Selling Security Holders                      Not Applicable
 8.   Plan of Distribution                          Plan of Distribution
 9.   Description of Securities to be Registered    Description of Capital Stock
10.   Interests of Named Experts and Counsel        Legal Matters and Experts
11.   Information with Respect to the Registrant    Price Range of Common Stock and Dividend
                                                    Policy; Selected Consolidated Financial
                                                    Data; Management's Discussion and Analysis
                                                    of Financial Condition and Results of
                                                    Operations; Business; Properties; Legal
                                                    and Administrative Proceedings;
                                                    Management; Executive Compensation;
                                                    Security Ownership of Certain Beneficial
                                                    Owners and Management; Certain
                                                    Relationships and Related Transactions;
                                                    Financial Statements.
12.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities                                   Not Applicable

PROSPECTUS


                                6,000,000 SHARES

                    (Republic Waste Industries, Inc. LOGO)

                                 COMMON STOCK

                            ---------------------


     This Prospectus relates to an aggregate of 6,000,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Waste Industries, Inc., a Delaware corporation (the "Company"), which may be offered and issued from time to time by the Company in connection with future acquisitions of other businesses, properties or equity and/or debt securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus may also be used, with the Company's prior consent, by persons or entities who have received or will receive such Shares in connection with such acquisitions and who wish to offer and sell such Shares under circumstances requiring or making desirable its use and by certain donees of such persons or entities. See "Plan of Distribution."



     The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Use of Proceeds."


     The Common Stock is traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "RWIN" and is listed on The Toronto Stock Exchange (the "Toronto Exchange") and trades under the symbol "RWI." On September 29, 1995, the last reported sales price for the Common Stock as reported by Nasdaq was $23.125 per share.


     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 5 OF THIS PROSPECTUS.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


                                October 11, 1995

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................   10
Price Range of Common Stock and
  Dividend Policy.....................   10
Selected Consolidated Financial
  Data................................   11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   12
Business..............................   20
Properties............................   29
Legal and Administrative
  Proceedings.........................   29
Management............................   32
Executive Compensation................   36
Security Ownership of Certain
  Beneficial Owners and Management....   39
Certain Relationships and
  Related Transactions................   41
Description of Capital Stock..........   42
Plan of Distribution..................   42
Legal Matters and Experts.............   43


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is traded on Nasdaq and listed on the Toronto Exchange. Information filed by the Company with Nasdaq and the Toronto Exchange may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006 and at the offices of the Toronto Exchange at The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada MX5 1J2.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq and the Toronto Exchange referred to above.

                               PROSPECTUS SUMMARY

                                  THE COMPANY


     The Company, acting through its subsidiaries, primarily provides integrated solid waste collection, disposal and recycling services to public and private sector customers. The Company currently owns or operates nine solid waste landfills with three located in Texas, two in California and one each in Michigan, North Carolina, Indiana and North Dakota with approximately 1,143 permitted acres and total available permitted disposal capacity of approximately
43.7 million in-place cubic yards as of September 30, 1995. The Company also currently owns fourteen collection companies providing collection service to over 212,000 residential, commercial and industrial customers, primarily in areas surrounding its landfill sites and in Florida. In addition, the Company provides related environmental services including engineering, consulting and analysis, remediation and other technical services. The Company, through certain recently acquired subsidiaries, also is engaged in the electronic security services business, which consists of the sale, installation, and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems.



     The Company's strategy is to act aggressively in growing as an integrated solid waste management company by acquiring and integrating existing solid waste collection, disposal and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding its operations outside of solid waste management, electronic security services and related lines of business. Management also plans to augment its growth strategy by expanding its existing facilities and increasing marketing efforts related to securing additional long-term contracts and additional volumes at its existing operations.


See "Business -- Acquisitions".



     On August 3, 1995, following a special meeting of the Company's stockholders, the Company appointed a new management team consisting of H. Wayne Huizenga as Chairman of the Board and Chief Executive Officer, Harris W. Hudson as President and a Director, Gregory K. Fairbanks as an Executive Vice President and Chief Financial Officer, and John J. Melk as a Director. Michael G. DeGroote, former Chairman, Chief Executive Officer and President, was named Vice Chairman of the Board, and Donald E. Koogler resigned as a Director but remains as an Executive Vice President and Chief Operating Officer. This new management team is implementing the aggressive growth strategy for the Company.


     The Common Stock of the Company is traded on Nasdaq under the trading symbol "RWIN," and is also listed on the Toronto Exchange and trades under the symbol "RWI." The Company's principal executive offices are located at 200 East Las Olas Boulevard, Suite 1400, Ft. Lauderdale, Florida 33301, and its telephone number is (305) 761-8333.

                              RECENT DEVELOPMENTS

     Private Placement Transaction. On September 7, 1995, the Company issued and sold 5,000,000 shares of Common Stock in a private placement transaction for $20.25 per share resulting in net proceeds of approximately $100 million after deducting fees and commissions.

     Acquisition of Kertz Security Systems. On August 28, 1995, the Company issued 1,090,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (together, "Kertz"). Kertz provides electronic security monitoring and maintenance to over 30,000 residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas.

     Acquisition of Southland Environmental Services. On August 24, 1995, the Company entered into a merger agreement for the acquisition of Southland Environmental Services, Inc. ("Southland") in exchange for an aggregate of 2,600,000 shares of Common Stock, subject to pending regulatory approvals and customary closing conditions. The acquisition of Southland is expected to close in October 1995 and will be accounted for as a pooling of interests business combination. Southland, through its subsidiaries, provides solid waste collection services to over 70,000 residential, commercial and industrial customers in and around Jacksonville, Florida, owns and operates a construction and demolition landfill, and provides composting and recycling services.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following Summary Consolidated Financial Data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Company's Consolidated Financial Statements and Notes thereto and other financial and pro forma information included elsewhere in this Prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         SIX MONTHS ENDED
                                                             JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                         -----------------   -----------------------------------------------
                                                          1995      1994      1994      1993      1992      1991      1990
                                                         -------   -------   -------   -------   -------   -------   -------
                                                            (UNAUDITED)
INCOME STATEMENT DATA(2), (3), (4), (6):
Revenue................................................  $29,919   $23,957   $48,766   $41,095   $35,341   $27,040   $15,776
Income (loss) from continuing operations before
  income taxes(1)......................................  $ 5,376   $ 4,148   $ 8,503   $(3,695)  $ 4,789   $ 4,799   $(1,552)
Income (loss) from continuing operations(1)............  $ 4,242   $ 4,148   $ 8,503   $(3,905)  $ 4,676   $ 3,017   $  (931)
Earnings (loss) per common and common equivalent share
  from continuing operations...........................  $  0.15   $  0.15   $  0.31   $ (0.14)  $  0.18   $  0.16   $ (0.10)
Weighted average common and common equivalent shares...   28,929    27,470    27,417    27,508    26,351    19,245     9,132



                                                                                             DECEMBER 31,
                                                             JUNE 30,     ---------------------------------------------------
                                                               1995         1994       1993       1992       1991      1990
                                                           ------------   --------   --------   --------   --------   -------
                                                           (UNAUDITED)
BALANCE SHEET DATA(2), (3), (4), (5), (6):
Working capital (deficiency).............................    $  5,275     $  4,136   $  3,577   $  1,867   $ 12,936   $(2,961)
Short-term debt, including current maturities of
  long-term debt.........................................    $  1,254     $  1,293   $  1,776   $  2,334   $  2,499   $ 7,172
Long-term debt, net of current maturities................    $ 17,995     $ 14,926   $ 14,193   $  2,575   $  3,530   $ 6,906
Stockholders' equity.....................................    $ 69,588     $ 87,969   $ 77,620   $ 97,255   $ 96,611   $41,263
Total assets.............................................    $116,932     $132,441   $121,236   $128,107   $127,677   $67,873


---------------

(1) Includes restructuring and unusual charges of $10,040,000, $2,250,000 and $1,544,000 in 1993, 1992 and 1991, respectively. See Note 4 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

(2) In April 1995, the Company spun-off its hazardous waste services segment, Republic Environmental Systems, Inc., to the Company's stockholders of record as of April 21, 1995. Accordingly, this segment was accounted for as a discontinued operation and the Company's Consolidated Financial Statements for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations.


(3) In 1992, the Company acquired Stout Environmental, Inc. ("Stout") in a merger transaction accounted for under the pooling-of-interests method of accounting. Accordingly, the financial data presented above for periods prior to that date has been restated as if the Company and Stout had operated as one entity since inception.

(4) In 1992, the Company sold its demolition and excavation subsidiary and the Consolidated Financial Statements were restated to reflect the demolition and excavation operations as a discontinued operation for periods prior to that date.
(5) On August 3, 1995, the Company issued and sold an aggregate of 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. Huizenga, Westbury (Bermuda) Ltd (a company controlled by Mr. DeGroote) and Mr. Hudson. Also on August 3, 1995, the Company issued and sold an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. Melk. On July 24, 1995, the Company issued and sold 5,400,000 shares of Common Stock in a private placement transaction. On September 7, 1995, the Company issued and sold 5,000,000 shares of Common Stock in an additional private placement transaction. See the Company's unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this Prospectus.

(6) On August 3, 1995, the Company issued 8,000,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. On August 28, 1995, the Company issued 1,090,000 shares of its Common Stock in exchange for all of the outstanding shares of common stock of Kertz. On August 24, 1995, the Company entered into a definitive agreement to acquire all of the outstanding common stock of Southland in exchange for 2,600,000 shares of Common Stock of the Company. See the Company's unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this Prospectus.

(7) No cash dividends were declared on the Company's Common Stock during the periods presented. See "Price Range of Common Stock and Dividend Policy."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.


     CONTROL OF THE COMPANY. H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer of the Company, Michael G. DeGroote, Vice Chairman of the Board of the Company, Harris W. Hudson, a Director and the President of the Company (and Mr. Huizenga's brother-in-law), and John J. Melk, a Director of the Company, beneficially own 14,000,000, 16,750,000, 9,800,000, and 1,350,000
shares of Common Stock (including presently exercisable warrants and options for an aggregate of 12,900,000 shares of Common Stock), respectively, as of September 21, 1995, or an aggregate of 59.1% of the issued and outstanding shares of Common Stock as of September 21, 1995 assuming all of such warrants and options are exercised. Although there is no agreement among any of Messrs. Huizenga, DeGroote, Hudson or Melk to vote together on any matters submitted to a vote of the Company's stockholders, if Messrs. Huizenga, Hudson, DeGroote and Melk vote together, they would have the ability to control the outcome of most matters submitted to a vote of the Company's stockholders, especially with respect to the election of directors.


     DEPENDENCE ON KEY PERSONNEL. The Company believes that the experience and success that its management team has had in operating and growing public and private service companies, in general, and public and private companies in the waste management industry, in particular, is important to the Company's future success. However, there can be no assurance that its management team will have the same success in operating and growing the Company as it has had with other companies in the past. Furthermore, the Company has not entered into non-competition agreements or employment agreements with any of Messrs. Huizenga, Hudson or Gregory K. Fairbanks, the Company's Chief Financial Officer and an Executive Vice President. The loss of the services of any of the members of its management team, in general, or Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the operations and future success of the Company.


     POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF COMMON STOCK. Future sales of the Shares or the perception that such sales could occur could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Common Stock. On August 11, 1995, the Company registered for sale, from time to time on a continuous basis under a shelf registration statement, by certain selling stockholders an aggregate of 54,458,375 shares of Common Stock, of which 36,313,375 were issued and outstanding and 18,145,000 were reserved for issuance pursuant to certain outstanding options and warrants. On September 22, 1995, the Company registered for sale, from time to time on a continuous basis under a shelf registration statement, by certain selling stockholders an aggregate of 6,090,000 shares of Common Stock. In addition, the Company has issued and intends to issue in the future Common Stock and/or options or warrants to purchase Common Stock pursuant to exemptions from registration available under the Securities Act in connection with certain of its acquisitions. Such securities are subject to resale in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold into the public market. To facilitate the issuance of Common Stock in making acquisitions, the Company is registering the Shares hereunder. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.


     DILUTION. The issuance of additional shares of Common Stock upon exercise of outstanding and presently exercisable warrants, or upon the Company's completion of any acquisitions and business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock.

     ABSENCE OF OPERATING HISTORY IN POSSIBLE EXPANSION OF EXISTING
OPERATIONS. Management currently contemplates expanding the Company's operations outside of solid waste management and related lines of business and, in connection therewith, changing the name of the Company. On August 28, 1995, the Company entered the electronic security services industry through the acquisition of an existing business which provides electronic security services. The Company has no history of operations in the electronic security services industry or any industry other than solid waste management and related lines of business. There can be no assurance that the Company will be successful in the electronic security services industry or in any other industry which it enters. There can be no assurance that the Company will enter into any additional industries unrelated to the solid waste services industry or, if it does enter into any such industries, that it will achieve the results anticipated by management.



     NEED FOR SUBSTANTIAL ADDITIONAL CAPITAL. The Company's current business strategy is to act aggressively in growing as an integrated solid waste management company by acquiring and integrating existing solid waste companies and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding the Company's operations outside of solid waste management, electronic security services and related lines of business. Although the Company has substantially no debt and has approximately $206 million in cash available for general corporate purposes, principally to finance acquisitions, the Company believes that substantial additional capital will be necessary to fully capitalize on acquisition and expansion opportunities that may become available to the Company. Accordingly, the Company intends to replace the Company's existing credit facility (which was reduced by the Company in the third quarter of 1995 to a $10 million letter of credit facility and currently has approximately $5.3 million of available borrowing capacity) with a substantially larger credit facility. However, there can be no assurance that such additional financing will be available, or, in the event that it is, that it will be available on terms acceptable to the Company. In the event that such financing is not available or is not available in the amounts or on terms currently contemplated by management, the implementation of the Company's acquisition strategy could be materially and adversely affected.


     IMPEDIMENTS TO COMPLETING FUTURE ACQUISITIONS. The Company's acquisition strategy depends on its ability to identify and acquire appropriate solid waste collection operations and landfills, electronic security systems businesses, and other unrelated service businesses, to integrate the acquired operations effectively and to increase its market share. A number of the Company's competitors for such acquisitions are larger, better known companies than the Company with significantly greater financial resources. There can be no assurance that the Company will be able to locate acquisition candidates in markets or on terms the Company deems attractive, that any identified candidates will be acquired, or that acquired operations will be effectively integrated to realize expected efficiencies and economies of scale or prove profitable. The completion of acquisitions requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisition strategies may increase capital requirements. The Company could be forced to alter its strategy in the future if such candidates become unavailable or too costly. As the Company continues to pursue its acquisition strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

     RISKS ASSOCIATED WITH ACQUISITIONS. Although the Company investigates each business that it acquires, there may be liabilities that the Company fails or is unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

     ENVIRONMENTAL REGULATION. The collection and disposal of solid wastes, operation of landfills and rendering of related environmental services are subject to federal, state and local requirements which regulate health, safety, the environment, zoning and land-use. Operating permits are generally required for landfills and certain collection vehicles, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize soil, air and water pollution. In connection with landfills, it often may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency (the "EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor. Certain of the Company's waste disposal operations traverse state boundaries. Although such operations currently constitute an immaterial portion of the Company's business, their importance may increase as the Company completes future acquisitions. Such operations could be adversely affected if the federal government or a state in which a landfill is located limits or prohibits, imposes discriminatory fees on or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

     Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), establishes a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. In the past, the Subtitle D framework has left the regulation of non-hazardous waste storage, collection and disposal largely to the states. However, in October 1991, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines for disposal facilities and operations, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in connection with solid waste landfills. States are required to revise their landfill regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be felt for several years. However, other than for groundwater monitoring and financial assurance requirements, all provisions of the final rule became effective in October 1993. All of the Company's planned landfill expansions or new landfill development projects have been engineered to meet or exceed these requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations. There can be no assurance that the EPA will not promulgate similar regulations under Subtitle D in connection with the collection of non-hazardous solid waste.

     HAZARDOUS SUBSTANCES LIABILITY. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Superfund" or "CERCLA"), has been interpreted by some courts to impose strict, joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at the facility. Thousands of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup and the damages can be very significant and, given the limitations in insurance coverage for these risks, could have a material adverse impact on the Company's business and financial condition. Notwithstanding its efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, such substances may be present in waste collected by the Company or disposed in its landfills, or in waste collected, transported or disposed in the past by acquired companies. More than 20% of the sites on the EPA's National Priorities List of Hazardous Waste Sites are solid waste landfills that ostensibly never received any "hazardous wastes." The Company intends to continue to focus on the non-hazardous waste disposal market and does not intend to acquire or develop hazardous waste disposal operations. As used in this Prospectus, "non-hazardous waste" means substances, including asbestos, that are not defined as hazardous wastes under federal regulations.

     LACK OF ENVIRONMENTAL LIABILITY INSURANCE. The majority of the Company's facilities currently carry site-specific pollution legal liability insurance, which may provide coverage under certain circumstances for pollution damage to third parties. In addition, the Company has certain contractors' pollution liability insurance and professional liability insurance, which may provide coverage under certain circumstances for damage to third parties. However, both of these coverages are restrictive in nature, as they are subject to certain exclusions and effective dates, consistent with insurance industry requirements. In addition, such coverage is subject to specific and aggregate limits which may not be sufficient to cover claims, if they should arise. In certain prior years, consistent with industry experience, the Company was not able to obtain broad pollution insurance at reasonable costs and, therefore, carried only such coverage as was required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If, in the absence of such insurance, the Company were to incur liability for environmental damages of sufficient magnitude, it could have a material adverse effect on the Company's business and financial condition.

     RISKS OF PENDING AND FUTURE LEGAL PROCEEDINGS. In addition to the costs of complying with environmental regulations, waste management companies will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies, as well as surrounding landowners, may claim the Company is liable for environmental damage. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with permitting new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's financial condition. The Company is currently a party to various legal proceedings as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company. Unfavorable resolution of any matter individually or in the aggregate could adversely affect the results of operations for the quarterly periods in which they are resolved.

     SEASONALITY. The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on the Company's future results of operations.

     COMPETITION IN THE SOLID WASTE INDUSTRY; LANDFILL ALTERNATIVES. The waste industry is highly competitive. Entry into the industry and ongoing operations within the industry require substantial technical, managerial and financial resources. The non-hazardous waste industry is led by three large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition that characterizes the industry. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability of tax revenues and tax-exempt financing.

     Further, alternatives to landfill disposal (such as recycling, composting and waste-to-energy) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. To the extent these are not yet in place, these recycling goals will be phased in over the next few years.

     COMPETITION IN THE ELECTRONIC SECURITY SERVICE INDUSTRY. The security alarm industry is highly competitive and highly fragmented. The Company's electronic security systems business competes with five large national companies, as well as smaller regional and local companies, in all of its operations. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. Certain of the Company's competitors have greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete effectively in the future.

     "FALSE" ALARM ORDINANCES. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services. Recently, a trend has emerged on the part of local governmental authorities to consider or adopt various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms, (ii) imposing fines on alarm subscribers for "false" alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms, and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations.

     GEOGRAPHIC CONCENTRATION OF COMPANY'S ELECTRONIC SECURITY SYSTEMS BUSINESS; RISKS OF POTENTIAL EXPANSION. The existing subscriber base of the Company's two subsidiaries in the electronic security system business is geographically concentrated in certain metropolitan areas of Florida. Accordingly, their performance may be adversely affected by regional or local economic conditions, regulation or other factors. The Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number, and density, of subscriber accounts in such area to support the additional investment. There can be no assurance that an expansion into new geographic areas would generate operating profits.

                                USE OF PROCEEDS

     This Prospectus relates solely to Shares being registered for issuance from time to time in connection with future acquisitions of other business, properties or equity and/or debt securities in business combination transactions. The Company will not receive any proceeds from the sale of such Shares but will pay all expenses related to the registration of the Shares.

                          PRICE RANGE OF COMMON STOCK
                              AND DIVIDEND POLICY

     The Company's Common Stock has been traded on Nasdaq under the symbol "RWIN" since September 4, 1990. The following table sets forth, for the periods indicated, the high and low closing sales prices for the Common Stock as quoted on Nasdaq.

                                        1995                  1994                 1993
                                   --------------         ------------         ------------
            QUARTER ENDED          HIGH      LOW          HIGH     LOW         HIGH     LOW
    -----------------------------  ----     -----         ----     ---         ----     ---
    March 31.....................   4 1/1   3 1/8         3 9/16   2 3/4       5 3/8    4 1/2
    June 30......................  13 5/8   3 3/16        3 1/2    2 11/16     4 1/4    3 3/8
    September 30.................  26 1/16 13             3 9/16   3           4 1/8    3 1/2
    December 31..................   --         --         4        3 1/4       3 7/8    2 13/16

     On September 29, 1995, the closing sales price of the Common Stock as reported by Nasdaq was $23.125 per share. The number of record holders of the Common Stock as of September 29, 1995, was 1,895.

     The Company's Common Stock also has been listed on the Toronto Exchange since November 21, 1991.

     Since commencement of operations as a waste management and environmental services company in December 1989, the Company has not declared or paid any dividends on its Common Stock and the Board of Directors does not currently anticipate paying dividends on its Common Stock at any time in the foreseeable future. The payment of dividends on Common Stock is presently prohibited under the terms of the Company's revolving credit facility.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following Selected Consolidated Financial Data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Company's Consolidated Financial Statements and Notes thereto and other financial and pro forma information included elsewhere in this Prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         SIX MONTHS ENDED
                                                             JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                         -----------------   -----------------------------------------------
                                                          1995      1994      1994      1993      1992      1991      1990
                                                         -------   -------   -------   -------   -------   -------   -------
                                                            (UNAUDITED)
INCOME STATEMENT DATA(2), (3), (4), (6):
Revenue................................................  $29,919   $23,957   $48,766   $41,095   $35,341   $27,040   $15,776
Income (loss) from continuing operations before
  income taxes(1)......................................  $ 5,376   $ 4,148   $ 8,503   $(3,695)  $ 4,789   $ 4,799   $(1,552)
Income (loss) from continuing operations(1)............  $ 4,242   $ 4,148   $ 8,503   $(3,905)  $ 4,676   $ 3,017   $  (931)
Earnings (loss) per common and common equivalent share
  from continuing operations...........................  $  0.15   $  0.15   $  0.31   $ (0.14)  $  0.18   $  0.16   $ (0.10)
Weighted average common and common equivalent shares...   28,929    27,470    27,417    27,508    26,351    19,245     9,132



                                                                                             DECEMBER 31,
                                                             JUNE 30,     ---------------------------------------------------
                                                               1995         1994       1993       1992       1991      1990
                                                           ------------   --------   --------   --------   --------   -------
                                                           (UNAUDITED)
BALANCE SHEET DATA(2), (3), (4), (5), (6):
Working capital (deficiency).............................    $  5,275     $  4,136   $  3,577   $  1,867   $ 12,936   $(2,961)
Short-term debt, including current maturities of
  long-term debt.........................................    $  1,254     $  1,293   $  1,776   $  2,334   $  2,499   $ 7,172
Long-term debt, net of current maturities................    $ 17,995     $ 14,926   $ 14,193   $  2,575   $  3,530   $ 6,906
Stockholders' equity.....................................    $ 69,588     $ 87,969   $ 77,620   $ 97,255   $ 96,611   $41,263
Total assets.............................................    $116,932     $132,441   $121,236   $128,107   $127,677   $67,873


---------------

(1) Includes restructuring and unusual charges of $10,040,000, $2,250,000 and $1,544,000 in 1993, 1992 and 1991, respectively. See Note 4 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

(2) In April 1995, the Company spun-off its hazardous waste services segment, Republic Environmental Systems, Inc., to the Company's stockholders of record as of April 21, 1995. Accordingly, this segment was accounted for as a discontinued operation and the Company's Consolidated Financial Statements for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations.


(3) In 1992, the Company acquired Stout Environmental, Inc. ("Stout") in a merger transaction accounted for under the pooling-of-interests method of accounting. Accordingly, the financial data presented above for periods prior to that date has been restated as if the Company and Stout had operated as one entity since inception.

(4) In 1992, the Company sold its demolition and excavation subsidiary and the Consolidated Financial Statements were restated to reflect the demolition and excavation operations as a discontinued operation for periods prior to that date.
(5) On August 3, 1995, the Company issued and sold an aggregate of 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. Huizenga, Westbury (Bermuda) Ltd and Mr. Hudson. Also on August 3, 1995, the Company issued and sold an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. Melk. On July 24, 1995, the Company issued and sold 5,400,000 shares of Common Stock in a private placement transaction. On September 7, 1995, the Company issued and sold 5,000,000 shares of Common Stock in an additional private placement transaction. See the Company's unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this Prospectus.

(6) On August 3, 1995, the Company issued 8,000,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. On August 28, 1995, the Company issued 1,090,000 shares of its Common Stock in exchange for all of the outstanding shares of common stock of Kertz. On August 24, 1995, the Company entered into a definitive agreement to acquire all of the outstanding common stock of Southland in exchange for 2,600,000 of Common Stock of the Company. See the Company's unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this Prospectus.

(7) No cash dividends were declared on the Company's Common Stock during the periods presented. See "Price Range of Common Stock and Dividend Policy."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

            THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1995 AND 1994


GENERAL



     The Company will continue its strategy of growing as an integrated solid waste management company by acquiring and integrating existing solid waste collection, disposal and recycling businesses. Management anticipates focusing on acquiring companies that are in markets which can utilize the Company's existing landfill facilities, as well as in markets with attractive, stable third party disposal rates. Further, management anticipates expanding the Company's operations beyond solid waste and electronic security services into other service industries, resulting in a more diversified service company. Management intends to evaluate various types of service industries which are capital intensive, fragmented and have relatively high profit margins, seek out strategic acquisition opportunities in such industries and grow rapidly in such industries through further acquisitions, consolidation and internal growth. Management anticipates that the Company will make acquisitions in the future through the issuance of Common Stock, with the proceeds from the equity transactions consummated in the third quarter of 1995, or from borrowings under a credit facility (see Liquidity and Capital Resources). Accordingly, management contemplates that the Company will replace its existing credit facility with a substantially larger credit facility, the proceeds from which will be used, among other things, to make acquisitions and to expand the Company's existing operations.


RESULTS OF OPERATIONS

CONTINUING OPERATIONS


     In April 1995, the Company distributed the stock of its hazardous waste services subsidiary to the Company's stockholders (see "-- Discontinued Operations"). The following discussion excludes the operational activity and results of the hazardous waste services segment of the Company, which has been included in the accompanying Consolidated Financial Statements as discontinued operations for the periods prior to the distribution.


     The following table presents, for the periods indicated, the percentage relationship which certain captioned items in the Company's unaudited Condensed Consolidated Statements of Operations bear to total revenue and other pertinent data:

                                                                  THREE MONTHS       SIX MONTHS
                                                                      ENDED             ENDED
                                                                    JUNE 30,          JUNE 30,
                                                                  -------------     -------------
                                                                  1995    1994      1995    1994
                                                                  -----   -----     -----   -----
Statements of Operations Data:
  Revenue.......................................................  100.0%  100.0%    100.0%  100.0%
  Cost of operations............................................   66.7    64.7      65.5    63.4
  Selling, general and administrative expenses..................   13.1    15.4      14.4    17.5
                                                                  -----   -----     -----   -----
  Operating income..............................................   20.2%   19.9%     20.1%   19.1%
                                                                  =====   =====     =====   =====

REVENUE

     Revenue increased 23.2% from $13.1 million in the second quarter of 1994 to $16.2 million in the second quarter of 1995 due primarily to the acquisition of businesses in late 1994 and early 1995, as well as increased volume at existing operations. For the six months ended June 30, 1995, revenue increased 24.9% to $29.9 million from $24.0 million in the first six months of 1994. This increase was primarily due to the same factors.

COST OF OPERATIONS AND OPERATING INCOME

     Cost of operations increased $2.3 million, or 27.0%, from $8.5 million in the second quarter of 1994 to $10.8 million in the second quarter of 1995. As a percentage of revenue, these costs were 66.7% and 64.7% in the second quarter of 1995 and 1994, respectively. The increase in cost of operations as a percentage of revenue is attributable to the acquisition of collection businesses in late 1994 and early 1995, which typically have slightly higher operating costs than landfill operations. Cost of operations increased 28.9% from $15.2 million in the six month period ended June 30, 1994 to $19.6 million in the six month period ended June 30, 1995. As a percentage of revenue, these costs increased from 63.4% in 1994 to 65.5% in 1995 as a result of the acquisition of collection businesses, as discussed above.

     Selling, general and administrative expenses increased slightly from $2.0 million in the second quarter of 1994 to $2.1 million in the second quarter of 1995. These expenses decreased from 15.4% to 13.1% of revenue in the second quarter of 1994 and 1995, respectively, largely due to the Company's continued commitment to reduce and control selling, general and administrative expenses by implementing efficiencies and automation within the Company's administrative functions and the increase in the Company's revenue.

     For the six months ended June 30, 1995, selling, general and administrative expenses increased to $4.3 million from $4.2 million in 1994 due primarily to business acquisitions. As a percentage of revenue, these expenses decreased from 17.5% to 14.4% for the six months ended June 30, 1994 and 1995, respectively. The Company constantly reviews its selling, general and administrative costs throughout its businesses in an effort to maintain control of the level of spending for such costs.

INTEREST EXPENSE

     Interest expense increased from approximately $0.3 million in the second quarter of 1994 to $0.4 million in the second quarter of 1995. For the six months ended June 30, 1995, interest expense increased to approximately $0.8 million from approximately $0.5 million for the same period in 1994. These increases are primarily attributable to increased borrowings to finance acquisitions during late 1994 and early 1995, as well as a slight increase in interest rates.

INCOME TAXES

     As part of its tax planning to reduce cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes and recapturing taxes previously paid by acquired companies, among others. When the Company determines that deferred tax assets for which it had previously recorded no benefit are realizable, the impact is recorded as "tax reserve adjustments" in the tax provision. The Company's income tax provision for the first quarter of 1995 was entirely offset by such adjustments and the Company's income tax provision of 38% for the six months ended June 30, 1995 was reduced to an effective tax rate of approximately 21% as a result. The Company's 38% tax provision for the three and six month ended June 30, 1994 was entirely offset by tax reserve adjustments and change in valuation allowance.

INCOME AND EARNINGS PER SHARE

     Income from continuing operations decreased to $1.9 million, or $0.06 per share, in the second quarter of 1995 from $2.4 million, or $0.09 per share, in the second quarter of 1994. As discussed above, this decrease is a result of a 38.0% income tax provision in the 1995 period versus a zero effective tax rate for the same period in 1994. For the six months ended June 30, 1995, income from continuing operations increased slightly to $4.2 million, or $0.15 per share, from $4.1 million, or $0.15 per share, in 1994. The 1994 period does not include a tax provision for the first six months of 1994, as discussed above.

ENVIRONMENTAL AND LANDFILL MATTERS

     The Company provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

DISCONTINUED OPERATIONS


     In February 1995, the Board of Directors approved a plan for the distribution of the stock of the Company's hazardous waste services subsidiary, Republic Environmental Systems, Inc. ("RESI"), to the Company's stockholders of record. On April 26, 1995, the Company's stockholders received one share of RESI's common stock for every five shares of Common Stock owned on April 21, 1995 and approximately 5.4 million RESI shares were distributed to the Company's stockholders (the "Distribution"). RESI's common stock commenced trading on Nasdaq on April 27, 1995 under the trading symbol "RESI." The Company has had no direct ownership interest in RESI since the Distribution. The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation, and accordingly, the accompanying Consolidated Financial Statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations for periods prior to the Distribution. See "Discontinued Operations" under "Results of Operations" for the three years ended December 31, 1994 and see Note 2 of Notes to Consolidated Financial Statements included herein.


LIQUIDITY AND CAPITAL RESOURCES

     On August 3, 1995, following a special meeting of the Company's stockholders, the Company issued and sold an aggregate of 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. DeGroote) and Mr. Hudson, and certain of their assigns for an aggregate purchase price of $37,575,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share for periods ranging from two to four years. Also on August 3, 1995, the Company issued and sold an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. Melk for an aggregate purchase price of $26,500,000 (collectively, the "Equity Investment").


     On July 24, 1995, the Company issued and sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, less fees and commissions, for net proceeds of approximately $70.2 million. On September 7, 1995, the Company issued and sold 5,000,000 shares of Common Stock in an additional private placement transaction for $20.25 per share, less fees and commissions, for net proceeds of approximately $100 million.


     As a result of these transactions, the Company received approximately $234 million in cash in the third quarter of 1995. The Company used a portion of these proceeds to repay certain borrowings, including debt of acquired companies. As a result, the Company currently has cash on hand of approximately $206 million for general corporate purposes.

     The Company made capital expenditures of $3.5 million in the first six months of 1995, which included funds for the expansion of landfill sites, fixed assets for normal replacement and market development. Management anticipates continuing making capital expenditures for the construction of new airspace, upgrading existing equipment and facilities and complying with current and proposed regulations during the remainder of 1995, and expects that these expenditures may significantly exceed those made during the first six months due to growth of the company and business acquisitions.

     Cash flow from operations increased from $4.9 million in the first six months of 1994 to $5.9 million in the first six months of 1995. The Company used this operating cash flow in the first six months of 1995 to repay existing indebtedness, repurchase common stock and make capital expenditures. The Company has in the past made capital expenditures from cash on hand and operating cash flow and anticipates continuing to do so in the remainder of 1995.

     At June 30, 1995, the Company's line of credit consisted of a $35.0 million revolving line of credit facility which was bearing interest at the Eurodollar Offered Rate plus 1.5% (8.25% as of June 30, 1995). The facility included a line of credit with $10.0 million available for standby letters of credit. During the third quarter of 1995, the Company reduced this facility to a $10.0 million letter of credit facility, which currently has approximately $5.3 million of available borrowing capacity. The Company intends to replace this facility with a substantially larger revolving credit facility.


     As previously discussed, the Company will continue to pursue acquisitions in the solid waste, electronic security service and other selected service industries and anticipates financing acquisitions with the proceeds from the above-mentioned equity transactions as well as from the issuance of Common Stock. Management believes that the Company currently has sufficient cash and lines of credit to fund current operations and make acquisitions; however, substantial additional capital may be necessary to fully implement the Company's aggressive acquisition program.


     In October 1994, the Board of Directors authorized the Company to continue its stock repurchase program and to repurchase up to 1.3 million shares or 4.8% of its outstanding Common Stock, through October 1995. Through September 1995, 65,000 shares were repurchased for an aggregate value of approximately $0.2 million and were subsequently retired. The Company's stock repurchase program expires on October 31, 1995 and currently the Company does not plan to repurchase additional common stock.


FINANCIAL CONDITION AT JUNE 30, 1995 COMPARED TO DECEMBER 31, 1994

     The increase in goodwill from $11.3 million as of December 31, 1994 to $13.0 million as of June 30, 1995 is attributable to the acquisition of a solid waste collection company completed in the first quarter of 1995.

     Net assets of discontinued operations decreased from $20.3 million as of December 31, 1994 to zero as of June 30, 1995 due to the Distribution of the hazardous waste services segment which was consummated in April 1995.

     The increase in long-term debt, net of current maturities, from $14.9 million as of December 31, 1994 to $18.0 million as of June 30, 1995 is primarily attributable to borrowings made under the Company's existing line of credit to finance the acquisition of a solid waste company in the first quarter of 1995.

     Total stockholders' equity decreased from $88.0 million as of December 31, 1994 to $69.6 million as of June 30, 1994 primarily due to the Distribution of the hazardous waste services segment in April 1995, offset by net income in the first six months of 1995.

                      THREE YEARS ENDED DECEMBER 31, 1994

GENERAL

     The Company is an integrated solid waste management company providing collection, disposal and recycling services to the public and private sectors and providing certain complementary environmental services, including engineering and remediation. A major component of the Company's growth strategy was the acquisition of existing solid waste landfills and, to a lesser extent, collection, recycling and environmental services businesses which complement the Company's existing facilities.

     Revenue. The Company's revenue from landfill operations is comprised primarily of tipping fees charged to third parties. The Company's revenue from its collection operations consists of fees from residential, commercial and industrial customers. Revenue from the Company's engineering and remediation operations results from contracts which are generally awarded on a competitive bid basis.

     Expenses. Landfill cost of operations includes most daily operating expenses, the legal and administrative costs of ongoing environmental compliance, costs of capital for cell development and accruals for closure and post-closure costs. Certain direct landfill development costs, such as engineering, upgrading, cell construction and permitting costs, are capitalized and depleted based on consumed airspace. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services are expensed as incurred. Cost of operations for the Company's collection operations is primarily variable and includes disposal, labor, fuel and equipment maintenance costs. Cost of operations associated with the engineering and remediation businesses includes primarily labor, costs of subcontractors and supplies.

RESULTS OF OPERATIONS

CONTINUING OPERATIONS

     In 1994, the Company pursued a plan to exit the hazardous waste services segment of the environmental industry. The plan provided for the combination of the Company's hazardous waste services operations in RESI and the distribution of the stock of RESI to the Company's stockholders in 1995. The following discussion excludes the operational activity and results of the hazardous waste services segment of the Company, which has been included in the accompanying Consolidated Financial Statements for all periods presented as discontinued operations.

     The following table presents, for the years indicated, the percentage relationship which certain captioned items in the Company's Consolidated Statements of Operations bear to total revenues and other pertinent data:

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                  1994        1993        1992
                                                                 -------     -------     ------
STATEMENTS OF OPERATIONS DATA:
  Revenue......................................................    100.0%      100.0%     100.0%
  Cost of operations...........................................     63.1        61.8       64.3
  Selling, general and administrative expenses.................     17.4        21.5       21.3
  Restructuring and unusual charges............................       --        24.4        6.4
                                                                 -------     -------     ------
  Operating income.............................................     19.5%       (7.7)%      8.0%
                                                                 =======     =======     ======

  Revenue


     Revenue increased 18.7% from $41.1 million in 1993 to $48.8 million in 1994 due primarily to the acquisition of businesses, as well as internal growth and selective price increases. Revenue increased 16.3% from $35.3 million in 1992 to $41.1 million in 1993. This increase was primarily due to increased revenue contributed by businesses acquired in the last half of 1992 and internal growth reflecting price and volume increases.


  Cost of Operations and Operating Income

     Cost of operations increased $5.4 million, or 21.2%, from $25.4 million in 1993 to $30.8 million in 1994. As a percentage of revenue, these costs were 61.8% and 63.1% in 1993 and 1994, respectively. The increase in cost of operations as a percentage of revenue is attributable to the acquisition of collection businesses in 1994, which typically have slightly higher operating costs than landfill operations. Cost of operations increased 11.9% from $22.7 million in 1992 to $25.4 million in 1993. As a percentage of revenue, these costs decreased from 64.3% in 1992 to 61.8% in 1993 as a result of price increases and the implementation of cost reduction measures.


     Selling, general and administrative expenses decreased from $8.9 million in 1993 to $8.5 million in 1994, or 4.0%. These expenses decreased as a percentage of revenue from 21.5% in 1993 to 17.4% in 1994, largely due to the Company's continued commitment to reduce and control selling, general and administrative expenses by implementing efficiencies and automation within the Company's administrative functions. From 1992 to 1993, selling, general and administrative expenses increased from $7.5 million to $8.9 million due primarily to business acquisitions. As a percentage of revenue, these expenses were approximately 21% for both periods. The Company constantly reviews its selling, general and administrative costs throughout its businesses in an effort to maintain control of the level of spending for such costs.

  Restructuring and Unusual Charges

     In 1993, the Company recorded restructuring and unusual charges of $10.0 million based on the Company's reevaluation of its solid waste operations. As a result of this reevaluation, the Company decided to terminate certain contracts, close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. The write-off of property and equipment and accumulated permitting costs associated with these facilities were included in these restructuring and unusual charges. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals for the costs to defend or settle certain litigation and environmental matters. For further discussion of the restructuring and unusual charges, see Note 4 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.


     In March 1992, the Company acquired Stout Environmental, Inc. in a merger transaction accounted for in accordance with the pooling-of-interests method. In connection with the merger, the Company incurred substantial legal, accounting, consulting and financing costs aggregating $2.2 million, which were recorded as an unusual charge.


  Interest and Other Income

     Interest and other income was approximately $0.1 million for both 1994 and 1993. From 1992 to 1993, interest and other income decreased from $2.4 million to $0.1 million, respectively, primarily as a result of the gain on the sale of certain marketable securities purchased and sold in 1992.

  Interest Expense

     Interest expense increased from approximately $0.7 million in 1993 to $1.1 million in 1994. This increase is primarily attributable to increased borrowings to finance acquisitions during 1994. Interest expense as a percentage of revenue remained constant from 1992 to 1993 at an average of approximately 1.5%.

  Income Taxes

     The Company's income tax provision for 1994 was partially offset by the decrease in the valuation allowance related to the expected realization of deferred tax assets generated as a result of restructuring and unusual charges incurred in the fourth quarter of 1993. The valuation allowance was recorded in 1993 due to the uncertainty surrounding the future utilization of such deferred tax assets. The additional decrease in the tax provision for 1994 was a result of tax planning strategies employed by the Company, such as combining entities to reduce state income taxes, claiming tax credits not previously claimed, recapturing taxes previously paid by acquired companies and adjustments for the resolution of tax matters in amounts more favorable than those originally estimated. The Company's effective tax rate for 1993 and 1992 was 5.7% and 2.4%, respectively.

     The Company changed methods of accounting for income taxes as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," in 1992. SFAS No. 109 requires a change in accounting for income taxes to an asset and liability approach. The cumulative effect of this change was immaterial as the Company had previously accounted for income taxes in accordance with SFAS No. 96, "Accounting for Income Taxes," which was similar in approach.

  Income and Earnings Per Share

     The following table sets forth certain components of income from continuing operations and related earnings per share (in thousands, except per share data):

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1993        1992
                                                                -------     -------     -------
Income (loss) from continuing operations:
  Income from continuing operations before restructuring and
     unusual charges..........................................  $ 8,503     $ 6,135     $ 6,926
  Restructuring and unusual charges                                  --      10,040       2,250
                                                                -------     -------     -------
  Income (loss) from continuing operations....................  $ 8,503     $(3,905)    $ 4,676
                                                                =======     =======     =======
Earnings (loss) per share:
  Income from continuing operations before restructuring and
     unusual charges..........................................  $  0.31     $  0.22     $  0.26
  Restructuring and unusual charges...........................       --       (0.36)      (0.08)
                                                                -------     -------     -------
  Income (loss) from continuing operations....................  $  0.31     $ (0.14)    $  0.18
                                                                =======     =======     =======
Weighted average shares outstanding...........................   27,417      27,508      26,351
                                                                =======     =======     =======


     Income from continuing operations before restructuring and unusual charges increased considerably from $6.1 million in 1993 to $8.5 million in 1994. Earnings per share from continuing operations before restructuring and unusual charges increased to $0.31 in 1994 from $0.22 in 1993. These increases are attributable to the increase in the Company's revenue and continued cost control efforts. From 1992 to 1993, income from continuing operations before restructuring and unusual charges decreased from $6.9 million, or $0.26 per share, to $6.1 million, or $0.22 per share, due to the gain on the sale of marketable securities purchased and sold in 1992. Excluding the gain on the sale of marketable securities, earnings per share from continuing operations before restructuring and unusual charges in 1992 was $0.18.


  Environmental and Landfill Matters

     The Company provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Environmental costs are accrued by the Company through a charge to income in the appropriate period for known and anticipated environmental liabilities.

     The Company periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

DISCONTINUED OPERATIONS

     Spin-off of the hazardous waste services segment. In July 1994, the Company announced the contemplation of a plan to exit the hazardous waste services segment of the environmental industry, and in October 1994, the Board of Directors authorized management to pursue the plan, subject to final approval from the Board of Directors and the resolution of certain legal and financial requirements. The plan provided for the combination of the Company's hazardous waste services operations in its wholly-owned subsidiary, RESI, and the distribution of the stock of RESI to the stockholders of record of the Company.

     In February 1995, the Board of Directors approved the plan of distribution, and on April 26, 1995, the Company's stockholders received one share of RESI's common stock for every five shares of Common Stock owned of record on April 21, 1995. Approximately 5.4 million RESI shares were distributed to stockholders of the Company. The Company has had no direct ownership interest in RESI since the Distribution. The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation, and accordingly, the accompanying consolidated financial statements of the Company for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations. For further discussion of the Distribution, see Note 2 of Notes to Consolidated Financial Statements included herein.


     Sale of the demolition and excavation subsidiary in 1992. In 1992, the Company sold its demolition and excavation subsidiary and recorded a non-cash loss on disposition of $17.6 million. This segment of the Company's business was accounted for as a discontinued operation and, accordingly, the Company's consolidated financial statements report separately the operating results of these discontinued operations through the date of sale in 1992.

FINANCIAL CONDITION AT DECEMBER 31, 1994 COMPARED TO DECEMBER 31, 1993

     Accounts receivable increased from $5.6 million as of December 31, 1993 to $7.4 million as of December 31, 1994 due to the increase in the Company's revenues and the acquisition of businesses in 1994.

     The increase in goodwill from $6.9 million as of December 31, 1993 to $11.3 million as of December 31, 1994 is attributable to the acquisition of solid waste companies completed in 1994.

     Net assets of discontinued operations increased from $16.9 million as of December 31, 1993 to $20.3 million as of December 31, 1994 due to net income generated by the hazardous waste services segment in 1994 and the net increase in the overall intercompany balance between the Company and the hazardous waste services segment as a result of the net transactions between both entities.

     The increase in accounts payable and accrued liabilities from $5.5 million as of December 31, 1993 to $7.2 million as of December 31, 1994 is attributable to the increase in the Company's operations and the acquisition of businesses in 1994.

     Accumulated deficit decreased from $26.8 million to $15.6 million from December 31, 1993 to December 31, 1994, respectively, due to the net income generated by the Company in 1994.

                                    BUSINESS

INTRODUCTION

     The Company, through its subsidiaries, provides integrated solid waste disposal, collection and recycling services to public and private sector customers. The Company currently owns and operates nine solid waste landfills with three located in Texas, two in California and one each in Michigan, North Carolina, Indiana and North Dakota with approximately 1,143 permitted acres and total available permitted disposal capacity of approximately 47.3 million in-place cubic yards as of September 30, 1995. The Company owns fourteen collection companies providing collection service to over 212,000 residential, commercial and industrial customers primarily in areas surrounding its landfill sites and in Florida. The Company also provides a range of related environmental services including engineering, consulting and analysis, remediation and other technical services.


     The Company, through certain recent acquisitions, also is engaged in the electronic security services business, which consists of the sale, installation and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems. Currently, the Company monitors over 30,000 businesses and residences predominately in the Miami/Fort Lauderdale, Orlando and Tampa, Florida areas.



     On August 3, 1995, following a special meeting of the Company's stockholders, the Company appointed a new management team consisting of H. Wayne Huizenga as Chairman of the Board and Chief Executive Officer, Harris W. Hudson as President and a Director, Gregory K. Fairbanks as an Executive Vice President and Chief Financial Officer, and John J. Melk as a Director. Michael G. DeGroote, former Chairman, Chief Executive Officer and President, was named Vice Chairman of the Board, and Donald E. Koogler resigned as a Director but remains as an Executive Vice President and Chief Operating Officer. This new management team is implementing an aggressive growth strategy for the Company, pursuant to which the Company will seek to quickly grow revenue and earnings by acquisitions of solid waste companies, and also will seek to diversify the Company's operations to include other service industries.



     The Company's strategy is to act aggressively in growing as an integrated solid waste management company by acquiring and integrating existing solid waste collection, disposal and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding the Company's operations outside of solid waste management, electronic security services and related lines of business. Management also plans to augment its growth strategy by expanding its existing facilities and increasing marketing efforts related to securing additional long-term contracts and additional volumes at its existing operations.

See "-- Acquisitions".



     In 1994, the Company discontinued its hazardous waste services business through the Distribution in April 1995 of that business segment to the Company's stockholders. See "Results of Operations -- Discontinued Operations" under Management's Discussion and Analysis of Financial Condition and Results of Operations.


     The Company was incorporated in Oklahoma in November 1980 and in May 1991 changed its state of domicile from Oklahoma to Delaware by means of a merger. The Company's common stock is traded on Nasdaq under the trading symbol "RWIN," and is also listed on the Toronto Exchange and trades under the symbol "RWI".

ACQUISITIONS

ACQUISITION STRATEGY


     The Company will continue its strategy of growing as an integrated solid waste management company by acquiring and integrating existing solid waste companies and recycling businesses. Further, management anticipates making acquisitions to expand the Company's operations outside of solid waste management, electronic security services and related lines of business, resulting in a more diversified service company.

Management intends to evaluate various types of service industries which are capital intensive, fragmented and have relatively high profit margins, seek out strategic acquisition opportunities in such industries and grow rapidly in such industries through further acquisitions, consolidation and internal growth.

     In expanding its solid waste operations, management anticipates focusing on acquiring waste collection companies that are in markets which can utilize the Company's existing landfill facilities, as well as in markets with attractive third party disposal fees. The Company also may consider acquiring landfills with significant permitted disposal capacity and certain levels of contracted waste volume. In addition, the Company may focus on what it believes will be the growing number of municipalities seeking to sell landfills, form joint ventures or offer management contracts to operate landfills in response to the growing technical and capital resources required by increasingly stringent federal, state and local regulations.

     The Company generally targets acquisitions in markets where it will be, or can increase its market share to become, a significant provider of integrated waste services in that market. These markets typically are outside major metropolitan areas and tend to have concentrations of industrial businesses requiring solid waste services. However, the Company is not limited to these target market criteria, and as opportunities are identified, the Company may acquire solid waste operations throughout North America.


     In expanding its electronic security operations, the Company's primary goal is to grow its customer base in the residential segments of the business. The Company will target markets where it will be, or can increase its market share to become, a significant provider of electronic security services. The Company seeks to acquire security companies in high growth markets with strong recurring monthly revenues derived from monitoring services. In addition, the Company will seek to achieve economies of scale by acquiring security companies with accounts that can be monitored through the Company's existing central monitoring station. The Company intends to retain local management and sales personnel, where appropriate.



     The Company uses internal acquisition teams, its contacts in the solid waste management and electronic security services industries and its environmental service capabilities to identify, evaluate and acquire waste management companies and electronic security services businesses in attractive markets. Acquisition candidates are evaluated by the Company's internal acquisition teams based on stringent criteria in a comprehensive process which includes operational, legal and financial due diligence reviews.


RECENT ACQUISITIONS


     Hudson Management Corporation and Envirocycle, Inc. On August 3, 1995, the Company issued 8,000,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. (together, "HMC"). HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to over 150,000 commercial, industrial and residential customers.


     Kertz Security Systems, Inc. and Kertz Security Systems II, Inc. On August 28, 1995, the Company issued 1,090,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Kertz. The acquisition was accounted for as a pooling-of-interests business combination. Kertz provides electronic security monitoring and maintenance to over 30,000 residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas.

     Southland Environmental Services, Inc. On August 24, 1995, the Company entered into a merger agreement for the acquisition of Southland in exchange for an aggregate of 2,600,000 shares of Common Stock, subject to pending regulatory approvals and customary closing conditions. The acquisition of Southland is expected to close in October 1995 and will be accounted for as a pooling-of-interests business combination. Southland, through its subsidiaries, provides solid waste collection services to over 70,000 residential, commercial and industrial customers in and around Jacksonville, Florida, owns and operates a construction and demolition landfill, and provides composting and recycling services.

     See the Company's unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this Prospectus.

OPERATIONS

CONTINUING OPERATIONS

     Currently, the Company has organized its continuing operations into two general industry segments: (1) solid waste services and (2) electronic security services.

SOLID WASTE SERVICES

     The Company's solid waste operations include landfill, collection, recycling and certain remediation services and related engineering and consulting services.

     LANDFILLS. The Company owns and operates nine solid waste landfills with approximately 1,143 permitted acres and total available permitted disposal capacity of approximately 47.3 million cubic in-place yards as of September 30, 1995. The in-place capacity of the Company's landfills is subject to change based on engineering factors and requirements of regulatory authorities. Certain of the landfills accept nonhazardous special waste, including utility ash, asbestos and contaminated soils. The majority of the Company's landfill revenues are derived from long-term integrated disposal and collection contracts with industrial customers and municipalities and disposal contracts with certain third party collection companies. The following table provides certain information regarding these landfills as of September 30, 1995:

                                                                                        UNUSED
                                                                  TOTAL    PERMITTED   PERMITTED
        LANDFILL NAME                   MARKETS SERVED           ACREAGE    ACREAGE     ACREAGE
------------------------------  -------------------------------  -------   ---------   ---------
Anderson......................  Northern California               1,200        150        100
C&T Regional..................  Rio Grande Valley, Texas            194         94         55
Cleveland Container...........  Southwest North Carolina            169        116         86
Republic/CSC..................  North Central Texas                 254        254        195
Republic/Imperial.............  Southern California                 160        120         89
Republic/Maloy................  East Central Texas                  389        270        204
Taymouth......................  Central Michigan                    138         43         19
Wabash Valley.................  Northeast Indiana                   103         56         16
St. John's....................  North Central North Dakota          150         40         33
                                                                 -------   ---------      ---
                                                                  2,757      1,143        797
                                                                 =======   =========   =========

     Each of the Company's existing landfill sites have the potential for expanded disposal capacity beyond the currently permitted acreage. The Company monitors the availability of permitted airspace at each of its landfills and evaluates whether to pursue expansion at a given landfill based on estimated future waste volumes, remaining capacity and likelihood of obtaining expansion. Each of the Company's landfills currently has adequate permitted capacity; however, the Company is currently seeking to expand permitted capacity at its Wabash Valley and Republic/Maloy landfills in connection with favorable design modifications.


     COLLECTION. The Company's solid waste collection operations are of two types: industrial and commercial/residential. The Company's strategy is to acquire collection operations within the service areas of its landfills, such that the operations can provide a steady stream of solid waste to its landfills, and in areas with stable, attractive third party disposal fees.



     In its industrial collection operations, the Company supplies its customers with large waste containers known as "roll-off" containers. The Company collects the roll-off containers on a set schedule, and transports the waste to a landfill. Services are provided to individual facilities on a contract basis with terms ranging from a single pickup to a one-year term.



     The Company's commercial/residential collection operations involve the curbside collection of refuse from small containers into collection vehicles for transport to landfills. The Company provides collection service to over 212,000 residential, commercial and industrial customers. Commercial customers generally are serviced pursuant to individual contracts which are for periods of up to five years. Residential households generally are serviced pursuant to contracts with municipal governments for collection in the municipality.

The Company's contracts generally are secured by competitive bids (see
"-- Competition"). The Company currently provides commercial and residential collection services in certain areas of California, Florida, Indiana, Maine, North Carolina, North Dakota, and Texas.


     RECYCLING. Management believes that recycling has and will continue to become an increasingly important component of most major markets solid waste management plans as a result of the public's increasing environmental awareness and expanding federal and state regulations pertaining to waste recycling. The Company currently provides recycling services through two of its subsidiaries, HMC and Living Earth Technology Co. ("LETCO"). The services provided by HMC include the curbside collection of recyclable waste; the operation of a facility where recyclable waste is separated from other waste and is then compacted and packaged for possible sale to third parties or disposal; and the provision of a variety of recycling services, including the segregated collection of cardboard boxes and construction debris for resale to paper manufacturers and others. In Broward and Palm Beach Counties, Florida, HMC receives certain types of commercial and industrial solid waste, which is sorted at its facilities into recyclable materials and non-recyclable waste; the recyclable materials are repackaged and sold to third parties and the non-recyclable waste is disposed of at landfills or incinerators. LETCO recycles yard waste and timber by-products by composting these materials and selling the end product to nurseries, landscape architects and homeowners for landscape and gardening mulch. LETCO, which owns proprietary, non-patented composting technology, has substantial market share in the Houston and Dallas, Texas bulk compost markets. LETCO currently accepts yard waste from the Houston and Dallas, Texas areas and timber by-products from timber companies located in East Texas, Louisiana and Oklahoma.


     REMEDIATION. The Company provides selected environmental remediation services relating to the cleanup and containment of actual or threatened releases of hazardous materials into the environment on both a planned and emergency basis. The Company's solid waste division provides these services through two subsidiaries, Environmental Specialists, Inc. ("ESI") in Kansas City, Missouri and Laughlin Environmental, Inc. ("Laughlin") in Houston, Texas. ESI is an EPA approved emergency response contractor and provides hazardous spill cleanup and other special services on a contract basis. Laughlin provides a broad range of environmental services including remediation and other technical services.


     ENGINEERING AND CONSULTING. The Company's solid waste segment provides engineering and consulting services through Cascade Pacific Engineering, Inc. ("Cascade Pacific"), a subsidiary of the Company. Cascade Pacific specializes in providing services in connection with the design and management of solid waste facilities, including landfill management and design, source reduction and recycling. Cascade Pacific also provides hydrogeological investigations, contamination investigations, property transfer assessments, remediation design and water and waste water systems design. In addition, Cascade Pacific provides general civil engineering activities, some of which relate to its environmental activities. Third parties utilizing Cascade Pacific's services include municipalities, large industrial companies and other environmental service companies.

ELECTRONIC SECURITY SERVICES

     The Company, through its recently acquired Kertz subsidiaries, is engaged in the electronic security services business, which consists of the sale, installation and maintenance of electronic security systems for commercial and residential use, as well as the continuous electronic monitoring of installed security systems. Kertz sells and installs modern electronic devices in its customers' businesses and residences to provide detection of events, such as intrusion or fire. Kertz purchases the components of the systems it sells, installs and maintains from various manufacturers. The products and services marketed in the electronic security services industry by Kertz and others range from basic residential systems that provide entry and fire detection to sophisticated commercial systems incorporating closed circuit television systems and access control. Detection systems may be continuously monitored by centralized monitoring stations which are linked to the customer through telephone lines. Kertz operates a central monitoring station in Fort Lauderdale, Florida, from which it monitors over 30,000 businesses and residences predominantly in the Miami/Fort Lauderdale, Orlando and Tampa, Florida areas by local and long distance telephone lines. Upon detecting an intrusion or other event at a customer's business or residence, the central monitoring station calls the customer and, if necessary, the local police, fire, ambulance or other authorities.

DISCONTINUED OPERATIONS

     On April 26, 1995, the Company completed the Distribution of its hazardous waste services segment. The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the accompanying Consolidated Financial Statements of the Company for all periods presented have been retroactively restated to report separately the net assets and operating results of these discontinued operations. For further discussion of the Distribution, see "Results of Operations -- Discontinued Operations" of Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2 of Notes to Consolidated Financial Statements included herein.

SALES AND MARKETING

     For solid waste services, the Company's sales and marketing strategy is to provide full service environmental management to its customers. The Company targets potential customers of all sizes from small quantity generators to large "Fortune 500" companies, as well as municipalities.

     In expanding its electronic security operations, the Company's primary goal is to grow its customer base in both the commercial and residential segments of the business. The Company will target markets where it will be, or can increase its market share to become, a significant provider of electronic security services.

     The Company believes in maintaining a strong foundation of repeat business. The Company derives its business from a broad clientele base which the Company believes will enable it to experience stable growth. Marketing efforts focus on continuing and increasing business with existing customers, as well as attracting new clients.

CUSTOMERS


     The Company's sales efforts are directed toward establishing and maintaining business relationships with residences and businesses in areas in which the Company operates, which have ongoing requirements for one or more of the Company's services. During 1994, no one customer individually comprised more than 5% of the total revenue of the Company.


REGULATION

     The collection and disposal of solid waste, operation of landfills and rendering of related environmental services are subject to federal, state and local requirements which regulate health, safety, the environment, zoning and land-use. Operating permits are generally required for landfills and certain collection vehicles, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize air and water pollution. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the EPA and various other federal, state and local environmental, health and safety agencies and authorities, including the Occupational Safety and Health Administration of the U.S. Department of Labor.

     The Company strives to conduct its operations in compliance with applicable laws and regulations, but believes that in the existing climate of heightened legal, political and citizen awareness and concerns, companies in the waste management and environmental services industry, including the Company, may be faced with fines and penalties and the need to expend funds for remedial work and related activities at landfills. The Company has established a reserve to cover any potential fines, penalties and costs which management believes will be adequate. While such amounts expended in the past or anticipated to be expended in the future have not had and are not expected to have a materially adverse effect on the Company's financial condition or operations, the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies or other factors could materially alter this expectation.

     The Company's operation of landfills subjects it to certain operating, monitoring, site maintenance, closure and post-closure obligations. In order to construct, expand and operate a landfill, one or more construction or operating permits, as well as zoning approvals, must be obtained. These operating permits and zoning approvals are difficult and time-consuming to obtain, and the issuance of such permits and approvals often is opposed by neighboring landowners and local and national citizens' groups. Once obtained, the operating permits may be subject to periodic renewal and are subject to modification and revocation by the issuing agency. In connection with the Company's acquisition of existing landfills, it often may be necessary to expend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity.

     Governmental authorities have the power to enforce compliance with regulations and permit conditions and to obtain injunctions or impose fines in case of violations. Citizens' groups may also bring suit for alleged violations. During the ordinary course of its operations, the Company may from time to time receive citations or notices from such authorities that its operations are not in compliance with applicable environmental or health or safety regulations. Upon receipt of such citations or notices, the Company will work with the authorities to attempt to resolve the issues raised. Failure to correct the problems to the satisfaction of the authorities could lead to monetary or criminal penalties, curtailed operations or facility closure.

     Federal Regulation. The following summarizes the primary environmental and safety federal statutes of the United States of America affecting the business of the Company:

          (1) The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"). SWDA and its implementing regulations establish a framework for regulating the handling, transportation, treatment and disposal of hazardous and nonhazardous solid wastes. They also require states to develop programs to ensure the safe disposal of solid wastes in sanitary landfills.

          Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In the past, the Subtitle D framework has left the regulation of municipal waste disposal largely to the states. On October 9, 1991, however, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in connection with municipal solid waste landfills.

          States were required by April 9, 1993, pursuant to specific criteria published in a separate rule, to revise their landfill regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be felt for several years. However, other than for financial assurance requirements, all provisions of the final rule became effective October 9, 1993. All of the Company's planned landfill expansions or new landfill development projects have been engineered to meet or exceed these requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations.


          (2) The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. CERCLA imposes liability for the costs of cleanup and for damages to natural resources upon: (a) any person who currently owns or operates a facility or site from which there is a release or threatened release of hazardous substances; (b) any person who owned or operated such a facility or site at the time hazardous substances were disposed of; (c) any person who by contract, agreement or otherwise, arranged for the disposal or treatment (or for transport for disposal or treatment) of hazardous substances owned or processed by such person at such facility or site and (d) any person who accepts or accepted hazardous substances for transport for treatment or disposal at such a facility or site selected by such person. Under the authority of

     CERCLA and its implementing regulations, detailed requirements apply to the manner and degree of remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment.

          Among other things, CERCLA authorizes the federal government either to remediate sites at which hazardous substances were disposed of and have been or are threatened to be released into the environment, or to order (or offer an opportunity to) persons potentially liable for the cleanup of the hazardous substances to do so. In addition, CERCLA requires the EPA to establish a National Priorities List ("NPL") of sites at which hazardous substances have been or are threatened to be released and which require investigation or cleanup.


          Liability under CERCLA is not dependent upon the intentional disposal of "hazardous wastes." It can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of "hazardous substances," including very small quantities of such substances. More than 20% of the sites on the NPL are solid waste landfills which ostensibly never received any "hazardous wastes." Thus, even if the Company's landfills have never received "hazardous wastes" as such, it is possible that one or more hazardous substances may have come to be located at its landfills. Because of the extremely broad definition of "hazardous substances," the same is true of other industrial properties with which the Company has been, or may become, associated as an owner or operator. If this is the case, and if there is a release or threatened release of such substances, the Company could be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at the Company's facilities before the Company acquired or operated them. The costs of a CERCLA cleanup can be very expensive. Given the difficulty of obtaining insurance for environmental impairment liability (see
     "-- Liability Insurance and Bonding"), such liability could have a material impact on the Company's business and financial condition.


          (3) The Federal Water Pollution Control Act of 1972 (the "Clean Water Act"). The Clean Water Act establishes a framework for regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites, into streams, rivers and other waters. Whenever point source runoff from the Company's landfills is to be discharged into surface waters, the Act requires the Company to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. In 1990, the EPA published new storm water discharge regulations which require landfills to apply for a storm water discharge permit unless they are covered under a storm water general permit promulgated by the agency. The new storm water discharge regulations also require a permit for certain construction activities, which may affect the Company's operations. If a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works ("POTW"), the facility must comply with discharge limits imposed by the POTW. In addition, states may adopt groundwater protection programs under the Clean Water Act or Safe Drinking Water Act that could affect solid waste landfills.

          (4) The Clean Air Act. The Clean Air Act establishes a framework for the federal, state and local regulation of the emission of air pollutants. These regulations may impose emission limitations and monitoring and reporting requirements on various of the Company's operations, including landfills and refuse collection trucks owned by the Company. The Clean Air Act Amendments, which were enacted into law at the end of 1990, resulted in the imposition of stringent requirements on many activities that were previously largely unregulated, such as emissions of solvents used in small parts in degreasing baths in the Company's vehicle maintenance shops, as well as imposing more stringent requirements on, among others, motor vehicle emissions.

          (5) The Occupational Safety and Health Act of 1970 (the "OSH
     Act"). The OSH Act authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of these standards, including standards for notices of hazardous chemicals and the handling of asbestos, apply to the Company's operations.

     State Regulation. Each state in which the Company operates has its own laws and regulations governing solid waste disposal, water and air pollution and, in most cases, releases and cleanup of hazardous substances and liability for such matters. The states also have adopted regulations governing the design, operation, maintenance and closure of landfills and transfer stations. The Company's facilities and operations are likely to be subject to many, if not all, of these types of requirements. In addition, the Company's collection and landfill operations may be affected by the trend in many states toward requiring the development of waste reduction and recycling programs. For example, several states have enacted laws that will require counties to adopt comprehensive plans to reduce, through waste planning, composting, recycling or other programs, the volume of solid waste deposited in landfills. Additionally, laws and regulations restricting the disposal of yard waste in solid waste landfills have recently been promulgated in several states. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling also are under consideration by Congress and the EPA.

     Finally, various states have enacted, or are considering enacting, laws that restrict the disposal within the state of solid or hazardous wastes generated outside the state. While laws that overtly discriminate against out of state waste have been found to be unconstitutional, some laws that are less overtly discriminatory have been upheld in court. Challenges to other such laws are pending. The outcome of pending litigation and the likelihood that other such laws will be passed and will survive constitutional challenge are uncertain. In addition, Congress is currently considering legislation authorizing states to adopt such restrictions. If state laws restricting the interstate disposal of solid waste are passed and upheld, the Company's ability to expand its landfill operations could be adversely affected.

     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to consider or adopt various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms,
(iii) imposing fines on alarm subscribers for "false" alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms, and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations.

COMPETITION

     Competition in the Solid Waste Industry; Landfill Alternatives. The waste management industry is highly competitive and requires substantial amounts of capital. Entry into the industry and ongoing operations within the industry require substantial technical, managerial and financial resources. The solid waste industry in the United States is currently dominated by three solid waste companies, WMX Technologies, Inc., Browning-Ferris Industries, Inc. and Laidlaw Inc. Competition in the solid waste industry also comes from a number of regional solid waste companies, including USA Waste Services, Inc., Western Waste Industries, Inc., Mid-American Waste Systems, Inc. and Sanifill, Inc. Some of the Company's competitors have significantly larger operations and greater resources than the Company. In each of its solid waste market areas, the Company competes for landfill business on the basis of disposal fees (commonly known as "tipping fees"), geographical location and quality of operations. The Company's ability to obtain landfill business may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste.

     Further, alternatives to landfill disposal (such as recycling, composting and waste-to-energy) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company s ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. To the extent these are not yet in place, these recycling goals will be phased in over the next few years.

     In its collection business, in addition to national and regional firms and numerous local companies, the Company may compete with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to the availability of tax revenues and tax-exempt financing. The Company competes for collection accounts primarily on the basis of price and the quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract.

     Competition in the Electronic Security Services Industry. The security alarm industry is highly competitive and highly fragmented. The Company's electronic security services business competes with five large national companies, as well as smaller regional and local companies, in all of its operations. Certain of the Company's competitors have greater financial and other resources than the Company. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants.

LIABILITY INSURANCE AND BONDING

     The nature of the Company's solid waste management business exposes it to a significant risk of liability for legal damages arising out of its operations. Such potential liability could involve, for example, claims for cleanup costs, personal injury, property damage or damage to the environment in cases where the Company may be held responsible for the escape of harmful materials; claims of employees, customers or third parties for personal injury or property damage occurring in the course of the Company's operations; or claims alleging negligence or professional errors or omissions in the planning or performance of work. The Company could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible damages, liabilities imposed in environmental litigation can be significant. Although the Company strives to operate safely and prudently and has substantial general and automobile liability insurance coverage, no assurance can be given that the Company will not be exposed to uninsured liabilities which would have a material adverse effect on its financial condition. The majority of the Company's solid waste operations have environmental liability insurance subject to certain limitations and exclusions with limits in excess of those required by permit regulations; however, there is no assurance that such limits would be adequate in the event of a major loss, nor is there assurance that the Company will continue to carry environmental liability insurance should market conditions in the insurance industry make such coverage cost prohibitive. The Company carries commercial general liability insurance, automobile liability insurance, workers' compensation and employer's liability insurance and umbrella policies to provide excess limits of liability over the underlying limits contained in the commercial general liability, automobile liability and employer's liability policies, as well as property insurance.

     In the normal course of business, the Company may be required to post a performance bond or a bank letter of credit in connection with municipal residential collection contracts, the operation, closure or post-closure of landfills, certain remediation contracts and certain environmental permits. Bonds issued by surety companies operate as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds.

EMPLOYEES

     As of September 30, 1995, the Company employed 895 persons, 39 of whom were covered by collective bargaining agreements. The management of the Company believes that it has good relations with its employees.

SEASONALITY

     The Company's solid waste operations can be adversely affected by extended periods of inclement weather, such as rain or snow, which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the expansion of the Company's landfill sites.

GEOGRAPHICAL CONCENTRATION


     The existing subscriber base of the Company's electronic security system business is geographically concentrated in certain metropolitan areas of Florida. Accordingly, their performance may be adversely affected be regional or local economic conditions, regulation or other factors.


                                   PROPERTIES

     The Company's corporate headquarters are located at 200 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida in leased premises. Certain of the property and equipment of the Company and its subsidiaries are subject to liens securing payment of portions of the Company's and its subsidiaries' indebtedness. See Note 8 of Notes to Consolidated Financial Statements included herein for information with respect to debt and capitalized lease obligations on these properties. The Company and its subsidiaries also lease certain of their offices, shop, storage space and equipment. See Notes 9 and 12 of Notes to Consolidated Financial Statements included herein for information with respect to leased properties. For additional information regarding properties owned and operated by the Company, see "Business."

                      LEGAL AND ADMINISTRATIVE PROCEEDINGS

GENERAL CORPORATE PROCEEDINGS


     G.I. Industries, Inc. On May 3, 1991, the Company filed an action against GI Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated by the Company. The Company also sought to recover $0.6 million from GI, plus interest and costs, with respect to a certain financial guaranty provided by the Company in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16.0 million. In August 1993, the Court rendered a ruling in favor of the Company and found that GI did not meet its burden in proving that it could have performed its obligation under the Merger Agreement. GI appealed that decision in September 1993. In March 1995, the United States Court of Appeals for the Ninth Circuit at Pasadena, California (the "Court of Appeals") reversed in part and vacated in part the August 1993 decision and remanded the case back to the Court for further proceedings. The Company filed a motion for reconsideration and suggestion of en banc consideration with the Court of Appeals in an effort to restore the original ruling denying GI's claim. On May 12, 1995, the Court of Appeals denied the motion and suggestion. The Company filed a petition for writ of certiorari with the United States Supreme Court, which was denied. The Court has commenced proceedings that may lead to a trial on damages that may be awarded to GI.


     Subsequent to the Company's seeking recovery from GI for the guaranty, GI filed for protection under Chapter 11 of the Bankruptcy Code. The Company is a secured creditor and anticipates a complete recovery of the $0.6 million, plus interest and costs, including attorneys' fees.

     A&B Investors, Inc. On November 9, 1992, A&B Investors, Inc. ("A&B") filed an action against the Company in the District Court of Harris County, Texas alleging, among other claims, breach of contract and securities fraud. In July 1995, this matter was resolved in an out-of-court settlement which did not have a material effect on the Company's results of operations or consolidated financial position.


     Western Waste Industries, Inc. Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 in the District Court of Harris County, Texas for various causes of action including interference with business relations is seeking $24.0 million in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. The case is currently scheduled for trial in early 1996.

     The Company is also a party to various other general corporate legal proceedings which have arisen in the ordinary course of its business. While the results of these matters, as well as matters described above, cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's business or consolidated financial position; however, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations for the quarterly periods in which they are resolved.

ENVIRONMENTAL MATTERS

     Imperial Landfill Filter Waste Issue. In 1992, the Company received notices from Imperial County, California (the "County") and the Department of Toxic Substances Control ("DTSC," a department of the EPA of the State of California) which alleged that spent filter elements (the "Filters") from geothermal power plants which had been deposited at the Company's Imperial Landfill for approximately five years were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste because waste associated with the production of geothermal energy is exempted from the federal classification of hazardous waste under 40 CFR Part 261.4(b)(5).

     In February 1993, the DTSC denied the Company's October 1992 request to classify the Filters as "special waste" under California regulations. DTSC's denial indicated that the Filters met all technical and analytical requirements for reclassification as a special waste, but that a procedural requirement related to the timing of the reclassification request was not met. The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to seek a variance under California regulations which will reclassify the Filters as a special waste, irrespective of the reclassification application submittal timing issue, and allow the Filters to be left in the landfill. If this occurs, the state, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and that the affected area accept no additional waste. In the event that the variance is not granted, the Regional Water Quality Control Board and Integrated Waste Management Board will determine what remedial measures must be taken based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit in the United States District Court for the Southern District of California against the known past and present owners and operators of the geothermal power plants, the Ormesa I, IE, IH and II plants in Holtville, California, for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, alleging claims for (i) CERCLA response costs recovery, (ii) intentional misrepresentation, (iii) negligent misrepresentation, (iv) negligence, (v) strict liability, (vi) continuing trespass, (vii) nuisance, (viii) breach of contract and (ix) breach of implied covenant of good faith and fair dealing. The Company seeks to recover actual expenses and punitive damages. Discovery and regulatory studies are proceeding. The Company believes it will prevail, but no amounts have been accrued for any recovery of damages.

     Imperial Landfill Permit. One of the Company's landfills, the Imperial Landfill, currently exceeds its permitted daily tonnage capacity and is involved in negotiations with the California Integrated Waste Management Board regarding expansion of its daily tonnage capacity. Imperial Landfill received a notice of violation regarding this issue in late 1989 and has since applied for a modification of its permit to increase the allowed daily tonnage from 50 tons up to a maximum of 1,000 tons. In addition, pursuant to the terms of the acquisition, permits with respect to the landfill must be transferred to the Company. Temporary written approval has been given by Imperial County, California and the California Integrated Waste Management Board for the Company to operate the landfill and for the landfill to receive in excess of 50 tons per day while the permit modification and transfer are being reviewed.

     The Company is also a party to various other environmental proceedings related to its solid waste services operations which have arisen in the ordinary course of its business. Although it is possible that losses exceeding amounts already recorded may be incurred upon the ultimate resolution of these matters, as well as the matters described above, management believes that such losses, if any, will not have a material adverse effect on the Company's business or consolidated financial position; however, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations for the quarterly periods in which they are resolved.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth below certain information with respect to those individuals who serve as members of the Board of Directors and executive officers of the Company.


             NAME                AGE                       POSITION
---------------------------------------------------------------------------------------
H. Wayne Huizenga.............    57   Chairman of the Board and Chief Executive
                                       Officer
Michael G. DeGroote...........    61   Vice Chairman of the Board
Harris W. Hudson..............    53   President and a Director
J.P. Bryan....................    55   Director
Rick L. Burdick...............    43   Director
John J. Melk..................    56   Director
Gregory K. Fairbanks..........    41   Executive Vice President and Chief Financial
                                       Officer
Donald E. Koogler.............    45   Executive Vice President and Chief Operating
                                       Officer
J. Ronald Castell.............    56   Senior Vice President
Robert A. Guerin..............    52   Senior Vice President
Richard L. Handley............    48   Senior Vice President and General Counsel
Robert J. Henninger, Jr.......    46   Senior Vice President


     The Board of Directors currently consists of six members. Pursuant to a contractual commitment with the Company, Mr. Huizenga has the right to nominate one additional member to be elected to serve on the Board of Directors. The Board of Directors is divided into three classes, one class of which is elected each year to hold office for a three-year term and until successors are elected and qualified. Successors to those directors whose terms have expired are required to be elected by stockholder vote while vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors. The executive officers named above were elected to serve in such capacities until the next annual meeting of the Board of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of the directors and executive officers of Republic.


     H. WAYNE HUIZENGA has served as the Chairman of the Board and Chief Executive Officer of the Company since August 3, 1995. Mr. Huizenga has served as the Vice Chairman of Viacom Inc. ("Viacom") since September 1994, and as a Director of Viacom since 1993 and of its principal subsidiaries, Viacom International Inc. and Paramount Communications Inc., which are diversified entertainment and communications companies, since 1993 and 1994, respectively. Mr. Huizenga served as the Chairman of the Board of the Blockbuster Entertainment Group, a division of Viacom, from September 1994, at which time Viacom acquired Blockbuster Entertainment Corporation ("Blockbuster") through a merger, until September 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster into the world's largest video and music retailer. Mr. Huizenga also served as the President of Blockbuster from April 1987 to June 1988. Mr. Huizenga also co-founded Waste Management, Inc., now known as WMX Technologies, Inc. ("Waste Management"), the world's largest integrated environmental services company, in 1971 and served in various capacities, including the President, the Chief Operating Officer and a Director from its inception until 1984. Mr. Huizenga also owns or controls the Miami Dolphins, Florida Marlins and Florida Panthers professional sports franchises, as well as Joe Robbie Stadium, in South Florida. In addition, Mr. Huizenga serves as the Chairman of the Board of Spelling Entertainment Group Inc.


     MICHAEL G. DEGROOTE has served as the Vice Chairman of the Company since August 3, 1995. Mr. DeGroote had served as the Chief Executive Officer of the Company since May 1991, and had served as

Senior Chairman of the Board of the Company from May 1991 to August 1991. He served as Chairman of the Board and President of the Company from August 1991 until August 3, 1995. Mr. DeGroote owned a controlling interest in Laidlaw Inc. ("Laidlaw"), a Canadian company, from 1959 until he sold his interest in 1988. Laidlaw is the third largest waste service company in North America and the largest operator of school buses with over 28,000 vehicles. Mr. DeGroote served as the Chairman of the Board and Chief Executive Officer of Laidlaw from 1959 until June 1990, when he resigned from those positions to pursue personal business matters. Mr. DeGroote has served as a Director of Gulf Canada Resources Ltd. ("Gulf Canada") since May 1995.


     HARRIS W. HUDSON has served as the President and a Director of the Company since August 3, 1995. From May 21, 1995 until August 3, 1995, Mr. Hudson had served as a consultant to the Company. Mr. Hudson founded and since inception in 1983 has served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company, and of Envirocycle, Inc., a recycling company, both of which were acquired by the Company on August 3, 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management, and its predecessor.


     J.P. BRYAN has served as a Director of the Company since May 1991 and also was a Director of the Company from August 1990 until March 1991. Since January 1995, Mr. Bryan has served as President and Chief Executive Officer of Gulf Canada, which is engaged in oil and gas exploration and production. Since 1981, Mr. Bryan has served as the Chairman of the Board and Chief Executive Officer of Torch Energy Advisors Inc., a subsidiary of Torchmark Corporation, engaged in the management of institutional holdings in energy-related fields and has, since March 1990, held the same positions with Nuevo Energy Company, a company involved in the oil and gas industry. Mr. Bryan also currently serves on the Board of Directors of Bellweather Exploration Company, an oil and gas exploration company.

     RICK L. BURDICK has been a Director of the Company since May 1991. Since June 1995, Mr. Burdick has served as a Director of J. Ray McDermott, S.A. Mr. Burdick is the sole shareholder of a professional corporation which is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a limited liability partnership including professional corporations.

     JOHN J. MELK has served as a Director of the Company since August 3, 1995. Mr. Melk has been Chairman and Chief Executive Officer of H20 Plus Inc., a bath and skin care product and retail business, since 1988. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984, he held various positions with Waste Management and its subsidiaries, including President of Waste Management International, plc., a subsidiary of Waste Management. Mr. Melk also serves as a Director of Psychemedics Corporation. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.

     GREGORY K. FAIRBANKS has served as an Executive Vice President and the Chief Financial Officer of the Company since August 3, 1995. From May 21, 1995 until August 3, 1995, Mr. Fairbanks served as a consultant to the Company. Mr. Fairbanks served as a Senior Vice President and the Chief Financial Officer of Blockbuster from June 1992 through September 1994, at which time Blockbuster was acquired by Viacom in a merger. He also served as the Treasurer of Blockbuster from March 1993 until September 1994. From October 1980 until he joined Blockbuster in June 1992, Mr. Fairbanks served in a number of finance related capacities for Waste Management International, plc., the latest as Chief Financial Officer (from 1987 through 1992) and Executive Vice President (from 1991 through 1992). Prior to October 1980, Mr. Fairbanks was employed by Arthur Andersen & Co., an international public accounting firm, for approximately four years. From September 1994 to May 21, 1995, Mr. Fairbanks was a consultant to the Blockbuster Entertainment Group, a division of Viacom.

     DONALD E. KOOGLER has served as an Executive Vice President and the Chief Operating Officer of the Company since May 1991. From May 1991 until August 3, 1995, Mr. Koogler also served as a Director of the Company. In September 1990, Mr. Koogler founded K&K Investment and Consulting Services and served as its President until May 1991. Mr. Koogler joined Laidlaw as a Vice President in 1985 and became an

Executive Vice President in October 1987. Mr. Koogler also served as Vice President of Waste Management, Inc. from 1980 until 1985. Mr. Koogler has been employed in the solid waste industry for over 25 years, in various executive positions.


     J. RONALD CASTELL joined the Company as a Vice President on August 3, 1995, and was promoted to Senior Vice President on October 2, 1995. From September 1994 until joining the Company, he served as a consultant to Viacom. Prior to that, Mr. Castell was Senior Vice President of Programming and Communications for Blockbuster from August 1991 until September 1994 and was Senior Vice President of Programming and Merchandising from February 1989 until August 1991. From October 1985 to February 1989, he was Vice President of Marketing and Merchandising at Erol's, then a chain of two hundred video stores headquartered in the Washington, D.C. area.


     ROBERT A. GUERIN became Senior Vice President of the Company on August 3, 1995. From September 1994 until joining the Company, he served as a consultant to Viacom. Prior to that, Mr. Guerin was Senior Vice President of Domestic Franchising for Blockbuster from January 1992 until September 1994, was Senior Vice President of Administration and Development for Blockbuster from October 1989 until December 1991, and was a Vice President of Blockbuster from March 1988 until October 1989. From March 1986 to March 1988, Mr. Guerin served as Vice President and Region Manager of Waste Management of North America, Inc., a subsidiary of Waste Management, where he was responsible for operations with over 6,000 employees. From June 1982 to March 1986, he served as President of Wells Fargo Armored Service Corp., a transporter of currency and valuables with over 7,000 employees.


     RICHARD L. HANDLEY joined the Company on October 2, 1995 as a Senior Vice President and the General Counsel. From June 1993 until joining the Company, he was a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry. Prior to that, Mr. Handley was Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, from July 1990 until May 1993, Associate General Counsel of Waste Management of North America, Inc. from January 1987 to June 1990, and legal counsel to Waste Management Energy Systems, Inc., a waste-to-energy company, from September 1985 to January 1987, all of which companies were affiliates or subsidiaries of Waste Management. Prior to September 1985, Mr. Handley was a lawyer in private practice in Chicago, Illinois.



     ROBERT J. HENNINGER, JR. has served as a Senior Vice President of the Company since October 2, 1995. From September 1994 until joining the Company, he served as a consultant to Viacom, and from July 1994 until September 1994, he served as Senior Vice President and Chief Administrative Officer of Blockbuster. Prior to July 1994, Mr. Henninger was employed by Arthur Andersen & Co., an international public accounting firm, for 23 years, and had been Managing Partner of the firm's Fort Lauderdale, Florida office since 1984.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings and took four actions by unanimous written consent in lieu of meeting during 1994. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

     The Board of Directors has established three committees, the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee, which took five actions by unanimous written consent in lieu of meetings during 1994, consisted of Messrs. DeGroote and Burdick until August 3, 1995, and since that date has consisted of Messrs. Huizenga, Hudson and DeGroote. The Executive Committee has full authority to exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as reserved by the Board of Directors. The Executive Committee does not have the power to elect or remove officers, approve a merger of the Company, recommend a sale of substantially all of the Company's assets, recommend a dissolution of the Company, amend the Company's By-laws or Certificate of Incorporation, declare dividends on the Company's outstanding securities, or, except as expressly authorized by the Board, issue any Common Stock or preferred stock. By action of the Board of Directors on

August 3, 1995, the Executive Committee has certain limited authority to approve the issuance of Common Stock in connection with certain types of mergers and acquisitions by the Company.

     The Audit Committee, which held two meetings during 1994, consisted of Messrs. Koogler, Bryan and Burdick until August 3, 1995, and since that date has consisted of Messrs. Bryan, Burdick and DeGroote. The Audit Committee has the power to oversee the retention, performance and compensation of the independent public accountants for the Company, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate.

     The Compensation Committee, which was established by the Board of Directors in February 1993, consisted of Messrs. DeGroote and Burdick until August 3, 1995, and since that date has consisted of Messrs. Melk, DeGroote and Bryan. The Compensation Committee held one meeting and took three actions by unanimous written consent during 1994. The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and officers, and administers the Company's 1991 Stock Option Plan and 1995 Employee Stock Option Plan.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was established by the Board of Directors in February 1993 and Messrs. DeGroote and Burdick were appointed to the Compensation Committee at that time. Mr. DeGroote was the Chairman of the Board, President and Chief Executive Officer of the Company until August 3, 1995. On August 3, 1995, the Board of Directors appointed Mr. DeGroote as its Vice Chairman (a non-officer position), and appointed three of its non-employee directors, Messrs. Melk, DeGroote and Bryan to the Compensation Committee.

     Mr. Burdick is the sole shareholder of a professional corporation which is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. which renders legal services to the Company.

COMPENSATION TABLES

     The following tables set forth information with respect to those persons who were, at December 31, 1994, (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company (collectively, the "Named Officers"). The principal positions described with respect to the Named Officers relate to the positions held by such persons as of December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                                                         AWARDS
                                                                      ------------
                                                                       SECURITIES
                                                                       UNDERLYING
                                                                       WARRANTS/
                              ANNUAL COMPENSATION         OTHER         OPTIONS
   NAME AND PRINCIPAL      -------------------------      ANNUAL      TO PURCHASE     ALL OTHER
        POSITION           YEAR    SALARY      BONUS   COMPENSATION   COMMON STOCK   COMPENSATION
-------------------------  ----   --------     -----   ------------   ------------   ------------
Michael G. DeGroote......  1994         --       --            --             --             --
  (Chairman, President     1993         --       --            --             --             --
  and Chief Executive      1993         --       --            --             --             --
  Officer)
Donald E. Koogler........  1994         --(1)    --            --             --             --
  (Director, Executive     1993   $228,752       --            --        240,000(2)          --
  Vice President and       1992   $225,000       --      $210,854(3)          --             --
  Chief Operating
  Officer)
Douglas R. Gowland.......  1994   $204,613       --            --             --             --
  (Senior Vice             1993   $204,800       --      $ 30,874(4)     275,000(2)          --
  President)(5)            1992   $187,249(6)    --            --        300,000(2)    $ 83,870(7)

---------------

(1)   Mr. Koogler elected to defer the receipt of 1994 compensation totaling $235,425 until
      January 1, 1997. See "Compensation Committee Report on Executive Compensation" herein for information regarding the Non-qualified Deferred Plan.
(2)   See "Executive Warrants" below for information regarding these warrants.
(3)   Consists of reimbursements to Mr. Koogler for the expenses and losses incurred by him associated with the sale of his residences upon relocation to Houston, Texas in June
      1991, in connection with his employment with the Company, and to Atlanta, Georgia in
      December 1991, due to relocation of the Company's corporate office.
(4)   Consists of reimbursements to Mr. Gowland for the expenses incurred by him associated with the sale of his residence and relocation to Philadelphia, Pennsylvania in
      November 1993, due to the reorganization of the hazardous waste services segment operations.

(5)   Mr. Gowland's employment with the Company ended on April 26, 1995, in connection with the Distribution of RESI.
(6)   Mr. Gowland's employment with the Company began January 13, 1992.
(7)   Mr. Gowland received compensation for consulting services rendered in connection with an acquisition completed by the Company in 1992 pursuant to an agreement in place prior to his employment with the Company.

  AGGREGATED WARRANT EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END WARRANT
                                     VALUE

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                           UNEXERCISED WARRANTS AT      IN-THE-MONEY WARRANTS AT
                                  SHARES                      DECEMBER 31, 1994           DECEMBER 31, 1994(1)
                                 ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Michael G. DeGroote...........        --          --       600,000        400,000            --             --
  (MGD Holdings) (Chairman,
  President and Chief
  Executive Officer)
Donald E. Koogler.............        --          --       180,000        120,000            --             --
  (Director, Executive Vice
  President and Chief
  Operating Officer)
Douglas R. Gowland............        --          --       145,000        155,000            --             --

---------------

(1) None of the unexercised warrants were "in-the-money" as all of the various warrant prices exceeded the market price of the Company's Common Stock at December 31, 1994.

EXECUTIVE WARRANTS

     The Board of Directors approved the issuance of warrants to Messrs. Koogler and Gowland for the purchase of shares of Common Stock at an exercise price based on the market price of Common Stock on the date of issuance (the "Executive Warrants") as compensation for their continued service as officers of the Company. In connection with the Distribution of RESI, Mr. Gowland resigned as a Senior Vice President of the Company; however, the Company agreed not to terminate his Executive Warrants given his position with RESI. Executive Warrants are exercisable, with respect to each portion vested, for a period of four years following such vesting. Each of Messrs. Koogler and Gowland was required to execute a non-competition agreement in connection with the Executive Warrants.

     DONALD E. KOOGLER. Mr. Koogler was granted Executive Warrants to purchase 300,000 shares of Common Stock at an exercise price of $9.00 per share in 1991. Mr. Koogler's warrants vested in increments of 20% per year over a five year period with the first 20% (or 60,000 warrants) having vested May 31, 1992. In May 1993, the Company canceled the unvested portion of Mr. Koogler's Executive Warrants (or 240,000 warrants) and re-issued to Mr. Koogler Executive Warrants to purchase 240,000 shares of Common Stock at an exercise price of $4.00 per share. The grant of Executive Warrants in 1993 to Mr. Koogler vests in increments of 25% per year over a four year period with 75% (or 180,000 warrants) having vested as of May 31, 1995.

     DOUGLAS R. GOWLAND. Mr. Gowland had been granted Executive Warrants to purchase 300,000 shares of Common Stock at an exercise price of $12.75 per share. Mr. Gowland's warrants vested in increments of 5/12 of 20% (25,000 warrants) on May 31, 1992, 20% per year over the subsequent four years through May 31, 1996, and the remaining 7/12 of 20% vest December 31, 1996. In May 1993, the Company canceled the unvested portion of Mr. Gowland's Executive Warrants (or 275,000 warrants) and re-issued to Mr. Gowland Executive Warrants to purchase 275,000 shares of Common Stock at an exercise price of $4.00 per share. The grant of Executive Warrants in 1993 to Mr. Gowland vests in increments of 60,000 warrants per annual period beginning May 31, 1992 and the remaining 35,000 vest at December 31, 1996. As of May 31, 1995, Executive Warrants to purchase 180,000 shares of Common Stock had vested.

1994 NON-EMPLOYEE DIRECTOR WARRANTS

     In May 1994 and 1995, the Board of Directors and stockholders of the Company approved the issuance of warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.69 per share to each of Messrs. Bryan and Burdick, each non-employee directors of the Company, as compensation for continuing service on the Board of Directors (the "Non-Employee Director Warrants"). The Non-Employee Director Warrants vest over a five year period in increments of 20%, commencing on May 31, 1995, are exercisable for a period of four years after vesting and terminate on or about the termination of the non-employee director's service as a director of the Company. On August 3, 1995, the Board of Directors approved an amendment to the Non-Employee Director Warrants to accelerate the vesting of all of the Non-Employee Director Warrants and make them immediately exercisable in full, with such amendment to the Non-Employee Director Warrants to become effective subject to and upon approval of the Company's stockholders, which the Company expects to obtain during the fourth quarter of 1995.

CONSULTING AGREEMENTS

     On May 21, 1995, the Company entered into Consulting Agreements with Messrs. Hudson and Fairbanks pursuant to which such individuals provide consulting services to the Company. In connection therewith, the Company granted each of Messrs. Hudson and Fairbanks options to purchase 150,000 and 100,000 shares of Common Stock, respectively, at an exercise price of $3.875 per share, under the Company's 1991 Stock Option Plan. These options vest at a rate of one-third per year over a three-year period from the date of grant. On August 3, 1995, upon being appointed as officers of the Company, the Board of Directors terminated the Consulting Agreements and amended the stock option grants to allow Messrs. Hudson and Fairbanks' options to continue to vest through their tenure of service as employees of the Company.

CHIEF EXECUTIVE OFFICER OPTIONS


     On August 3, 1995, the Compensation Committee of the Board of Directors approved a grant of options under the Company's 1991 Stock Option Plan to purchase 1,000,000 shares of Common Stock, exercisable at a price of $24.75 per share, to Mr. Huizenga for his services to be performed as Chairman and Chief Executive Officer of the Company (the "CEO Options"). The CEO Options vested immediately and are presently exercisable in full. Mr. Huizenga will not be paid any cash salary or bonuses for his services to the Company, given his substantial ownership position in the Company. Accordingly, any benefit realized by Mr. Huizenga from his compensation arrangement will be derived solely from increases in the value of the Common Stock of the Company, giving him an additional incentive in the success of the Company.


NON-EMPLOYEE DIRECTOR STOCK OPTIONS

     On August 3, 1995, the Board of Directors approved amendments to the 1995 Non-Employee Director Stock Option Plan of the Company (the "Director Plan") principally to provide for an automatic grant of an option to purchase 50,000 shares of Common Stock to each member of the Board of Directors who becomes or joins the Board as a non-employee director, and to further provide an additional automatic grant of an option to purchase 10,000 shares of Common Stock on the first day of each fiscal year thereafter to each non-employee director continuing to serve on the Board at such dates. All options granted under the Director Plan, as amended, will be fully vested and immediately exercisable in full. Under the Director Plan, as amended, each automatic grant of options to a non-employee director remains exercisable so long as such Director remains a member of the Board, and are exercisable at a price per share equal to the market value of a share of Common Stock on Nasdaq as of the date it was automatically granted. In accordance with the Director Plan, as amended, on August 3, 1995, Messrs. Melk and DeGroote each received an automatic grant of options to purchase 50,000 shares of Common Stock at an exercise price of $24.75 per share. The amendment to the Director Plan, and the automatic grants made thereunder to Messrs. Melk and DeGroote, will become effective subject to and upon approval of the Company's stockholders, which the Company expects to obtain during the fourth quarter of 1995.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of September 21, 1995, by (i) each person who is known by the Company to own beneficially 5% or more of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Share amounts and percentages shown for each entity, individual or group in the table are adjusted to give effect to shares of Common Stock that are not outstanding but may be acquired by a person upon exercise of all options and warrants exercisable by such entity, individual or group within 60 days of September 21, 1995. However, such shares of Common Stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.


                                                                     SHARES BENEFICIALLY
                                                                            OWNED
                           NAME AND ADDRESS                         ----------------------
                         OF BENEFICIAL OWNER                          NUMBER       PERCENT
    --------------------------------------------------------------  ----------     -------
    H. Wayne Huizenga(1)..........................................  14,000,000       20.9%
      200 South Andrews Avenue
      Fort Lauderdale, Florida 33301
    MGD Holdings Ltd.(2)..........................................  12,700,000       21.6
      Victoria Hall
      11 Victoria Street
      P.O. Box HM 1065
      Hamilton, HMEX Bermuda
    Westbury (Bermuda) Ltd.(3)....................................   4,050,000        6.7
      Victoria Hall
      11 Victoria Street
      P.O. Box HM 1065
      Hamilton, HMEX Bermuda
    Michael G. DeGroote(4)........................................  16,750,000       27.2
      Victoria Hall
      11 Victoria Street
      P.O. Box HM 1065
      Hamilton, HMEX Bermuda
    Harris W. Hudson(5)...........................................   9,800,000       16.5
      200 East Las Olas Boulevard
      Suite 1400
      Fort Lauderdale, Florida 33301
    Gregory K. Fairbanks(6).......................................     300,000          *
    Donald E. Koogler(7)..........................................     120,000          *
    J.P. Bryan(8).................................................      35,000          *
    Rick L. Burdick(9)............................................      10,000          *
    John J. Melk(10)..............................................   1,350,000        2.3
    All directors and executive officers as a group (10
      persons)....................................................  42,655,000       58.8


---------------

  *  Less than 1 percent

 (1) The aggregate amount of Common Stock beneficially owned by Mr. Huizenga consists of 5,000,000 shares owned directly by him, presently exercisable warrants to purchase 4,000,000, 2,000,000 and 2,000,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively, and vested options to purchase 1,000,000 shares of Common Stock at an exercise price of $24.75 per share.

 (2) The aggregate amount of Common Stock beneficially owned by MGD Holdings, a Bermuda corporation controlled by Mr. DeGroote, consists of 11,900,000 shares directly owned by MGD Holdings. MGD Holdings also owns Management Warrants to purchase up to 1,000,000 shares of Common Stock at an exercise price of $9.00 per share, 800,000 of which have vested as of the date hereof.
 (3) The aggregate amount of Common Stock to be beneficially owned by Westbury (Bermuda) Ltd., a Bermuda corporation controlled by Mr. DeGroote ("Westbury"), consists of 1,350,000 shares owned directly by it and presently exercisable warrants to purchase 1,350,000, 675,000 and 675,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively.
 (4) The aggregate amount of Common Stock beneficially owned by Mr. DeGroote consists of the shares beneficially owned by MGD Holdings and Westbury. Mr. DeGroote is the sole stockholder, the President and a director of MGD Holdings and Westbury.
 (5) The aggregate amount of Common Stock beneficially owned by Mr. Hudson consists of 8,600,000 shares owned directly by him and presently exercisable warrants to purchase 600,000, 300,000 and 300,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively.
 (6) The aggregate amount of Common Stock to be beneficially owned by Mr. Fairbanks consists of 100,000 shares owned directly by him and presently exercisable warrants to purchase 100,000, 50,000 and 50,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively.
 (7) The aggregate amount of Common Stock beneficially owned by Mr. Koogler consists of executive warrants to purchase 180,000 shares of Common Stock at an exercise price of $4.00 per share, 120,000 of which have vested as of the date hereof.
 (8) The aggregate amount of Common Stock beneficially owned by Mr. Bryan consists of an option to purchase 25,000 shares of Common Stock at an exercise price of $10.25 per share, and warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.69 per share, 10,000 of which have vested as of the date hereof.
 (9) The aggregate amount of Common Stock beneficially owned by Mr. Burdick consists of warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.69 per share, 10,000 of which have vested as of the date hereof.

(10) The aggregate amount of Common Stock beneficially owned by Mr. Melk consists of 1,100,000 shares owned directly by him and vested warrants to purchase 100,000, 50,000 and 50,000 shares of Common Stock at exercise prices of $4.50, $5.50 and $7.00 per share, respectively, and 50,000 shares held by his wife. Mr. Melk disclaims beneficial ownership of the shares held by his wife.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain agreements and transactions between or among the Company and certain related parties. It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on the Company's experience in the waste industry and the terms of its transactions with unaffiliated parties, it is the Company's belief that all of the transactions described below involving the Company met that standard at the time such transactions were effected.

MANAGEMENT AGREEMENT AND MANAGEMENT WARRANTS

     In June 1991, the Company entered into a management agreement (the "Management Agreement") with MGD Holdings in which MGD Holdings provides executive, operational and management services to the Company. Warrants dated as of June 7, 1991, to purchase 1,150,000 shares of Common Stock were issued by the Company to MGD Holdings at an exercise price of $9.00 per share (the "Management Warrants") for services to be rendered pursuant to the Management Agreement. In 1992, Management Warrants to purchase 150,000 shares of Common Stock were assigned by MGD Holdings to a former employee of MGD Holdings who is currently an unrelated third party. The Management Warrants vest at the rate of 20% per year over a five year period. Currently, Management Warrants to purchase 800,000 shares of Common Stock have vested. The Management Warrants are exercisable, with respect to each portion vested, for a period of four years following such vesting. The Management Agreement may be terminated by either party under certain circumstances. Mr. Huizenga, the Company's Chairman and Chief Executive Officer since August 3, 1995, has the authority, under certain contractual commitments, to cause the Company to terminate the Management Agreement. In the event of termination of the Management Agreement by the Company, the holder will become vested in all remaining Management Warrants; however, in the event of termination by MGD Holdings, the holder will forfeit all remaining unvested Management Warrants. The Management Warrants also fully vest in the event of the death or incapacity of Mr. DeGroote, the President and sole stockholder of MGD Holdings, or the loss of effective control of the Company by MGD Holdings.

TRANSACTIONS AND OTHER EVENTS

     Mr. Hudson owns several corporations which own 5 parcels of real property in various locations in Florida which are leased to various subsidiaries of HMC, a subsidiary of the Company. Such leases were entered into by the corporations owned by Mr. Hudson and the HMC subsidiaries several years prior to the August 3, 1995 acquisition of HMC by the Company. Total lease payments payable by the HMC subsidiaries to the corporations owned by Mr. Hudson aggregate approximately $27,000 per month. The Company is in the process of obtaining independent appraisals of the fair market values of the properties leased by the HMC subsidiaries, and the Company intends to purchase all of such leased properties for an amount equal to the appraised values thereof from the corporations owned by Mr. Hudson during the fourth quarter of 1995.

     After August 3, 1995, the Company began making payments to a corporation owned by Mr. Huizenga for the business use of certain aircraft owned by such corporation. Such payments may exceed $60,000 during the current fiscal year. The Company believes that the terms of its use of the aircraft are more favorable to the Company than it could have obtained from an unaffiliated party and expects to continue to use the aircraft on such terms in the future.

                          DESCRIPTION OF CAPITAL STOCK

     The First Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 350,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 58,033,656 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of September 21, 1995. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     COMMON STOCK. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     PREFERRED STOCK. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     CERTIFICATE OF INCORPORATION AND BYLAWS; CLASSIFICATION OF BOARD OF DIRECTORS. The Company's Certificate of Incorporation provides that the members of the Board of Directors be divided into three classes with terms of three years each, with the term of office of one class expiring each year. Accordingly, only those directors of a single class can be changed in any one year and it would take three elections to change the entire Board. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose. While the Company believes that such provisions are in the best interests of the Company and its stockholders, such requirements may have the effect of protecting the Company's management against outside interests.

     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Common Stock is First Interstate Bank of Texas, N.A.

                              PLAN OF DISTRIBUTION

     The 6,000,000 shares of Common Stock covered by this Prospectus are available for use in future acquisitions of other businesses, properties or equity and/or debt securities in business combination transactions, which may relate to businesses similar or dissimilar to the Company's businesses. The consideration offered by the company in such acquisitions in addition to the shares of Common Stock offered by this Prospectus may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this prospectus), or assumption by the Company of liabilities of the business being acquired, or a combination thereof. It is contemplated that the terms of each acquisition will be determined by negotiations between the Company and the management or the owners of the businesses or properties to be acquired or the owners of the securities (including newly issued securities) to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the businesses, properties or equity and/or debt securities to be acquired, and other relevant factors. It is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock at the time the basic terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

     With the consent of the Company, this Prospectus may also be used by persons or entities who have received or will receive from the Company Common Stock covered by this Prospectus in connection with acquisitions of businesses, properties or securities and who may wish to sell such stock under circumstances requiring or making desirable its use and by certain donees of such persons or entities. The Company's consent to such use may be conditioned upon such persons or entities agreeing not to offer more than a specified number of shares following amendments to this Prospectus, which the Company may agree to use its best efforts to prepare and file at certain intervals. The Company may require that any such offering be effected in an organized manner through securities dealers.


     Sales by means of this Prospectus by persons other than the Company may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions on Nasdaq or the Toronto Exchange (which may involve crosses and block transactions), other exchanges or in the over-the-counter market, at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and may receive commissions from the purchasers as well as from the sellers. The Company may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.



     Stockholders may also offer shares of stock issued in past and future acquisitions or purchased from the Company by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.


                           LEGAL MATTERS AND EXPERTS

     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A. Attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially owned an aggregate of 302,250 shares of Common Stock as of the date of this Prospectus.

     The Consolidated Financial Statements and Schedule of the Company as of December 31, 1994 and 1993 and for the three years ended December 31, 1994 appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The Combined Financial Statements of HMC at September 30, 1994 and 1993 and for each of the three years ended September 30, 1994, appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The Consolidated Financial Statement of Southland at September 30, 1994 and 1993 and for each of the two years ended September 30, 1994, appearing in this Prospectus and Registration Statement have been audited by Grenadier, Appleby, Collins & Company, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       ----
REPUBLIC WASTE INDUSTRIES, INC. AND SUBSIDIARIES
  AUDITED CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Certified Public Accountants..............................   F-3
     Consolidated Balance Sheets as of December 31, 1994 and 1993....................   F-4
     Consolidated Statements of Operations for the Years Ended December 31, 1994,
      1993 and 1992..................................................................   F-5
     Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
      1991, 1992, 1993 and 1994......................................................   F-6
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1994,
      1993 and 1992..................................................................   F-7
     Notes to Consolidated Financial Statements......................................   F-8
     Supplemental Consolidated Balance Sheets as of June 30, 1995 (unaudited) and
      December 31, 1994 and 1993.....................................................  F-24
     Supplemental Consolidated Statements of Operations for the Six Months Ended June
      30, 1995 and 1994 (unaudited) and the Years Ended December 31, 1994, 1993 and
      1992...........................................................................  F-25
     Supplemental Consolidated Statements of Stockholders' Equity for the Years Ended
      December 31, 1991, 1992, 1993 and 1994.........................................  F-26
     Supplemental Consolidated Statements of Cash Flows for the Six Months Ended June
      30, 1995 and 1994 (unaudited) and the Years Ended December 31, 1994, 1993 and
      1992...........................................................................  F-27
     Notes to Supplemental Consolidated Financial Statements.........................  F-28
  UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Unaudited Condensed Consolidated Balance Sheets as of June 30, 1995 (unaudited)
      and December 31, 1994..........................................................  F-47
     Unaudited Condensed Consolidated Statements of Operations for the Three and Six
      Months Ended June 30, 1995 and 1994............................................  F-48
     Unaudited Condensed Consolidated Statement of Stockholders' Equity as of
      December 31, 1994 and June 30, 1995............................................  F-49
     Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months
      Ended June 30, 1995 and 1994...................................................  F-50
     Notes to Unaudited Condensed Consolidated Financial Statements..................  F-51
HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND
  ENVIROCYCLE, INC.
     Report of Independent Certified Public Accountants..............................  F-55
     Combined Balance Sheets as of June 30, 1995 (unaudited) and September 30, 1994 and 1993.......................................................................  F-56
     Combined Statements of Income for the Nine Months Ended June 30, 1995 and 1994
      (unaudited) and the Years Ended September 30, 1994, 1993 and 1992..............  F-57
     Combined Statements of Stockholders' Equity as of September 30, 1991, 1992, 1993
      and 1994.......................................................................  F-58
     Combined Statements of Cash Flows for the Nine Months Ended June 30, 1995 and
      1994 (unaudited) and the Years Ended September 30, 1994, 1993 and 1992.........  F-59
     Notes to Combined Financial Statements..........................................  F-60

                                                                                       PAGE
                                                                                       ----
SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES
     Independent Auditors' Report....................................................  F-68
     Consolidated Balance Sheets as of June 30, 1995 (unaudited) and September 30,
      1994 and 1993..................................................................  F-69
     Consolidated Statements of Income for the Nine Months Ended June 30, 1995 and
      1994 (unaudited) and the Years Ended September 30, 1994 and 1993...............  F-70
     Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
      September 30, 1994 and 1993....................................................  F-71
     Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 1995
      and 1994 (unaudited) and the Years Ended September 30, 1994 and 1993...........  F-72
     Notes to Consolidated Financial Statements......................................  F-73
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
     Unaudited Condensed Consolidated Pro Forma Financial Statements.................  F-82
     Unaudited Condensed Consolidated Pro Forma Balance Sheet as of June 30, 1995....  F-83
     Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Six
      Months Ended June 30, 1995.....................................................  F-84
     Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Year
      Ended December 31, 1994........................................................  F-85
     Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Year
      Ended December 31, 1993........................................................  F-86
     Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Year
      Ended December 31, 1992........................................................  F-87
     Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements........  F-88

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Republic Waste Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Republic Waste Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Waste Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     We have also made a similar audit of the accompanying supplemental consolidated balance sheets of Republic Waste Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These supplemental consolidated statements give retroactive effect to the merger with Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. on August 28, 1995, which has been accounted for as a pooling of interests as described in
Note 1 to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Waste Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for such of the three years in the period ended December 31, 1994, after giving retroactive effect to the merger with Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. as described in Note 1 to the supplemental consolidated financial statements, all in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
September 7, 1995.

                        REPUBLIC WASTE INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994         1993
                                                                         --------     --------
                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents............................................  $  2,742     $  3,279
  Accounts receivable, less allowance for doubtful accounts of $245 and
     $269, respectively................................................     7,432        5,579
  Prepaid expenses.....................................................     1,095        1,124
  Other current assets.................................................     2,937        2,917
                                                                         --------     --------
          TOTAL CURRENT ASSETS.........................................    14,206       12,899
Property and equipment, net............................................    85,492       83,160
Goodwill, net of accumulated amortization of $710 and $481,
  respectively.........................................................    11,307        6,946
Net assets of discontinued operations..................................    20,292       16,872
Other assets...........................................................     1,144        1,359
                                                                         --------     --------
          TOTAL ASSETS.................................................  $132,441     $121,236
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.....................................................  $  3,097     $  2,565
  Accrued liabilities..................................................     4,116        2,915
  Notes payable........................................................       394          661
  Current maturities of long-term debt.................................       899        1,115
  Current portion of accrued environmental and landfill costs..........     1,404        1,715
  Income taxes payable.................................................       160          351
                                                                         --------     --------
          TOTAL CURRENT LIABILITIES....................................    10,070        9,322
Long-term debt, net of current maturities..............................    14,926       14,193
Accrued environmental and landfill costs, net of current portion.......     8,244        8,757
Deferred income taxes..................................................    11,232       11,344
                                                                         --------     --------
          TOTAL LIABILITIES............................................    44,472       43,616
                                                                         --------     --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Preferred stock, par value $0.01 per share; 5,000,000 shares
     authorized; none issued...........................................        --           --
  Common stock, par value $0.01 per share; 100,000,000 shares
     authorized; 27,185,731, and 27,348,388 issued, respectively.......       272          273
  Additional paid-in capital...........................................   103,994      104,849
  Accumulated deficit since January 1, 1990............................   (15,624)     (26,829)
  Notes receivable arising from stock purchase agreements..............      (673)        (673)
                                                                         --------     --------
          TOTAL STOCKHOLDERS' EQUITY...................................    87,969       77,620
                                                                         --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................  $132,441     $121,236
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1994         1993         1992
                                                              -------     --------     --------
Revenue.....................................................  $48,766     $ 41,095     $ 35,341
Expenses:
  Cost of operations........................................   30,769       25,377       22,735
  Selling, general and administrative.......................    8,507        8,857        7,516
  Restructuring and unusual charges.........................       --       10,040        2,250
Other (income) expense:
  Interest and other income.................................     (138)        (149)      (2,443)
  Interest expense..........................................    1,125          665          494
                                                              -------     --------     --------
                                                               40,263       44,790       30,552
                                                              -------     --------     --------
Income (loss) from continuing operations before income
  taxes.....................................................    8,503       (3,695)       4,789
Income tax provision........................................       --          210          113
                                                              -------     --------     --------
Income (loss) from continuing operations....................    8,503       (3,905)       4,676
Discontinued operations:
  Income (loss) from discontinued operations, net of income
     tax benefit of $0, $210 and $123, respectively.........    2,684      (14,579)      (1,117)
  Loss on disposition.......................................       --           --      (17,563)
                                                              -------     --------     --------
                                                                2,684      (14,579)     (18,680)
                                                              -------     --------     --------
Net income (loss)...........................................  $11,187     $(18,484)    $(14,004)
                                                              =======     ========     ========
Earnings (loss) per common and common equivalent share:
  Continuing operations.....................................  $  0.31     $  (0.14)    $   0.18
  Discontinued operations...................................     0.10        (0.53)       (0.71)
                                                              -------     --------     --------
  Net income (loss).........................................  $  0.41     $  (0.67)    $  (0.53)
                                                              =======     ========     ========
Weighted average common and common equivalent shares........   27,417       27,508       26,351
                                                              =======     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                       RETAINED       NOTES
                                                                       EARNINGS     RECEIVABLE
                                                                     (ACCUMULATED    ARISING
                                                                       DEFICIT)        FROM
                                                        ADDITIONAL      SINCE         STOCK
                                               COMMON    PAID-IN      JANUARY 1,     PURCHASE
                                               STOCK     CAPITAL         1990       AGREEMENTS
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1991.................   $247     $ 89,948      $  7,114       $ (698)
  Exercise of MGD warrants, net of
     expenses................................     20       10,980            --           --
  Exercise of stock options and related tax
     benefits................................      1        1,745            --           --
  Shares issued for business acquisitions....      5        2,959            --           --
  Collections on notes receivable............     --           --            --           25
  Foreign currency translation adjustment....     --           --          (983)          --
  Other......................................     --         (104)           --           --
  Net loss...................................     --           --       (14,004)          --
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1992.................    273      105,528        (7,873)        (673)
  Cancellation of shares held in escrow
     issued for an acquisition...............     (1)        (944)           --           --
  Shares issued for contingent
     consideration...........................      1          265            --           --
  Foreign currency translation adjustment....     --           --          (472)          --
  Net loss...................................     --           --       (18,484)          --
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1993.................    273      104,849       (26,829)        (673)
  Shares issued for contingent consideration,
     net of shares returned in settlement....      2           (2)           --           --
  Purchases of treasury stock................     (3)        (853)           --           --
  Foreign currency translation adjustment....     --           --            18           --
  Net income.................................     --           --        11,187           --
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1994.................   $272     $103,994      $(15,624)      $ (673)
                                               ======== =========    =============  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1994        1993         1992
                                                               -------     -------     --------
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations...................  $ 8,503     $(3,905)    $  4,676
  Adjustments to reconcile income (loss) from continuing
     operations to net cash provided by continuing
     operations:
     Restructuring and unusual charges.......................       --      10,040           --
     Depreciation, depletion and amortization................    4,748       3,940        2,822
     Provision for doubtful accounts.........................      174         371          161
     Provision for accrued environmental and landfill
       costs.................................................      377         215           76
     (Gain) loss on the sale of equipment....................     (247)          5         (769)
     Gain on sale of marketable securities...................       --          --       (2,000)
  Changes in assets and liabilities, net of effects from
     business acquisitions:
     Accounts receivable.....................................     (242)       (803)        (621)
     Prepaid expenses and other assets.......................      162      (1,547)         (65)
     Accounts payable and accrued liabilities................     (782)     (2,746)         687
     Income taxes payable....................................     (191)       (521)       1,418
     Other liabilities.......................................     (997)      1,009         (886)
                                                               -------     -------     --------
     Net cash provided by continuing operations..............   11,505       6,058        5,499
                                                               -------     -------     --------
CASH USED BY DISCONTINUED OPERATIONS.........................     (736)     (4,360)     (17,610)
                                                               -------     -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired................   (4,059)     (5,664)      (2,899)
  Purchases of property and equipment........................   (5,452)     (3,701)     (10,414)
  Proceeds from the sale of equipment........................      585         132        1,010
  Purchases of marketable securities.........................       --          --       (7,554)
  Proceeds from the sale of marketable securities............       --          --        9,554
                                                               -------     -------     --------
  Net cash used in investing activities......................   (8,926)     (9,233)     (10,303)
                                                               -------     -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt and notes payable...............   (7,559)     (7,453)     (14,502)
  Proceeds from long-term debt and notes payable.............    6,035      15,480       12,989
  Purchases of treasury stock................................     (856)         --           --
  Payments of debt issuance costs............................       --        (494)          --
  Proceeds from issuances of common stock....................       --          --       11,466
  Payments of common stock issuance costs....................       --          --          (78)
  Payments received on notes receivable arising from stock
     purchase agreements.....................................       --          --          648
                                                               -------     -------     --------
  Net cash (used in) provided by financing activities........   (2,380)      7,533       10,523
                                                               -------     -------     --------
DECREASE IN CASH AND CASH EQUIVALENTS........................     (537)         (2)     (11,891)
CASH AND CASH EQUIVALENTS:
  Beginning of period........................................    3,279       3,281       15,172
                                                               -------     -------     --------
  End of period..............................................  $ 2,742     $ 3,279     $  3,281
                                                               =======     =======     ========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest...................................................  $   991     $   520     $    474
  Income taxes...............................................  $   424     $   312     $    557
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment purchases of $281 and $487 were financed in years ended December 31, 1993 and 1992, respectively, by borrowings and capitalized lease obligations.

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Republic Waste Industries, Inc. and its wholly-owned subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute the hazardous waste services segment of the Company to Republic stockholders. In February 1995, the Board of Directors approved this distribution to Republic stockholders of record as of February 15, 1995. Accordingly, as discussed in Note 2, this segment has been accounted for as a discontinued operation and the accompanying consolidated financial statements for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations.

     Revenue Recognition. The Company recognizes revenue as services are provided.

     Marketable Securities. The Company purchases marketable securities for investment purposes which are recorded at lower of cost or market. The Company includes gains and losses incurred in connection with marketable securities in interest and other income. In 1992, the Company realized gains on marketable securities purchased and subsequently sold during the year. The Company currently holds no equity securities as defined under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Other Current Assets. Inventories consisting principally of equipment parts, compost materials and supplies are valued under a method which approximates the lower of cost (first-in, first-out) or market. At December 31, 1994 and 1993, other current assets included inventories of $1,976,000 and $1,689,000, respectively.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions as of the effective date of the acquisition to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty years for buildings and improvements, five to fifteen years for vehicles and equipment and five years for furniture and fixtures. Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site, and these costs are also depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Accrued Liabilities. The Company provides accruals for estimated insurance claims for the self-funded portion of its insurance plans. At December 31, 1994 and 1993, insurance claims reserves of $926,000 and $665,000, respectively, were included in accrued liabilities.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Environmental costs are accrued by the Company through a charge to income in the appropriate period for known and anticipated environmental liabilities.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Income Taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which the Company adopted in 1992, the effect of which was not material. Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenues and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Goodwill. Goodwill is amortized over the lesser of the estimated life or forty years, on a straight-line basis. Amortization expense related to goodwill and other intangible assets was $423,000, $244,000 and $142,000 in 1994, 1993 and 1992, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of goodwill and other long-lived assets or whether the remaining balance of goodwill should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of goodwill in measuring whether the goodwill is recoverable.

     Accounting for Acquisitions. At the time the Company acquires a business to be accounted for as a purchase, the Company allocates the purchase price to assets and liabilities based on its best estimate of the fair value of each asset and liability. For a one-year period subsequent to the acquisition date, the estimates are refined if additional facts become known regarding contingencies that existed at the date of acquisition. At the end of the one-year period following the date of acquisition, the estimates are finalized and no other entries are made to purchase accounting.

     Acquisitions accounted for under the pooling-of-interests method of accounting are included retroactively in the Company's financial statements as if the companies had operated as one entity since inception.

     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 3, and other non-cash transactions are excluded from the statements of cash flows.

     Foreign Currency Translation. All asset and liability accounts of foreign subsidiaries are translated to U.S. dollars at the rate of exchange in effect at the balance sheet date. All income statement accounts of foreign subsidiaries are translated at average exchange rates during the year. Resulting translation adjustments arising from these translations are charged or credited directly to stockholders' equity. Gain or loss on foreign currency transactions are included in income as incurred. There was no material effect on foreign cash balances of foreign currency translations in 1994 and 1993. All of the Company's foreign subsidiaries are a part of the hazardous waste services segment of the Company. In connection with the spin-off of the hazardous waste services segment, as discussed in Note 2, this segment of the Company's business has been accounted for as a discontinued operation.

     Fair Value of Financial Instruments. The book values of cash, trade accounts receivable, trade accounts payable and financial instruments included in other current assets and other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1994 and 1993.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying consolidated balance sheets. The Company's management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Concentrations of Credit Risk. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which the Company's services are provided, as well as their dispersion across many different geographic areas. As a result, as of December 31, 1994, the Company does not consider itself to have any significant concentrations of credit risk.

2. DISCONTINUED OPERATIONS

     Spin-off of the hazardous waste services segment in 1994. In July 1994, the Company announced the contemplation of a plan to exit the hazardous waste services segment of the environmental industry, and in October 1994, the Board of Directors authorized management to pursue such plan, subject to final approval from the Board of Directors and the resolution of certain legal and financial requirements. The plan provides for the combination of the Company's hazardous waste services operations in its wholly-owned subsidiary, Republic Environmental Systems, Inc. ("RESI") and the distribution of the stock of RESI to the stockholders of record of Republic (the "Distribution"). In February 1995, the Board of Directors approved the Distribution to Republic stockholders of record as of February 15, 1995. Republic stockholders will receive one share of RESI's common stock for every five shares of common stock, $0.01 par value per share ("Common Stock"), of Republic owned on the record date of the Distribution. The Company will have no direct ownership interest in RESI after the Distribution.

     The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the accompanying consolidated financial statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations. A summary of the net assets of this segment is as follows (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Current assets...........................................  $13,595     $14,735
        Non-current assets.......................................   26,347      34,783
                                                                   -------     -------
             Total assets........................................   39,942      49,518
                                                                   -------     -------
        Current liabilities......................................   13,040      14,465
        Non-current liabilities..................................    6,610      18,181
                                                                   -------     -------
             Total liabilities...................................   19,650      32,646
                                                                   -------     -------
        Net assets of discontinued operations....................  $20,292     $16,872
                                                                   =======     =======

                        REPUBLIC WASTE INDUSTRIES, INC.

     A summary of the operating results of the Company's hazardous waste services segment is as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                            1994         1993        1992
                                                           -------     --------     -------
    Revenue..............................................  $46,599     $ 61,617     $74,668
    Expenses:
      Cost of operations.................................   33,377       47,028      54,634
      Selling, general and administrative................   10,349       13,480      15,141
      Restructuring and unusual charges..................    8,484       14,906         577
                                                           -------     --------     -------
    Operating income.....................................   (5,611)     (13,797)      4,316
    Other expense, net of other income...................      353          992       1,327
                                                           -------     --------     -------
    Income (loss) before extraordinary gain and income
      taxes..............................................   (5,964)     (14,789)      2,989
    Income tax provision (benefit).......................   (3,092)        (210)      1,442
                                                           -------     --------     -------
    Income (loss) before extraordinary gain..............   (2,872)     (14,579)      1,547
    Extraordinary gain on conversion of debt, net of
      income tax provision of $3,092.....................    5,556           --          --
                                                           -------     --------     -------
    Net income (loss)....................................  $ 2,684     $(14,579)    $ 1,547
                                                           =======     ========     =======

     In connection with the Distribution, the Company has entered into the Distribution Agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic has agreed to contribute the intercompany balance to RESI's equity at the date of the Distribution. Republic has also agreed to contribute additional capital to RESI of $2.4 million in 1995 to repay certain indebtedness of RESI and to provide working capital to RESI. As a result of these transactions, the Company's equity at the date of the Distribution will be reduced by approximately $23.0 million.

     The Company has also entered into various agreements with RESI which govern certain matters between the two parties such as ongoing corporate services to be provided by the Company to RESI, insurance coverage for RESI for a certain period after the date of the Distribution, treatment of various tax matters for periods through the date of the Distribution, responsibility for any adjustments as a result of audit by any taxing authority and indemnification between both parties. Republic has agreed to continue to provide certain corporate services, including insurance, administration, human resources management, financial reporting and tax, legal and environmental engineering services to RESI after the Distribution until terminated by either party. During 1994, 1993 and 1992, the Company allocated expenses for these services to RESI totaling $851,000, $839,000 and $739,000, respectively, on a basis that approximated the cost of actual services provided.

     Since 1992, RESI has participated in the Company's combined risk management programs for property and casualty insurance and will continue to do so until the expiration of the Company's existing policies in June 1995. In 1994, 1993 and 1992, the Company charged RESI for annual premiums and reported losses of $1,678,000, $1,745,000 and $1,116,000, respectively. RESI has agreed to indemnify the Company against increases in current losses and any future losses incurred in connection with RESI's participation in these programs.

     Sale of demolition and excavation subsidiary in 1992. In 1992, the Company sold its demolition and excavation subsidiary, Republic Environmental Services, Inc. ("RES Demolition") and recorded a non-cash loss on disposition of $17.6 million. This segment of the Company's business was accounted for as a discontinued operation and, accordingly, the Company's consolidated financial statements report separately the operating results of these discontinued operations through the date of sale in 1992. In 1992, revenues and net loss of the discontinued operations of RES Demolition were $2.9 million and $2.7 million, respectively.

                        REPUBLIC WASTE INDUSTRIES, INC.

3. BUSINESS COMBINATIONS

     General. From January 1, 1992 through December 31, 1994, the Company acquired five businesses, all of which were accounted for under the purchase method of accounting with the exception of RESI [formerly known as Stout Environmental, Inc. ("Stout")], which was accounted for as a pooling-of-interests. These businesses were acquired for a combination of cash and shares of the Company's common stock. The value of the common stock reflects the market value of the Company's common stock at the closing of each acquisition, adjusted to account for restrictions common to unregistered securities and for registration rights, if applicable. The final determination of the cost of certain of the Company's acquisitions is subject to the resolution of certain contingencies, primarily the determination of contingent consideration payable as described in Note 9. The operating results of the acquired businesses accounted for under the purchase method of accounting have been included in the consolidated financial statements from the dates of acquisition.

     The following table sets forth the purchase price of the Company's acquisitions accounted for under the purchase method of accounting (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994       1993       1992
                                                               ------     ------     ------
    Cash (net of cash acquired)..............................  $4,059     $5,664     $2,899
    Common stock (including contingent consideration
      earned)................................................     105        266      2,964
                                                               ------     ------     ------
                                                               $4,164     $5,930     $5,863
                                                               ======     ======     ======

     The following describes each of the acquisitions completed by the Company in 1994:

     Laughlin Environmental, Inc. In February 1994, the Company acquired Laughlin Environmental, Inc. ("Laughlin"), located in the Houston, Texas area. Laughlin provides environmental services on a contract basis and serves to complement the Company's special waste landfill located in the Dallas, Texas area. Additionally, Laughlin internalized a portion of its operating costs in 1994 through the acquisition of the assets of a subcontractor.

     Waste Handling Systems, Inc. In October 1994, the Company acquired Waste Handling Systems, Inc. ("Waste Handling") which is located in Rutherford County, North Carolina, approximately 75 miles west of Charlotte. Waste Handling is a collection operation adjacent to the Company's existing landfill and collection operation in southwest North Carolina and services collection routes in a 30 mile radius of Forest City, North Carolina through the transportation of municipal solid waste.

     Midwest Sanitation Service, Inc. In November 1994, the Company acquired Midwest Sanitation Service, Inc. ("Midwest"). Midwest is a landfill and collection operation which was the largest private hauler in North Dakota.

     As discussed in Note 9, the Company also paid additional consideration to the sellers of previously completed acquisitions for the attainment of certain earnings levels as specified in the respective acquisition agreements.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Unaudited Pro Forma Results of Operations. The Company's unaudited pro forma consolidated results of operations for 1994, 1993 and 1992 shown below are presented assuming that the Company's business combinations had been consummated January 1, 1992 (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1993        1992
                                                            -------     -------     -------
    Revenue as reported...................................  $48,766     $41,095     $35,341
    Revenue of businesses acquired........................    2,890      10,389       6,808
                                                            -------     -------     -------
    Pro forma revenue.....................................  $51,656     $51,484     $42,149
                                                            =======     =======     =======
    Income (loss) from continuing operations as
      reported............................................  $ 8,503     $(3,905)    $ 4,676
    Net income of businesses acquired.....................       97         353         443
    Pro forma adjustments(A)..............................      126         (11)        113
                                                            -------     -------     -------
    Pro forma income (loss) from continuing operations....  $ 8,726     $(3,563)    $ 5,232
                                                            =======     =======     =======
    Earnings (loss) per common and common equivalent share
      from continuing operations as reported..............  $  0.31     $ (0.14)    $  0.18
    Effect of businesses acquired and pro forma
      adjustments.........................................     0.01        0.01        0.02
                                                            -------     -------     -------
    Pro forma earnings (loss) per common and common
      equivalent share from continuing operations.........  $  0.32     $ (0.13)    $  0.20
                                                            =======     =======     =======
    Weighted average common and common equivalent shares
      as reported.........................................   27,417      27,508      26,351
    Effect of shares issued for business acquisitions.....       --          --         349
                                                            -------     -------     -------
    Pro forma weighted average common and common
      equivalent shares...................................   27,417      27,508      26,700
                                                            =======     =======     =======

---------------

(A) Pro forma adjustments include: (i) depreciation expense resulting from the additional value assigned to acquired assets computed in accordance with the Company's accounting policies; (ii) contractual reductions of former owners' and officers' salaries and (iii) adjustments to the income tax provision to reflect the Company's effective tax rate.

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1992.

4. RESTRUCTURING AND UNUSUAL CHARGES

     In the fourth quarter of 1993, the Company recorded restructuring and unusual charges of $10.0 million based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6.6 million. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1.2 million. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals aggregating $2.2 million for the costs to defend or settle certain litigation and environmental matters.

                        REPUBLIC WASTE INDUSTRIES, INC.

     In March 1992, the Company acquired Stout in a merger transaction accounted for in accordance with the pooling-of-interests method. In connection with the merger, the Company incurred substantial legal, accounting, consulting and financing costs aggregating $2.2 million, which was recorded as an unusual charge.

5. EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     The computation of weighted average common and common equivalent shares used in the calculation of earnings (loss) per share is shown below (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994       1993       1992
                                                               ------     ------     ------
    Common shares outstanding................................  27,186     27,348     27,281
    Effect of using weighted average common shares
      outstanding during the year............................      --         --     (1,116)
    Common shares issuable under options, warrants and
      earn-out agreements....................................      82        160        186
    Weighted average effect of treasury stock purchases......     149         --         --
                                                               ------     ------     ------
    Weighted average common and common equivalent shares.....  27,417     27,508     26,351
                                                               ======     ======     ======

     The difference between shares for primary and fully diluted earnings (loss) per common and common equivalent share was not significant for the periods presented.

6. PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1994         1993
                                                                 --------     --------
        Landfills and landfill improvements....................  $ 80,237     $ 77,198
        Vehicles and equipment.................................    14,753       12,438
        Buildings and improvements.............................     2,317        1,248
        Furniture and fixtures.................................       354          270
                                                                 --------     --------
                                                                   97,661       91,154
        Less accumulated depreciation and depletion............   (12,169)      (7,994)
                                                                 --------     --------
                                                                 $ 85,492     $ 83,160
                                                                 ========     ========

7. ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     The Company owns and operates nine solid waste landfills in the United States. The Company is responsible for closure and post-closure monitoring and maintenance costs at these landfills which are currently operating. Closure and post-closure costs are provided in accordance with Subtitle D regulations. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Considering existing accruals at the end of 1994, approximately $7.6 million of such costs are to be expensed over the remaining lives of these facilities. Included with the accrued costs associated with landfills at December 31, 1994 is $179,000 related to post-closure activities at a closed solid waste landfill formerly owned by the Company.

     As discussed in Note 9, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

                        REPUBLIC WASTE INDUSTRIES, INC.

     For a discussion of the Company's significant accounting policies related to these environmental and landfill costs, see Note 1 -- "Summary of Significant Accounting Policies -- Accrued Environmental and Landfill Costs".

8. NOTES PAYABLE AND LONG-TERM DEBT

     Short-Term Borrowings and Notes Payable. Notes payable at December 31, 1994 and 1993 consisted primarily of short-term insurance premium financing.

     Long-Term Debt.  Long-term debt consists of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Revolving credit facility, secured by the stock of the
          Company's subsidiaries, interest payable quarterly, at
          prime or at a Eurodollar rate plus 1.5% (8.3% as of
          December 31, 1994), due September 1996.................  $12,600     $12,200
        Notes to banks and financial institutions, secured by
          equipment and other assets, interest ranging from 7.0%
          to 9.7% (weighted average interest rate of 7.2% as of
          December 31, 1994), payable monthly through 1998.......      763       1,392
        Other notes, secured by equipment and other assets,
          interest ranging from 4.0% to 11.5% (weighted average
          interest rate of 6.0% as of December 31, 1994), payable
          monthly through 2004...................................    2,462       1,716
                                                                   -------     -------
                                                                    15,825      15,308
        Less current maturities..................................     (899)     (1,115)
                                                                   -------     -------
                                                                   $14,926     $14,193
                                                                   =======     =======

     In September 1993, the Company entered into a revolving credit facility agreement with a U.S. commercial bank in the amount of $25,000,000, which includes a line of credit with $10,000,000 available for standby letters of credit. At December 31, 1994, the Company had standby letters of credit of $5,591,000 outstanding under this facility and $6,809,000 available under the revolving credit facility. In 1995, the Company obtained a commitment to extend the due date from September 1996 to March 1998 and to increase the availability under this facility to $35,000,000, upon participation from a second bank. The credit agreement requires the Company, among other restrictions, to meet certain financial ratios and places certain limitations on dividend payments and other borrowing. As of December 31, 1994, the Company was in compliance with all covenants under the credit agreement.

     At December 31, 1994, aggregate maturities of long-term debt were as follows (in thousands):

            1995.....................................................    $   899
            1996.....................................................     13,055
            1997.....................................................        608
            1998.....................................................        550
            1999.....................................................        302
            Thereafter...............................................        411
                                                                         -------
                                                                         $15,825
                                                                         =======

                        REPUBLIC WASTE INDUSTRIES, INC.

9. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by Republic in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16.0 million. In August 1993, the Court rendered a ruling in favor of Republic and found that GI did not meet its burden in proving that it could have performed its obligations under the Merger Agreement. GI appealed that decision in September 1993. In March 1995, the United States Court of Appeals for the Ninth Circuit at Pasadena, California (the "Court of Appeals") reversed in part and vacated in part the August 1993 decision and remanded the case back to the Court for a hearing on damages. The Company filed a motion for reconsideration and suggestion of en banc consideration with the Court of Appeals in an effort to restore the original ruling denying GI's claim. On May 12, 1995, the Court of Appeals denied the motion and suggestion. The Company has filed a timely petition for writ of certiorari with the United States Supreme Court, although the Court has commenced proceedings that may lead to a trial on damages.

     Subsequent to the Company's seeking recovery from GI for the guaranty, GI filed for protection under Chapter 11 of the Bankruptcy Code. The Company is a secured creditor and anticipates a complete recovery of the $600,000, plus interest and costs, including attorneys' fees.

     On November 9, 1992, A&B Investors, Inc. ("A&B") filed an action against the Company in the District Court of Harris County, Texas alleging, among other claims, breach of contract and securities fraud. On July 14, 1995, this matter was resolved in an out-of-court settlement which did not have a material effect on the Company's results of operations or consolidated financial position.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 for various causes of action including interference with business relations and seeks $24.0 million in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case is currently scheduled for trial in late 1995 or early 1996.

     While the results of the legal proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's results of operations or consolidated financial position.

     Environmental Matters. The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

                        REPUBLIC WASTE INDUSTRIES, INC.

     In February 1993, the DTSC denied the Company's October 1992 request to classify the Filters as "special waste" under California regulations. DTSC's denial indicated that the Filters met all technical and analytical requirements for reclassification as a special waste, but that a procedural requirement related to the timing of the reclassification request was not met. The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to seek a variance under California regulations which will reclassify the Filters as a special waste, irrespective of the reclassification application submittal timing issue, and allow the Filters to be left in the landfill. If this occurs, the state, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and that the affected area accept no additional waste. A decision on the reclassification issue is expected by October 1995. In the event that the variance is not granted, the Regional Water Quality Control Board and Integrated Waste Management Board will determine what remedial measures must be taken based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. The Company seeks to recover actual expenses and punitive damages. Discovery and regulatory studies are proceeding. The Company believes it will prevail, but no amounts have been accrued for any recovery of damages.

     Although it is possible that losses exceeding amounts already recorded may be incurred upon the ultimate resolution of the environmental matters described above, management believes that such losses, if any, will not have a material adverse effect on the Company's consolidated results of operations or consolidated financial position.

     Operating Lease Commitments. The Company and its subsidiaries lease portions of their premises and certain equipment under various operating lease agreements. At December 31, 1994, total minimum rental commitments becoming payable under all operating leases are as follows (in thousands):

            1995........................................................    $548
            1996........................................................    $457
            1997........................................................    $331
            1998........................................................    $104
            1999........................................................    $ 53
            Thereafter..................................................    $ 27

     Total rental expense incurred under operating leases was $631,000, $535,000 and $461,000 in 1994, 1993 and 1992, respectively.

     Postretirement Benefits. The Company does not provide postretirement or postemployment benefits to its employees and, accordingly, has not reflected any cost arising from the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" or SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Effective January 1, 1994, the Company instituted a defined contribution 401(k) savings plan for employees meeting certain employment requirements. Under the plan, the Company may, at its discretion, match a portion of employee contributions based on the profitability and growth of the Company. No contributions under this plan were made by the Company in 1994.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Contingent Consideration. In certain of the business acquisitions accounted for as purchases, the Company has agreed to issue contingent consideration in the form of additional shares of the Company's common stock and, in some cases, additional cash to the sellers of those businesses based on the attainment of certain earnings levels and other contingencies. During the years ended December 31, 1994, 1993 and 1992, the Company has issued approximately 29,000, 160,000 and 186,000 shares of common stock and paid $623,000, $432,000 and $40,000, respectively, for the attainment of such earnings levels. These amounts have been capitalized as additional purchase price. The maximum contingent consideration to be earned over the next of eight years as of December 31, 1994 consists of approximately 406,000 shares of the Company's common stock and $412,000. Under the terms of an acquisition agreement, the Company has agreed to pay additional consideration to the former owners of a landfill site of a maximum of $2,500,000 upon the expansion of the landfill airspace by up to 2,500,000 cubic yards.

     Other Matters. At December 31, 1994, the Company had made cash deposits into escrow accounts which total $735,000 in connection with landfill closure and certain other obligations, of which $656,000 was included in cash and cash equivalents and $79,000 was included in other assets. Additionally, the Company has bonding facilities for the issuance of payment, performance and bid bonds, of which $1,684,000 in bonds were outstanding at December 31, 1994. The Company also has facilities available for the issuance of standby letters of credit, of which $3,980,000 in letters of credit were outstanding at December 31, 1994.

10. STOCKHOLDERS' EQUITY

     Preferred Stock. The Company has 5,000,000 authorized shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

     Treasury Stock. In October 1993, the Board of Directors authorized the Company to repurchase up to 1.3 million shares, or 4.8% of its outstanding Common Stock, through October 1994, as deemed appropriate by management. Through October 1994, 281,000 shares were repurchased for an aggregate value of $856,000. In October 1994, the Board of Directors authorized management to continue the repurchase program and to repurchase up to an additional 1.3 million shares, or 4.8% of its outstanding Common Stock, through October 1995. The repurchasing of shares is intended to achieve a more favorable balance between the market supply of the shares and market demand, as well as take advantage of the relatively low price of the Company's Common Stock. Repurchases have been effected at prevailing market prices from time to time on the open market. The repurchased shares represent additions to treasury stock. In October 1994, the Board of Directors authorized the retirement of the 281,000 shares held in treasury, which were retired in the fourth quarter of 1994. In December 1994, 28,993 shares of the Company's Common Stock were returned to the Company in a settlement with a former owner of one of its subsidiaries. These shares represented additions to treasury stock and were subsequently retired in December 1994. The Company's stock repurchase program expires on October 31, 1995 and the Company does not currently plan to repurchase any additional Common Stock.

     1991 Stock Option Plan. In October 1991, the Board of Directors approved a stock option plan (the "1991 Plan"), which was subsequently approved by the Company's stockholders at the 1992 Annual Meeting of Stockholders, under which employees and officers of the Company or any of its subsidiaries or parent corporations and members of the Board of Directors of the Company may be awarded options to purchase common shares. A maximum of 5,000,000 common shares, less shares issued or purchased pursuant to the 1990 Stock Option and Stock Purchase Plan (the "1990 Plan") as discussed below, have been reserved for issuance to participants in the 1991 Plan in the form of stock options. The option price under the 1991 Plan is to be determined by the Board of Directors but shall not be less than the fair market value of the common shares on the date the stock option is granted. Options are subject to adjustment upon certain changes in the capital structure of the Company, such as a stock dividend, stock split or other similar events.

                        REPUBLIC WASTE INDUSTRIES, INC.

     1990 Stock Option and Stock Purchase Plan. In April 1990, the Board of Directors approved a stock option and stock purchase plan for certain key employees, directors, consultants and advisors. A maximum of 2,500,000 shares of common stock were reserved for issuance to participants in the plan in the form of either stock options or stock purchases, as determined by the Compensation Committee. Options granted under the plan expire ten years from the date of grant and vest over varying periods as determined by the Compensation Committee. During the year ended December 31, 1990, 700,000 shares were purchased at $2.50 to $4.50 per share. When shares were purchased under the 1990 Plan, the participant paid the par value of the shares in cash, and issued a nonrecourse promissory note to the Company for the balance of the purchase price. These promissory notes along with interest are due ten years from the date of issuance and are collateralized by the shares purchased. During 1992, the Company received payment of $648,000 on notes receivable arising from stock purchase agreements pursuant to the 1990 Plan. The 1990 Plan has been replaced by the 1991 Plan, as discussed above.

     Activity under the Company's 1990 and 1991 stock option plans during each of the two years ended December 31, 1994 are summarized as follows:

                                             1990 PLAN   1991 PLAN     TOTAL     OPTION PRICE
                                             ---------   ---------   ---------   ------------
    Outstanding at December 31, 1992.......   598,000     348,500      946,500   $2.50-$14.50
      Granted..............................   100,000     401,900      501,900   $4.00-$12.50
      Cancelled............................        --    (331,900)    (331,900)  $7.25-$10.63
                                             ---------   --------    ---------
    Outstanding at December 31, 1993.......   698,000     418,500    1,116,500   $2.50-$14.50
      Granted..............................        --     176,000      176,000   $2.69-$ 3.38
      Cancelled............................   (50,000)   (130,500)    (180,500)  $2.69-$10.63
                                             ---------   --------    ---------
    Outstanding at December 31, 1994.......   648,000     464,000    1,112,000   $2.50-$14.50
                                             =========   ========     ========
    Exercisable at December 31, 1994.......   648,000     113,450      761,450       $9.92(1)
                                             =========   ========     ========
    Available for future grant at December
      31, 1993.............................   763,000   2,081,500    2,844,500
      Cancelled............................    50,000     130,500      180,500
      Granted..............................        --    (176,000)    (176,000)
                                             ---------   --------    ---------
    Available for future grant at December
      31, 1994.............................   813,000   2,036,000    2,849,000
                                             =========  =========     ========

---------------

(1) Represents the weighted average option price of options exercisable at December 31, 1994.

     Common Stock Warrants. The Company has awarded warrants to purchase shares of common stock to certain executive officers, directors, employees and affiliates as additional incentive to continue in the service of the Company. The warrants vest at 20% per year and are exercisable, with respect to each portion vested, for a period of four years following such vesting. Activity involving common stock warrants during each of the two years ended December 31, 1994 are summarized as follows:

                                                     EXERCISE
                                     WARRANTS         PRICE              EXPIRATION DATE
                                    ----------     ------------   -----------------------------
Outstanding at December 31,
  1992............................   6,480,750     $6.00-$12.75        June 1993-May 2001
  Issued..........................     515,000            $4.00           December 2000
  Expired.........................  (4,915,000)    $6.50-$12.75                --
                                    ----------
Outstanding at December 31,
  1993............................   2,080,750     $4.00-$12.75     August 1995-December 2000
  Issued..........................     200,000            $2.69             May 2003
                                    ----------
Outstanding at December 31,
  1994............................   2,280,750     $2.69-$12.75       August 1995-May 2003
                                     =========
Exercisable at December 31,
  1994............................   1,250,750         $7.61(1)
                                     =========

---------------

(1) Represents the weighted average exercise price of warrants exercisable at December 31, 1994.

                        REPUBLIC WASTE INDUSTRIES, INC.

11. INCOME TAXES

     The components of the income tax provision related to continuing operations are shown below (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1993        1992
                                                            -------     -------     -------
    Current:
      Federal.............................................  $   183     $   344     $ 2,113
      State...............................................      251         141         113
                                                            -------     -------     -------
                                                                434         485       2,226
    Federal deferred......................................    2,771      (1,517)       (575)
    Tax reserve adjustments...............................   (1,963)         --      (1,538)
    Change in valuation allowance.........................   (1,242)      1,242          --
                                                            -------     -------     -------
    Income tax provision..................................  $    --     $   210     $   113
                                                            =======     =======     =======

     In addition to the above, the Company recorded an income tax benefit of $210,000 and $123,000 in 1993 and 1992, respectively, related to its discontinued operations.

     In 1992, the Company changed its method of accounting for income taxes from the method required under SFAS No. 96 to the method required under SFAS No. 109. Since the approach under both statements is similar, there was no significant income effect of the change on the recording of income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined by applying the current tax rate to the difference between the financial reporting and income tax basis of assets and liabilities.

     Net operating loss ("NOL") carryforwards are recognized under SFAS No. 109 unless it is "more likely than not" that they will not be realized. In 1993, the Company recorded a $1,242,000 valuation allowance related to the realization of deferred tax assets generated as a result of the 1993 restructuring and unusual charges. This valuation allowance was recorded due to the uncertainty surrounding the future utilization of such deferred tax assets. In 1994, the valuation allowance was eliminated based on the expected realization of such deferred tax assets.

     In the years immediately following an acquisition, the Company provides income taxes at the statutory income tax rate applied to pre-tax income. As part of its tax planning to reduce effective tax rates and cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes, claiming tax credits not previously claimed and recapturing taxes previously paid by acquired companies. At such time as these reductions in the Company's deferred tax liabilities are determined to be realizable, the impact of the reduction is recorded as tax reserve adjustments in the tax provision.

                        REPUBLIC WASTE INDUSTRIES, INC.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate as reported in the accompanying consolidated statements of operations is shown below:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                              1994        1993        1992
                                                              -----       -----       -----
    Statutory federal income tax rate.......................   34.0%      (34.0)%      34.0%
    Amortization of goodwill................................    1.1         2.6         1.0
    State income taxes, net of federal benefit..............    2.2         3.1         0.1
    Tax reserve adjustments.................................  (23.1)         --       (32.1)
    Change in valuation allowance...........................  (14.6)       33.6          --
    Other, net..............................................    0.4         0.4        (0.6)
                                                              -----       -----       -----
      Effective tax rate....................................    0.0%        5.7%        2.4%
                                                              =====       =====       =====

     Components of the net deferred income tax liability are shown below (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
    Deferred income tax liabilities:
      Book basis in property over tax basis..........................  $19,900     $20,400
      Book capitalization of costs expensed for tax..................       --          31
                                                                       -------     -------
                                                                        19,900      20,431
                                                                       -------     -------
    Deferred income tax assets:
      Net operating losses...........................................   (5,185)     (5,890)
      Accrued environmental and landfill costs.......................   (2,761)     (3,054)
      Accruals not currently deductible..............................     (722)     (1,385)
                                                                       -------     -------
                                                                        (8,668)    (10,329)
                                                                       -------     -------
                                                                        11,232      10,102
    Valuation allowance..............................................       --       1,242
                                                                       -------     -------
    Net deferred income tax liability................................  $11,232     $11,344
                                                                       =======     =======

     At December 31, 1994, the Company had available U.S. NOL carryforwards of approximately $15,249,000 which expire $7,994,000, $6,342,000 and $913,000 in the years 2006, 2007 and 2008, respectively.

12. RELATED PARTY TRANSACTIONS

     The Company has entered into an agreement to lease office space for one of its subsidiaries with the former owner of this subsidiary who is a current officer of this subsidiary. The Company also utilizes companies affiliated with former owners of acquired businesses who are current officers of the Company's subsidiaries for hauling and other services. Aggregate payments for leases and such services were $132,000, $1,139,000 and $827,000 in 1994, 1993 and 1992,
respectively. In September 1993, the Company internalized a portion of these hauling services through the acquisition of substantially all of the assets of a hauling company owned by an officer of a subsidiary of the Company for $370,000 cash.

                        REPUBLIC WASTE INDUSTRIES, INC.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                         FIRST    SECOND     THIRD     FOURTH
                                                        QUARTER   QUARTER   QUARTER   QUARTER
                                                        -------   -------   -------   --------
                                                         (IN THOUSANDS, EXCEPT FOR PER SHARE
                                                                       AMOUNTS)
    Revenue....................................  1994  $10,842   $13,115   $12,350    $ 12,459
                                                 1993  $ 9,113   $10,917   $10,452    $ 10,613
    Gross profit...............................  1994  $ 4,132   $ 4,632   $ 4,703    $  4,530
                                                 1993  $ 3,529   $ 4,040   $ 4,106    $  4,043
    Income from continuing operations..........  1994  $ 1,721   $ 2,427   $ 2,300    $  2,055
                                                 1993  $   891   $ 1,508   $ 1,566    $ (7,870)(1)
    Net Income.................................  1994  $ 1,575   $ 3,254   $ 3,288    $  3,070
                                                 1993  $   420   $ 1,403   $ 1,964    $(22,271)
    Earnings per share from continuing           1994  $  0.06   $  0.09   $  0.08    $   0.08
      operations...............................  1993  $  0.02   $  0.05   $  0.06    $  (0.29)(1)

---------------

(1) As discussed in Note 4, restructuring and unusual charges of $10,040 were recorded by the Company in the fourth quarter of 1993 to reorganize its operations.

14. SUBSEQUENT EVENTS

     Equity Investment by H. Wayne Huizenga and Associates, Westbury(Bermuda) Ltd. and Harris W. Hudson. On May 21, 1995, the Company agreed to issue and sell in aggregate 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. Michael G. DeGroote, then Chairman of the Board, President and Chief Executive Officer of Republic) and Mr. Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,575,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share effective August 3, 1995. In July 1995, the Company agreed to sell an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. John J. Melk for $13.25 per share for aggregate proceeds of $26,500,000. These transactions were completed on August 3, 1995.

     On August 3, 1995, in connection with the equity investment, Mr. Huizenga was elected Chairman of the Board of Directors and Chief Executive Officer of Republic and Mr. DeGroote, former Chairman of the Board, President and Chief Executive Officer of the Company, was elected Vice Chairman of the Board. Additionally, Mr. Hudson was appointed as President of the Company and as a member of the Board of Directors. Mr. Gregory K. Fairbanks was appointed as Executive Vice President and Chief Financial Officer and Mr. Donald E. Koogler resigned as a director but remains as Executive Vice President and Chief Operating Officer of Republic.

     Private Placement Transactions. In July 1995, the Company sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, resulting in net proceeds of approximately $70 million after deducting fees and commissions. In September 1995, the Company sold 5,000,000 shares of Common Stock in an additional private placement transaction for $20.25 per share resulting in net proceeds of approximately $100 million after deducting fees and commissions.

     As a result of the above transactions, the Company received approximately $234 million in cash in July, August and September 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility totaling approximately $15.5 million plus interest expense.

     Acquisition of Hudson Management Corporation and Envirocycle, Inc. (the "Hudson Companies"). On August 3, 1995, the Company issued 8.0 million shares of Common Stock in exchange for all of the

                        REPUBLIC WASTE INDUSTRIES, INC.

outstanding shares of common stock of the Hudson Companies, each of which is owned by Mr. Hudson. The Hudson Companies, as the third largest solid waste management company in Florida, provide solid waste collection and recycling services to commercial, industrial and residential customers. The acquisition will be accounted for using the purchase method of accounting. Subsequent to the acquisition, the Company repaid substantially all of the outstanding debt of the Hudson Companies which totaled approximately $11 million.

     Acquisition of Kertz Security Systems. On August 28, 1995, the Company issued 1,090,000 shares of the Company's Common Stock in exchange for all of the outstanding shares of common stock of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. ("Kertz"). Kertz provides electronic security monitoring and maintenance to over 30,000 residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas. The acquisition will be accounted for under the pooling-of-interests method of accounting.

     Acquisition of Southland Environmental Services. On August 24, 1995, Republic entered into a definitive agreement to acquire all of the outstanding common stock of Southland Environmental Services, Inc. in exchange for 2.6 million shares of Common Stock of Republic. Southland provides solid waste collection services in the Northeast Florida area serving over 70,000 residential and commercial customers. Southland also owns and operates a construction and demolition landfill and provides composting and recycling services. This acquisition is expected to close in October 1995 and will be accounted for under the pooling-of-interests method of accounting.

                        REPUBLIC WASTE INDUSTRIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               DECEMBER 31,
                                                               JUNE 30,     -------------------
                                                                 1995         1994       1993
                                                              -----------   --------   --------
                                                              (UNAUDITED)
                                            ASSETS
Current Assets
  Cash and cash equivalents.................................   $   3,089    $  3,084   $  3,822
  Accounts receivable, less allowance for doubtful accounts
     of $599 (unaudited), $445 and $469, respectively.......       9,288       8,004      6,158
  Prepaid expenses..........................................       1,007       1,135      1,161
  Other current assets......................................       3,275       3,053      3,056
                                                              -----------   --------   --------
          Total Current Assets..............................      16,659      15,276     14,197
Property and equipment, net.................................      88,330      86,902     84,299
Goodwill, net of accumulated amortization of $882
  (unaudited), $710 and $481, respectively..................      12,969      11,307      6,946
Net assets of discontinued operations.......................          --      20,292     16,872
Other assets................................................       1,136       1,145      1,360
                                                              -----------   --------   --------
          Total Assets......................................   $ 119,094    $134,922   $123,674
                                                              ===========   ========   ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................   $   4,707    $  3,614   $  2,949
  Accrued liabilities.......................................       3,035       4,553      3,287
  Notes payable.............................................         633         394        661
  Current maturities of long-term debt......................       1,304       1,571      1,753
  Current portion of accrued environmental and landfill
     costs..................................................       2,080       1,404      1,715
  Income taxes payable......................................         303         160        351
                                                              -----------   --------   --------
          Total Current Liabilities.........................      12,062      11,696     10,716
Long-term debt, net of current maturities...................      18,172      15,152     14,512
Accrued environmental and landfill costs, net of current
  portion...................................................       7,267       8,244      8,757
Deferred income taxes.......................................      11,933      11,232     11,344
                                                              -----------   --------   --------
          Total Liabilities.................................      49,434      46,324     45,329
                                                              -----------   --------   --------
Commitments and Contingencies (Note 9)......................          --          --         --
Stockholders' Equity
  Preferred stock, par value $0.01 per share; 5,000,000
     shares authorized; none issued.........................          --          --         --
  Common stock, par value $0.01 per share; 100,000,000
     shares authorized; 28,273,506 (unaudited), 28,275,731,
     and 28,438,388 issued, respectively....................         283         283        284
  Additional paid-in capital................................      67,858     104,161    105,016
  Retained earnings (accumulated deficit) since January 1,
     1990...................................................       1,744     (15,173)   (26,282)
  Notes receivable arising from stock purchase agreements...        (225)       (673)      (673)
                                                              -----------   --------   --------
          Total Stockholders' Equity........................      69,660      88,598     78,345
                                                              -----------   --------   --------
          Total Liabilities and Stockholders' Equity........   $ 119,094    $134,922   $123,674
                                                              ===========   ========   ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FOR THE SIX
                                                      MONTHS
                                                  ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                                 -----------------   -----------------------------
                                                  1995      1994      1994       1993       1992
                                                 -------   -------   -------   --------   --------
                                                    (UNAUDITED)
Revenue........................................  $35,701   $30,778   $61,709   $ 56,817   $ 48,979
Expenses:
  Cost of operations...........................   22,558    18,724    37,692     33,237     28,808
  Selling, general and administrative..........    6,932     7,530    14,314     16,107     14,725
  Restructuring and unusual charges............       --        --        --     10,040      2,250
Other (income) expense:
  Interest and other income....................     (168)     (108)     (154)      (167)    (2,452)
  Interest expense.............................      816       595     1,198        733        518
                                                 -------   -------   -------   --------   --------
                                                  30,138    26,741    53,050     59,950     43,849
                                                 -------   -------   -------   --------   --------
Income (loss) from continuing operations before
  income taxes.................................    5,563     4,037     8,659     (3,133)     5,130
Income tax provision...........................    1,523        --        --         70        253
                                                 -------   -------   -------   --------   --------
Income (loss) from continuing operations.......    4,040     4,037     8,659     (3,203)     4,877
Discontinued operations:
  Income (loss) from discontinued operations,
     net of income tax benefit of $298
     (unaudited), $0 (unaudited), $0, $210 and
     $123, respectively........................      508       681     2,684    (14,579)    (1,117)
  Loss on disposition..........................       --        --        --         --    (17,563)
                                                 -------   -------   -------   --------   --------
                                                     508       681     2,684    (14,579)   (18,680)
                                                 -------   -------   -------   --------   --------
Net income (loss)..............................  $ 4,548   $ 4,718   $11,343   $(17,782)  $(13,803)
                                                 =======   =======   =======   ========   ========
Earnings (loss) per common and
  common equivalent share:
  Continuing operations........................  $  0.13   $  0.14   $  0.30   $  (0.11)  $   0.18
  Discontinued operations......................     0.02      0.03      0.10      (0.51)     (0.68)
                                                 -------   -------   -------   --------   --------
  Net income (loss)............................  $  0.15   $  0.17   $  0.40   $  (0.62)  $  (0.50)
                                                 =======   =======   =======   ========   ========
Weighted average common and
  common equivalent shares.....................   30,019    28,560    28,507     28,598     27,441
                                                 =======   =======   =======   ========   ========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                       RETAINED       NOTES
                                                                       EARNINGS     RECEIVABLE
                                                                     (ACCUMULATED    ARISING
                                                                       DEFICIT)        FROM
                                                        ADDITIONAL      SINCE         STOCK
                                               COMMON    PAID-IN      JANUARY 1,     PURCHASE
                                               STOCK     CAPITAL         1990       AGREEMENTS
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1991.................   $258     $ 89,938      $  7,225       $ (698)
  Exercise of MGD warrants, net of
     expenses................................     20       10,980            --           --
  Exercise of stock options and related tax
     benefits................................      1        1,745            --           --
  Shares issued for business acquisitions....      5        2,959            --           --
  Contributions of property..................     --          178            --           --
  Collections on notes receivable............     --           --            --           25
  Foreign currency translation adjustment....     --           --          (983)          --
  Other......................................     --         (105)           --           --
  Net loss...................................     --           --       (13,803)          --
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1992.................    284      105,695        (7,561)        (673)
  Cancellation of shares held in escrow
     issued for an acquisition...............     (1)        (944)           --           --
  Shares issued for contingent
     consideration...........................      1          265            --           --
  Distributions to former shareholders of
     acquired companies......................     --           --          (467)          --
  Foreign currency translation adjustment....     --           --          (472)          --
  Net loss...................................     --           --       (17,782)          --
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1993.................    284      105,016       (26,282)        (673)
  Shares issued for contingent consideration,
     net of shares returned in settlement....      2           (2)           --           --
  Purchases of treasury stock................     (3)        (853)           --           --
  Distributions to former shareholders of
     acquired companies......................     --           --          (252)          --
  Foreign currency translation adjustment....     --           --            18           --
  Net income.................................     --           --        11,343           --
                                               ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1994.................   $283     $104,161      $(15,173)      $ (673)
                                               ======== =========    =============  ==========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            SIX MONTHS
                                                                          ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                                                                         -----------------   ----------------------------
                                                                          1995      1994      1994      1993       1992
                                                                         -------   -------   -------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES OF
  CONTINUING OPERATIONS:
  Income (loss) from continuing operations.............................  $ 4,040   $ 4,037   $ 8,659   $(3,203)  $  4,877
  Adjustments to reconcile income (loss) from continuing operations to net cash provided by continuing operations:
  Restructuring and unusual charges....................................       --        --        --    10,040         --
  Depreciation, depletion and amortization.............................    2,910     2,313     4,960     4,142      2,944
  Provision for doubtful accounts......................................      159        39       174       371        161
  Provision for accrued environmental and landfill costs...............      170       110       377       215         76
  (Gain) loss on the sale of equipment.................................      (23)     (193)     (247)        5       (769)
  Gain on sale of marketable securities................................       --        --        --        --     (2,000)
  Changes in assets and liabilities, net of effects from business acquisitions:
    Accounts receivable................................................     (897)     (691)     (235)     (838)      (748)
    Prepaid expenses and other assets..................................       12      (262)      182    (1,565)      (112)
    Accounts payable and accrued liabilities...........................     (702)     (186)     (584)   (2,625)       698
    Income taxes payable...............................................      143       242      (191)     (688)     1,585
    Other liabilities..................................................      274      (377)     (997)    1,009       (886)
                                                                         -------   -------   -------   -------   --------
        Net cash provided by continuing operations.....................    6,086     5,032    12,098     6,863      5,826
                                                                         -------   -------   -------   -------   --------
CASH PROVIDED BY (USED BY) DISCONTINUED OPERATIONS.....................     (263)      765      (736)   (4,360)   (17,610)
                                                                         -------   -------   -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired..........................   (2,358)     (500)   (4,059)   (5,664)    (2,899)
  Purchases of property and equipment..................................   (3,573)   (2,357)   (5,935)   (4,330)   (10,818)
  Proceeds from the sale of equipment..................................       90       412       585       132      1,010
  Purchases of marketable securities...................................       --        --        --        --     (7,554)
  Proceeds from the sale of marketable securities......................       --        --        --        --      9,554
                                                                         -------   -------   -------   -------   --------
        Net cash used in investing activities..........................   (5,841)   (2,445)   (9,409)   (9,862)   (10,707)
                                                                         -------   -------   -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of stock options and warrants...............................      181        --        --        --         --
  Capital contribution to Republic Environmental Systems, Inc..........   (2,520)       --        --        --         --
  Payments of long-term debt and notes payable.........................   (2,668)   (2,900)   (7,456)   (7,592)   (14,580)
  Proceeds from long-term debt and notes payable.......................    5,160     1,014     5,873    16,229     13,313
  Purchases of treasury stock..........................................     (223)     (450)     (856)       --         --
  Distributions to former shareholders of acquired businesses..........     (355)     (149)     (252)     (467)        --
  Payments of debt issuance costs......................................       --        --        --      (494)        --
  Proceeds from issuances of common stock..............................       --        --        --        --     11,466
  Payments of common stock issuance costs..............................       --        --        --        --        (78)
  Payments received on notes receivable arising from stock purchase
    agreements.........................................................      448        --        --        --        648
                                                                         -------   -------   -------   -------   --------
        Net cash provided by (used in) financing activities............       23    (2,485)   (2,691)    7,676     10,769
                                                                         -------   -------   -------   -------   --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................        5       867      (738)      317    (11,722)
CASH AND CASH EQUIVALENTS:
  Beginning of period..................................................    3,084     3,822     3,822     3,505     15,227
                                                                         -------   -------   -------   -------   --------
  End of period........................................................  $ 3,089   $ 4,689   $ 3,084   $ 3,822   $  3,505
                                                                         =======   =======   =======   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest.............................................................  $   678   $   456   $ 1,064   $   588   $    497
  Income taxes.........................................................  $   627   $   325   $   424   $   312   $    557
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Equipment purchases of $281 and $487 were financed in the years ended December 31, 1993 and 1992, respectively, by borrowings and capitalized lease obligations. Additionally, property of $178 was contributed to the Company in the year ended December 31, 1992.

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The accompanying supplemental consolidated financial statements include the accounts of Republic Waste Industries, Inc. and its wholly-owned subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), to Republic stockholders. In February 1995, the Board of Directors approved this distribution to Republic stockholders of record as of February 15, 1995. Accordingly, as discussed in Note 2, this segment has been accounted for as a discontinued operation and the accompanying supplemental consolidated financial statements for all periods presented have been restated to report separately the net assets and operating results of these discontinued operations.

     In the opinion of management, the unaudited supplemental consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company at June 30, 1995, and the consolidated results of their operations and cash flows for the six months ended June 30, 1995 and 1994.

     Supplemental Consolidated Financial Statements. The accompanying supplemental consolidated financial statements give retroactive effect to the merger with Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. ("Kertz"). On August 28, 1995, the Company issued 1,090,000 shares of the Company's common stock, $0.01 par value per share ("Common Stock"), in exchange for all of the oustanding shares of common stock of Kertz. Kertz provides electronic security monitoring and maintenance to over 30,000 residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas. The transaction was accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying supplemental consolidated financial statements have been retroactively adjusted as if the Company and Kertz had operated as one entity since inception. These supplemental consolidated financial statements will be the same as the restated statements that will be issued after post-merger operating results have been published.

     Details of the results of operations of the previously separate companies for the periods prior to the combination are as follows:

                                             SIX MONTHS ENDED
                                                 JUNE 30,           YEAR ENDED DECEMBER 31,
                                             -----------------   -----------------------------
                                              1995      1994      1994       1993       1992
                                             -------   -------   -------   --------   --------
                                                (UNAUDITED)
    Revenue:
      The Company..........................  $29,919   $23,957   $48,766   $ 41,095   $ 35,341
      Kertz................................    5,782     6,821    12,943     15,722     13,638
                                             -------   -------   -------   --------   --------
                                             $35,701   $30,778   $61,709   $ 56,817   $ 48,979
                                             =======   =======   =======   ========   ========
    Net income (loss):
      The Company..........................  $ 4,750   $ 4,829   $11,187   $(18,484)  $(14,004)
      Kertz................................     (202)     (111)      156        702        201
                                             -------   -------   -------   --------   --------
                                             $ 4,548   $ 4,718   $11,343   $(17,782)  $(13,803)
                                             =======   =======   =======   ========   ========
    Earnings per share:
      The Company..........................  $  0.16   $  0.17   $  0.39   $  (0.65)  $  (0.51)
      Kertz................................    (0.01)       --      0.01       0.03       0.01
                                             -------   -------   -------   --------   --------
                                             $  0.15   $  0.17   $  0.40   $  (0.62)  $  (0.50)
                                             =======   =======   =======   ========   ========

     Revenue Recognition. The Company recognizes revenue as services are provided.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Marketable Securities. The Company purchases marketable securities for investment purposes which are recorded at the lower of cost or market. The Company includes gains and losses incurred in connection with marketable securities in interest and other income. In 1992, the Company realized gains on marketable securities purchased and subsequently sold during the year. The Company currently holds no equity securities as defined under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Other Current Assets. Inventories consisting principally of equipment parts, compost materials and supplies are valued under a method which approximates the lower of cost (first-in, first-out) or market. At December 31, 1994 and 1993, other current assets included inventories of $2,056,000 and $1,769,000, respectively.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions as of the effective date of the acquisition to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, five to fifteen years for vehicles and equipment and five years for furniture and fixtures. Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site, and these costs are also depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Accrued Liabilities. The Company provides accruals for estimated insurance claims for the self-funded portion of its insurance plans. At December 31, 1994 and 1993, insurance claims reserves of $926,000 and $665,000, respectively, were included in accrued liabilities.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include costs to be incurred for final closure of the landfills and costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. Environmental costs are accrued by the Company through a charge to income in the appropriate period for known and anticipated environmental liabilities.

     Income Taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which the Company adopted in 1992, the effect of which was not material. Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenues and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Goodwill. Goodwill is amortized over the lesser of the estimated life or forty years, on a straight-line basis. Amortization expense related to goodwill and other intangible assets was $423,000, $244,000 and $142,000 in 1994, 1993 and 1992, respectively.

                        REPUBLIC WASTE INDUSTRIES, INC.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of goodwill and other long-lived assets or whether the remaining balance of goodwill should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of goodwill in measuring whether the goodwill is recoverable.

     Accounting for Acquisitions. At the time the Company acquires a business to be accounted for as a purchase, the Company allocates the purchase price to assets and liabilities based on its best estimate of the fair value of each asset and liability. For a one-year period subsequent to the acquisition date, the estimates are refined if additional facts become known regarding contingencies that existed at the date of acquisition. At the end of the one-year period following the date of acquisition, the estimates are finalized and no other entries are made to purchase accounting.

     Acquisitions accounted for under the pooling-of-interests method of accounting are included retroactively in the Company's financial statements as if the companies had operated as one entity since inception.

     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 3, and other non-cash transactions are excluded from the statements of cash flows.

     Foreign Currency Translation. All asset and liability accounts of foreign subsidiaries are translated to U.S. dollars at the rate of exchange in effect at the balance sheet date. All income statement accounts of foreign subsidiaries are translated at average exchange rates during the year.

     Resulting translation adjustments arising from these translations are charged or credited directly to stockholders' equity. Gain or loss on foreign currency transactions are included in income as incurred. There was no material effect on foreign cash balances of foreign currency translations in 1994 and 1993. All of the Company's foreign subsidiaries are a part of the hazardous waste services segment of the Company. In connection with the spin-off of the hazardous waste services segment, as discussed in Note 2, this segment of the Company's business has been accounted for as a discontinued operation.

     Fair Value of Financial Instruments. The book values of cash, trade accounts receivable, trade accounts payable and financial instruments included in other current assets and other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1994 and 1993.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying supplemental consolidated balance sheets. The Company's management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     Concentrations of Credit Risk. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which the Company's services are provided, as well as their dispersion across many different geographic areas. As a result, as of December 31, 1994, the Company does not consider itself to have any significant concentrations of credit risk.

2. DISCONTINUED OPERATIONS

     Spin-Off of the Hazardous Waste Services Segment in 1994. In July 1994, the Company announced the contemplation of a plan to exit the hazardous waste services segment of the environmental industry, and in October 1994, the Board of Directors authorized management to pursue such plan, subject to final approval from the Board of Directors and the resolution of certain legal and financial requirements. The plan provides

                        REPUBLIC WASTE INDUSTRIES, INC.

for the combination of the Company's hazardous waste services operations in its wholly-owned subsidiary, RESI, and the distribution of the stock of RESI to the stockholders of record of Republic (the "Distribution"). On April 26, 1995, Republic stockholders received one share of common stock of RESI for every five shares of Common Stock of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5.4 million RESI shares were distributed to Republic stockholders. RESI's common stock commenced trading on the Nasdaq National Market on April 27, 1995 under the trading symbol "RESI." The Company has had no direct ownership interest in RESI since the Distribution.

     The hazardous waste services segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the accompanying supplemental consolidated financial statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations. A summary of the net assets of this segment is as follows (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Current assets...........................................  $13,595     $14,735
        Non-current assets.......................................   26,347      34,783
                                                                   -------     -------
             Total assets........................................   39,942      49,518
                                                                   -------     -------
        Current liabilities......................................   13,040      14,465
        Non-current liabilities..................................    6,610      18,181
                                                                   -------     -------
             Total liabilities...................................   19,650      32,646
                                                                   -------     -------
        Net assets of discontinued operations....................  $20,292     $16,872
                                                                   =======     =======

     A summary of the operating results of the Company's hazardous waste services segment is as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                            1994         1993        1992
                                                           -------     --------     -------
    Revenue..............................................  $46,599     $ 61,617     $74,668
    Expenses:
      Cost of operations.................................   33,377       47,028      54,634
      Selling, general and administrative................   10,349       13,480      15,141
      Restructuring and unusual charges..................    8,484       14,906         577
                                                           -------     --------     -------
    Operating income (loss)..............................   (5,611)     (13,797)      4,316
    Other expense, net of other income...................      353          992       1,327
                                                           -------     --------     -------
    Income (loss) before extraordinary gain and income
      taxes..............................................   (5,964)     (14,789)      2,989
    Income tax provision (benefit).......................   (3,092)        (210)      1,442
                                                           -------     --------     -------
    Income (loss) before extraordinary gain..............   (2,872)     (14,579)      1,547
    Extraordinary gain on conversion of debt, net of
      income tax provision of $3,092.....................    5,556           --          --
                                                           -------     --------     -------
    Net income (loss)....................................  $ 2,684     $(14,579)    $ 1,547
                                                           =======     ========     =======

     In connection with the Distribution, the Company has entered into the Distribution Agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2.5 million to RESI to repay certain indebtedness of RESI and to provide working capital to RESI. Additionally, the Company reclassified approximately $36.3 million to retained earnings from

                        REPUBLIC WASTE INDUSTRIES, INC.

additional paid-in capital in 1995 to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23.0 million.

     The Company has also entered into various agreements with RESI which govern certain matters between the two parties such as ongoing corporate services to be provided by the Company to RESI, insurance coverage for RESI for a certain period after the date of the Distribution, treatment of various tax matters for periods through the date of the Distribution, responsibility for any adjustments as a result of audit by any taxing authority and indemnification between both parties. Republic has agreed to continue to provide certain corporate services, including insurance, administration, human resources management, financial reporting and tax, legal and environmental engineering services to RESI after the Distribution until terminated by either party. The Corporate Services Agreement and the Tax Sharing Agreement are expected to be terminated by the end of 1995. During 1994, 1993 and 1992, the Company allocated expenses for these services to RESI totaling $851,000, $839,000 and $739,000, respectively, on a basis that approximated the cost of actual services provided.

     Since 1992, RESI has participated in the Company's combined risk management programs for property and casualty insurance and will continue to do so until the expiration of the Company's existing policies in June 1995. In 1994, 1993 and 1992, the Company charged RESI for annual premiums and reported losses of $1,678,000, $1,745,000 and $1,116,000, respectively. RESI has agreed to indemnify the Company against increases in current losses and any future losses incurred in connection with RESI's participation in these programs.

     Sale of Demolition and Excavation Subsidiary in 1992. In 1992, the Company sold its demolition and excavation subsidiary, Republic Environmental Services, Inc. ("RES Demolition") and recorded a non-cash loss on disposition of $17.6 million. This segment of the Company's business was accounted for as a discontinued operation and, accordingly, the Company's supplemental consolidated financial statements report separately the operating results of these discontinued operations through the date of sale in 1992. In 1992, revenues and net loss of the discontinued operations of RES Demolition were $2.9 million and $2.7 million, respectively.

3. BUSINESS COMBINATIONS

     General. From January 1, 1992 through December 31, 1994, the Company acquired five businesses, all of which were accounted for under the purchase method of accounting with the exception of RESI [formerly known as Stout Environmental, Inc. ("Stout")], which was accounted for as a pooling-of-interests. These businesses were acquired for a combination of cash and shares of the Company's Common Stock. The value of the Common Stock reflects the market value of the Company's Common Stock at the closing of each acquisition, adjusted to account for restrictions common to unregistered securities and for registration rights, if applicable. The final determination of the cost of certain of the Company's acquisitions is subject to the resolution of certain contingencies, primarily the determination of contingent consideration payable as described in Note 9. The operating results of the acquired businesses accounted for under the purchase method of accounting have been included in the supplemental consolidated financial statements from the dates of acquisition.

                        REPUBLIC WASTE INDUSTRIES, INC.

     The following table sets forth the purchase price of the Company's acquisitions accounted for under the purchase method of accounting (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994       1993       1992
                                                               ------     ------     ------
    Cash (net of cash acquired)..............................  $4,059     $5,664     $2,899
    Common stock (including contingent consideration
      earned)................................................     105        266      2,964
                                                               ------     ------     ------
                                                               $4,164     $5,930     $5,863
                                                               ======     ======     ======

     The following describes each of the acquisitions completed by the Company in 1994:

     Laughlin Environmental, Inc. In February 1994, the Company acquired Laughlin Environmental, Inc. ("Laughlin"), located in the Houston, Texas area. Laughlin provides environmental services on a contract basis and serves to complement the Company's special waste landfill located in the Dallas, Texas area. Additionally, Laughlin internalized a portion of its operating costs in 1994 through the acquisition of the assets of a subcontractor.

     Waste Handling Systems, Inc. In October 1994, the Company acquired Waste Handling Systems, Inc. ("Waste Handling") which is located in Rutherford County, North Carolina, approximately 75 miles west of Charlotte. Waste Handling is a collection operation adjacent to the Company's existing landfill and collection operation in southwest North Carolina and services collection routes in a 30 mile radius of Forest City, North Carolina through the transportation of municipal solid waste.

     Midwest Sanitation Service, Inc. In November 1994, the Company acquired Midwest Sanitation Service, Inc. ("Midwest"). Midwest is a landfill and collection operation which was the largest private hauler in North Dakota.

     As discussed in Note 9, the Company also paid additional consideration to the sellers of previously completed acquisitions for the attainment of certain earnings levels as specified in the respective acquisition agreements.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Unaudited Pro Forma Results of Operations. The Company's unaudited pro forma consolidated results of operations for 1994, 1993 and 1992 shown below are presented assuming that the Company's business combinations had been consummated January 1, 1992 (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1993        1992
                                                            -------     -------     -------
    Revenue as reported...................................  $61,709     $56,817     $48,979
    Revenue of businesses acquired........................    2,890      10,389       6,808
                                                            -------     -------     -------
    Pro forma revenue.....................................  $64,599     $67,206     $55,787
                                                            =======     =======     =======
    Income (loss) from continuing operations as
      reported............................................  $ 8,659     $(3,203)    $ 4,877
    Net income of businesses acquired.....................       97         353         443
    Pro forma adjustments(A)..............................      126         (11)        113
                                                            -------     -------     -------
    Pro forma income (loss) from continuing operations....  $ 8,882     $(2,861)    $ 5,433
                                                            =======     =======     =======
    Earnings (loss) per common and common equivalent share
      from continuing operations as reported..............  $  0.30     $ (0.11)    $  0.18
    Effect of businesses acquired and pro forma
      adjustments.........................................     0.01        0.01        0.02
                                                            -------     -------     -------
    Pro forma earnings (loss) per common and common
      equivalent share from continuing operations.........  $  0.31     $ (0.10)    $  0.20
                                                            =======     =======     =======
    Weighted average common and common equivalent shares
      as reported.........................................   28,507      28,598      27,441
    Effect of shares issued for business acquisitions.....       --          --         349
                                                            -------     -------     -------
    Pro forma weighted average common and common
      equivalent shares...................................   28,507      28,598      27,790
                                                            =======     =======     =======

---------------

(A) Pro forma adjustments include: (i) depreciation expense resulting from the additional value assigned to acquired assets computed in accordance with the Company's accounting policies; (ii) contractual reductions of former owners' and officers' salaries and (iii) adjustments to the income tax provision to reflect the Company's effective tax rate.

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1992.

4. RESTRUCTURING AND UNUSUAL CHARGES

     In the fourth quarter of 1993, the Company recorded restructuring and unusual charges of $10.0 million based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6.6 million. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1.2 million. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals aggregating $2.2 million for the costs to defend or settle certain litigation and environmental matters.

                        REPUBLIC WASTE INDUSTRIES, INC.

     In March 1992, the Company acquired Stout in a merger transaction accounted for in accordance with the pooling-of-interests method. In connection with the merger, the Company incurred substantial legal, accounting, consulting and financing costs aggregating $2.2 million, which was recorded as an unusual charge.

5. EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     The computation of weighted average common and common equivalent shares used in the calculation of earnings (loss) per share is shown below (in thousands):

                                                      SIX MONTHS
                                                         ENDED
                                                       JUNE 30,       YEAR ENDED DECEMBER 31,
                                                    ---------------   ------------------------
                                                     1995     1994     1994     1993     1992
                                                    ------   ------   ------   ------   ------
                                                      (UNAUDITED)
    Common shares outstanding.....................  28,273   28,511   28,276   28,438   28,371
    Effect of using weighted average common shares
      outstanding during the year.................      (5)      --       --       --   (1,116)
    Common shares issuable under options, warrants
      and earn-out agreements.....................   1,751       49       82      160      186
    Weighted average effect of treasury stock
      purchases...................................      --       --      149       --       --
                                                    ------   ------   ------   ------   ------
    Weighted average common and common
      equivalent shares...........................  30,019   28,560   28,507   28,598   27,441
                                                    ======   ======   ======   ======   ======

     The difference between shares for primary and fully diluted earnings (loss) per common and common equivalent share was not significant for the periods presented.

6. PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Land, landfills and improvements.........................  $80,601     $77,562
        Vehicles and equipment...................................   15,340      13,108
        Buildings and improvements...............................    3,158       1,656
        Furniture and fixtures...................................      746         672
                                                                   -------     -------
                                                                    99,845      92,998
          Less accumulated depreciation and depletion............  (12,943)     (8,699)
                                                                   -------     -------
                                                                   $86,902     $84,299
                                                                   =======     =======

7. ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     The Company owns and operates nine solid waste landfills in the United States. The Company is responsible for closure and post-closure monitoring and maintenance costs at these landfills which are currently operating. Closure and post-closure costs are provided in accordance with Subtitle D regulations. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Considering existing accruals at the end of 1994, approximately $7.6 million of such costs are to be expensed over the remaining lives of these facilities. Included with the accrued costs associated with landfills at December 31, 1994 is $179,000 related to post-closure activities at a closed solid waste landfill formerly owned by the Company.

                        REPUBLIC WASTE INDUSTRIES, INC.

     As discussed in Note 9, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     For a discussion of the Company's significant accounting policies related to these environmental and landfill costs, see Note 1 -- "Summary of Significant Accounting Policies -- Accrued Environmental and Landfill Costs".

8. NOTES PAYABLE AND LONG-TERM DEBT

     Short-Term Borrowings and Notes Payable. Notes payable at December 31, 1994 and 1993 consisted primarily of short-term insurance premium financing.

     Long-Term Debt.  Long-term debt consists of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Revolving credit facility, secured by the stock of the
          Company's subsidiaries, interest payable quarterly, at
          prime or at a Eurodollar rate plus 1.5% (8.3% as of
          December 31, 1994), due September 1996.................  $12,600     $12,200
        Notes to banks and financial institutions, secured by
          equipment and other assets, interest ranging from 7.0%
          to 12.9% (weighted average interest rate of 7.2% as of
          December 31, 1994), payable monthly through 1998.......    1,305       1,914
        Other notes, secured by equipment and other assets,
          interest ranging from 4.0% to 11.5% (weighted average
          interest rate of 6.0% as of December 31, 1994), payable
          monthly through 2004...................................    2,818       2,151
                                                                   -------     -------
                                                                    16,723      16,265
        Less current maturities..................................   (1,571)     (1,753)
                                                                   -------     -------
                                                                   $15,152     $14,512
                                                                   =======     =======

     In September 1993, the Company entered into a revolving credit facility agreement with a U.S. commercial bank in the amount of $25,000,000, which includes a line of credit with $10,000,000 available for standby letters of credit. At December 31, 1994, the Company had standby letters of credit of $5,591,000 outstanding under this facility and $6,809,000 available under the revolving credit facility. In 1995, the Company extended the due date from September 1996 to December 1997 and increased the availability under this facility to $35,000,000. The credit agreement requires the Company, among other restrictions, to meet certain financial ratios and places certain limitations on dividend payments and other borrowing. As of December 31, 1994, the Company was in compliance with all covenants under the credit agreement.

     At December 31, 1994, aggregate maturities of long-term debt were as follows (in thousands):

            1995.......................................................  $ 1,571
            1996.......................................................   13,156
            1997.......................................................      677
            1998.......................................................      591
            1999.......................................................      316
            Thereafter.................................................      412
                                                                         -------
                                                                         $16,723
                                                                         =======

                        REPUBLIC WASTE INDUSTRIES, INC.

9. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by Republic in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16.0 million. In August 1993, the Court rendered a ruling in favor of Republic and found that GI did not meet its burden in proving that it could have performed its obligations under the Merger Agreement. GI appealed that decision in September 1993. In March 1995, the United States Court of Appeals for the Ninth Circuit (the "Court of Appeals") reversed in part and vacated in part the August 1993 decision and remanded the case back to the Court for a hearing on damages. The Company filed a motion for reconsideration and suggestion of en banc consideration with the Court of Appeals in an effort to restore the original ruling denying GI's claim. On May 12, 1995, the Court of Appeals denied the motion and suggestion. The Company has filed a timely petition for writ of certiorari with the United States Supreme Court, although the Court has commenced proceedings that may lead to a trial on damages.

     Subsequent to the Company's seeking recovery from GI for the guaranty, GI filed for protection under Chapter 11 of the Bankruptcy Code. The Company is a secured creditor and anticipates a complete recovery of the $600,000, plus interest and costs, including attorneys' fees.

     On November 9, 1992, A&B Investors, Inc. ("A&B") filed an action against the Company in the District Court of Harris County, Texas alleging, among other claims, breach of contract and securities fraud. On July 14, 1995, this matter was resolved in an out-of-court settlement which did not have a material effect on the Company's results of operations or consolidated financial position.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 for various causes of action including interference with business relations and seeks $24.0 million in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case is currently scheduled for trial in late 1995 or early 1996.

     While the results of the legal proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's results of operations or consolidated financial position.

     Environmental Matters. The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

                        REPUBLIC WASTE INDUSTRIES, INC.

     In February 1993, the DTSC denied the Company's October 1992 request to classify the Filters as "special waste" under California regulations. DTSC's denial indicated that the Filters met all technical and analytical requirements for reclassification as a special waste, but that a procedural requirement related to the timing of the reclassification request was not met. The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to seek a variance under California regulations which will reclassify the Filters as a special waste, irrespective of the reclassification application submittal timing issue, and allow the Filters to be left in the landfill. If this occurs, the state, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and that the affected area accept no additional waste. A decision on the reclassification issue is expected by October 1995. In the event that the variance is not granted, the Regional Water Quality Control Board and Integrated Waste Management Board will determine what remedial measures must be taken based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. The Company seeks to recover actual expenses and punitive damages. Discovery and regulatory studies are proceeding. The Company believes it will prevail, but no amounts have been accrued for any recovery of damages.

     Although it is possible that losses exceeding amounts already recorded may be incurred upon the ultimate resolution of the environmental matters described above, management believes that such losses, if any, will not have a material adverse effect on the Company's consolidated results of operations or consolidated financial position.

     Operating Lease Commitments. The Company and its subsidiaries lease portions of their premises and certain equipment under various operating lease agreements. At December 31, 1994, total minimum rental commitments becoming payable under all operating leases are as follows (in thousands):

            1995..........................................................  $562
            1996..........................................................  $470
            1997..........................................................  $338
            1998..........................................................  $104
            1999..........................................................  $ 53
            Thereafter....................................................  $ 27

     Total rental expense incurred under operating leases was $653,000, $544,000 and $468,000 in 1994, 1993 and 1992, respectively.

     Postretirement Benefits. The Company does not provide postretirement or postemployment benefits to its employees and, accordingly, has not reflected any cost arising from the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" or SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Effective January 1, 1994, the Company instituted a defined contribution 401(k) savings plan for employees meeting certain employment requirements. Under the plan, the Company may, at its discretion, match a portion of employee contributions based on the profitability and growth of the Company. No contributions under this plan were made by the Company in 1994.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Contingent Consideration. In certain of the business acquisitions accounted for as purchases, the Company has agreed to issue contingent consideration in the form of additional shares of the Company's common stock and, in some cases, additional cash to the sellers of those businesses based on the attainment of certain earnings levels and other contingencies. During the years ended December 31, 1994, 1993 and 1992, the Company has issued approximately 29,000, 160,000 and 186,000 shares of common stock and paid $623,000, $432,000 and $40,000, respectively, for the attainment of such earnings levels. These amounts have been capitalized as additional purchase price. The maximum contingent consideration to be earned over the next of eight years as of December 31, 1994 consists of approximately 406,000 shares of the Company's common stock and $412,000. Under the terms of an acquisition agreement, the Company has agreed to pay additional consideration to the former owners of a landfill site of a maximum of $2,500,000 upon the expansion of the landfill airspace by up to 2,500,000 cubic yards.

     Other Matters. At December 31, 1994, the Company had made cash deposits into escrow accounts which total $735,000 in connection with landfill closure and certain other obligations, of which $656,000 was included in cash and cash equivalents and $79,000 was included in other assets. Additionally, the Company has bonding facilities for the issuance of payment, performance and bid bonds, of which $1,684,000 in bonds were outstanding at December 31, 1994. The Company also has facilities available for the issuance of standby letters of credit, of which $3,980,000 in letters of credit were outstanding at December 31, 1994.

10. STOCKHOLDERS' EQUITY

     Preferred Stock. The Company has 5,000,000 authorized shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

     Treasury Stock. In October 1993, the Board of Directors authorized the Company to repurchase up to 1.3 million shares, or 4.8% of its outstanding Common Stock, through October 1994, as deemed appropriate by management. Through October 1994, 281,000 shares were repurchased for an aggregate value of $856,000. In October 1994, the Board of Directors authorized management to continue the repurchase program and to repurchase up to an additional 1.3 million shares, or 4.8% of its outstanding Common Stock, through October 1995. The repurchasing of shares is intended to achieve a more favorable balance between the market supply of the shares and market demand, as well as take advantage of the relatively low price of the Company's Common Stock. Repurchases have been effected at prevailing market prices from time to time on the open market. The repurchased shares represent additions to treasury stock. In October 1994, the Board of Directors authorized the retirement of the 281,000 shares held in treasury, which were retired in the fourth quarter of 1994. In December 1994, 28,993 shares of the Company's Common Stock were returned to the Company in a settlement with a former owner of one of its subsidiaries. These shares represented additions to treasury stock and were subsequently retired in December 1994. The Company's stock repurchase program expires on October 31, 1995 and the Company does not currently plan to repurchase any additional Common Stock.

     1991 Stock Option Plan. In October 1991, the Board of Directors approved a stock option plan (the "1991 Plan"), which was subsequently approved by the Company's stockholders at the 1992 Annual Meeting of Stockholders, under which employees and officers of the Company or any of its subsidiaries or parent corporations and members of the Board of Directors of the Company may be awarded options to purchase common shares. A maximum of 5,000,000 common shares, less shares issued or purchased pursuant to the 1990 Stock Option and Stock Purchase Plan (the "1990 Plan") as discussed below, have been reserved for issuance to participants in the 1991 Plan in the form of stock options. The option price under the 1991 Plan is to be determined by the Board of Directors but shall not be less than the fair market value of the common shares on the date the stock option is granted. Options are subject to adjustment upon certain changes in the capital structure of the Company, such as a stock dividend, stock split or other similar events.

                        REPUBLIC WASTE INDUSTRIES, INC.

     1990 Stock Option and Stock Purchase Plan. In April 1990, the Board of Directors approved a stock option and stock purchase plan for certain key employees, directors, consultants and advisors. A maximum of 2,500,000 shares of common stock were reserved for issuance to participants in the plan in the form of either stock options or stock purchases, as determined by the Compensation Committee. Options granted under the plan expire ten years from the date of grant and vest over varying periods as determined by the Compensation Committee. During the year ended December 31, 1990, 700,000 shares were purchased at $2.50 to $4.50 per share. When shares were purchased under the 1990 Plan, the participant paid the par value of the shares in cash, and issued a nonrecourse promissory note to the Company for the balance of the purchase price. These promissory notes along with interest are due ten years from the date of issuance and are collateralized by the shares purchased. During 1992, the Company received payment of $648,000 on notes receivable arising from stock purchase agreements pursuant to the 1990 Plan. The 1990 Plan has been replaced by the 1991 Plan, as discussed above.

     Activity under the Company's 1990 and 1991 stock option plans during each of the two years ended December 31, 1994 are summarized as follows:

                                             1990 PLAN   1991 PLAN     TOTAL     OPTION PRICE
                                             ---------   ---------   ---------   ------------
    Outstanding at December 31, 1992.......   598,000     348,500      946,500   $2.50-$14.50
      Granted..............................   100,000     401,900      501,900   $4.00-$12.50
      Cancelled............................        --    (331,900)    (331,900)  $7.25-$10.63
                                             ---------   ---------   ---------
    Outstanding at December 31, 1993.......   698,000     418,500    1,116,500   $2.50-$14.50
      Granted..............................        --     176,000      176,000   $2.69-$ 3.38
      Cancelled............................   (50,000)   (130,500)    (180,500)  $2.69-$10.63
                                             ---------   ---------   ---------
    Outstanding at December 31, 1994.......   648,000     464,000    1,112,000   $2.50-$14.50
                                             =========   =========    ========
    Exercisable at December 31, 1994.......   648,000     113,450      761,450   $    9.92(1)
                                             =========   =========    ========
    Available for future grant at
      December 31, 1993....................   763,000   2,081,500    2,844,500
      Cancelled............................    50,000     130,500      180,500
      Granted..............................        --    (176,000)    (176,000)
                                             ---------  ----------   ---------
    Available for future grant at
      December 31, 1994....................   813,000   2,036,000    2,849,000
                                             =========  ==========    ========

---------------

(1) Represents the weighted average option price of options exercisable at December 31, 1994.

                        REPUBLIC WASTE INDUSTRIES, INC.

     Common Stock Warrants. The Company has awarded warrants to purchase shares of Common Stock to certain executive officers, directors, employees and affiliates as additional incentive to continue in the service of the Company. The warrants vest at 20% per year and are exercisable, with respect to each portion vested, for a period of four years following such vesting. Activity involving Common Stock warrants during each of the two years ended December 31, 1994 are summarized as follows:

                                                     EXERCISE
                                     WARRANTS         PRICE              EXPIRATION DATE
                                    ----------     ------------   -----------------------------
Outstanding at December 31,
  1992............................   6,480,750     $6.00-$12.75        June 1993-May 2001
  Issued..........................     515,000            $4.00           December 2000
  Expired.........................  (4,915,000)    $6.50-$12.75                --
                                    ----------
Outstanding at December 31,
  1993............................   2,080,750     $4.00-$12.75     August 1995-December 2000
  Issued..........................     200,000            $2.69             May 2003
                                    ----------
Outstanding at December 31,
  1994............................   2,280,750     $2.69-$12.75       August 1995-May 2003
                                     =========
Exercisable at December 31,
  1994............................   1,250,750         $7.61(1)
                                     =========

---------------

(1) Represents the weighted average exercise price of warrants exercisable at December 31, 1994.

11. INCOME TAXES

     Kertz elected S-corporation status for income tax reporting purposes on July 1, 1993 at which time deferred tax balances were eliminated through a credit to the deferred income tax provision. Since July 1, 1993, net income and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes have been included in the individual tax returns of the former stockholders of Kertz. Upon the closing of the merger transaction on August 28, 1995, Kertz was no longer eligible for S-corporation status. Deferred income taxes recorded at closing upon the change in the tax status were not material to the supplemental consolidated financial statements.

     The components of the income tax provision related to continuing operations are shown below (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1993        1992
                                                            -------     -------     -------
    Current:
      Federal.............................................  $   183     $   399     $ 2,266
      State...............................................      251         141         127
                                                            -------     -------     -------
                                                                434         540       2,393
    Federal deferred......................................    2,771      (1,712)       (602)
    Tax reserve adjustments...............................   (1,963)         --      (1,538)
    Change in valuation allowance.........................   (1,242)      1,242          --
                                                            -------     -------     -------
    Income tax provision..................................  $    --     $    70     $   253
                                                            =======     =======     =======

     In addition to the above, the Company recorded an income tax benefit of $210,000 and $123,000 in 1993 and 1992, respectively, related to its discontinued operations.

     In 1992, the Company changed its method of accounting for income taxes from the method required under SFAS No. 96 to the method required under SFAS No. 109. Since the approach under both statements is similar, there was no significant income effect of the change on the recording of income taxes. Under SFAS

                        REPUBLIC WASTE INDUSTRIES, INC.

No. 109, deferred tax assets or liabilities at the end of each period are determined by applying the current tax rate to the difference between the financial reporting and income tax basis of assets and liabilities.

     Net operating loss ("NOL") carryforwards are recognized under SFAS No. 109 unless it is "more likely than not" that they will not be realized. In 1993, the Company recorded a $1,242,000 valuation allowance related to the realization of deferred tax assets generated as a result of the 1993 restructuring and unusual charges. This valuation allowance was recorded due to the uncertainty surrounding the future utilization of such deferred tax assets. In 1994, the valuation allowance was eliminated based on the expected realization of such deferred tax assets.

     In the years immediately following an acquisition, the Company provides income taxes at the statutory income tax rate applied to pre-tax income. As part of its tax planning to reduce effective tax rates and cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes, claiming tax credits not previously claimed and recapturing taxes previously paid by acquired companies. At such time as these reductions in the Company's deferred tax liabilities are determined to be realizable, the impact of the reduction is recorded as tax reserve adjustments in the tax provision. The Company's unaudited income tax provision for the first quarter of 1995 was offset by such adjustments. The Company's unaudited income tax provision of approximately 38% for the three and six months ended June 30, 1994 was offset by reductions in valuation allowance, as well as tax reserve adjustments.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate as reported in the accompanying supplemental consolidated statements of operations is shown below:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                              1994        1993        1992
                                                              -----       -----       -----
    Statutory federal income tax rate.......................   34.0%      (34.0)%      34.0%
    Amortization of goodwill................................    1.1         3.0         1.0
    State income taxes, net of federal benefit..............    2.1         3.6         0.3
    Tax reserve adjustments.................................  (22.7)         --       (30.0)
    Change in valuation allowance...........................  (14.3)       39.7          --
    Kertz earnings (S-corporation)..........................   (0.6)      (10.9)         --
    Other, net..............................................    0.4         0.8        (0.4)
                                                              -----       -----       -----
         Effective tax rate.................................    0.0%        2.2%        4.9%
                                                              =====       =====       =====

                        REPUBLIC WASTE INDUSTRIES, INC.

     Components of the net deferred income tax liability are shown below (in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1994         1993
                                                                      -------     --------
    Deferred income tax liabilities:
      Book basis in property over tax basis.........................  $19,900     $ 20,400
      Book capitalization of costs expensed for tax.................       --           31
                                                                      -------     --------
                                                                       19,900       20,431
                                                                      -------     --------
    Deferred income tax assets:
      Net operating losses..........................................   (5,185)      (5,890)
      Accrued environmental and landfill costs......................   (2,761)      (3,054)
      Accruals not currently deductible.............................     (722)      (1,385)
                                                                      -------     --------
                                                                       (8,668)     (10,329)
                                                                      -------     --------
                                                                       11,232       10,102
    Valuation allowance.............................................       --        1,242
                                                                      -------     --------
    Net deferred income tax liability...............................  $11,232     $ 11,344
                                                                      =======     ========

     At December 31, 1994, the Company had available U.S. NOL carryforwards of approximately $15,249,000 which expire $7,994,000, $6,342,000 and $913,000 in the years 2006, 2007 and 2008, respectively.

12. RELATED PARTY TRANSACTIONS

     The Company has entered into an agreement to lease office space for one of its subsidiaries with the former owner of this subsidiary who is a current officer of this subsidiary. The Company also utilizes companies affiliated with former owners of acquired businesses who are current officers of the Company's subsidiaries for hauling and other services. Aggregate payments for leases and such services were $132,000, $1,139,000 and $827,000 in 1994, 1993 and 1992,
respectively. In September 1993, the Company internalized a portion of these hauling services through the acquisition of substantially all of the assets of a hauling company owned by an officer of a subsidiary of the Company for $370,000 cash.

                        REPUBLIC WASTE INDUSTRIES, INC.

13. OPERATIONS BY INDUSTRY SEGMENT (UNAUDITED)

     The following tables present information regarding the Company's different industry segments based on the historical operations of the Company (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1994         1993         1992
                                                         --------     --------     --------
    Revenue
      Solid waste services.............................  $ 48,766     $ 41,095     $ 35,341
      Electronic security services.....................    12,943       15,722       13,638
                                                         --------     --------     --------
                                                         $ 61,709     $ 56,817     $ 48,979
                                                         ========     ========     ========
    Operating income (loss)
      Solid waste services.............................  $  9,490     $ (3,179)    $  2,840
      Electronic security services.....................       213          612          356
      Interest and other income (expense), net.........    (1,044)        (566)       1,934
                                                         --------     --------     --------
    Income (loss) from continuing operations before
      income taxes.....................................  $  8,659     $ (3,133)    $  5,130
                                                         ========     ========     ========
    Depreciation, depletion and amortization
      Solid waste services.............................  $  4,748     $  3,940     $  2,822
      Electronic security services.....................       212          202          122
                                                         --------     --------     --------
                                                         $  4,960     $  4,142     $  2,944
                                                         ========     ========     ========
    Capital expenditures
      Solid waste services.............................  $  5,452     $  3,701     $ 10,414
      Electronic security services.....................       483          629          404
                                                         --------     --------     --------
                                                         $  5,935     $  4,330     $ 10,818
                                                         ========     ========     ========
    Identifiable assets
      Solid waste services.............................  $112,149     $104,364     $ 99,574
      Electronic security services.....................     2,481        2,438        1,639
                                                         --------     --------     --------
              Total identifiable assets................   114,630      106,802      101,213
    Net assets of discontinued operations..............    20,292       16,872       28,533
                                                         --------     --------     --------
              Total assets.............................  $134,922     $123,674     $129,746
                                                         ========     ========     ========

                        REPUBLIC WASTE INDUSTRIES, INC.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                         FIRST    SECOND     THIRD     FOURTH
                                                        QUARTER   QUARTER   QUARTER   QUARTER
                                                        -------   -------   -------   --------
                                                         (IN THOUSANDS, EXCEPT FOR PER SHARE
                                                                       AMOUNTS)
    Revenue....................................  1994  $14,544   $16,234   $15,006    $ 15,925
                                                 1993  $12,933   $14,967   $14,462    $ 14,455
    Gross profit...............................  1994  $ 5,964   $ 6,090   $ 5,761    $  6,202
                                                 1993  $ 5,520   $ 6,205   $ 6,002    $  5,853
    Income (loss) from continuing operations...  1994  $ 1,452   $ 2,585   $ 3,080    $  1,542
                                                 1993  $ 1,173   $ 1,420   $ 1,728    $ (7,524)(1)
    Net income (loss)..........................  1994  $ 1,306   $ 3,412   $ 4,068    $  2,557
                                                 1993  $   702   $ 1,315   $ 2,126    $(21,925)
    Earnings (loss) per share from               1994  $  0.05   $  0.09   $  0.11    $   0.05
      continuing operations....................  1993  $  0.04   $  0.05   $  0.06    $  (0.26)(1)

---------------

(1) As discussed in Note 4, restructuring and unusual charges of $10,040 were recorded by the Company in the fourth quarter of 1993 to reorganize its operations.

15. SUBSEQUENT EVENTS

     Equity Investment by H. Wayne Huizenga and Associates, Westbury(Bermuda) Ltd. and Harris W. Hudson. On May 21, 1995, the Company agreed to issue and sell in aggregate 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. Michael G. DeGroote, then Chairman of the Board, President and Chief Executive Officer of Republic) and Mr. Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,575,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share effective August 3, 1995. In July 1995, the Company agreed to sell an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. John J. Melk for $13.25 per share for aggregate proceeds of $26,500,000. These transactions were completed on August 3, 1995.

     On August 3, 1995, in connection with the equity investment, Mr. Huizenga was elected Chairman of the Board of Directors and Chief Executive Officer of Republic and Mr. DeGroote, former Chairman of the Board, President and Chief Executive Officer of the Company, was elected Vice Chairman of the Board. Additionally, Mr. Hudson was appointed as President of the Company and as a member of the Board of Directors. Mr. Gregory K. Fairbanks was appointed as Executive Vice President and Chief Financial Officer and Mr. Donald E. Koogler resigned as a director but remains as Executive Vice President and Chief Operating Officer of Republic.

     Private Placement Transactions. In July 1995, the Company sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, resulting in net proceeds of approximately $70 million after deducting fees and commissions. In September 1995, the Company sold 5,000,000 shares of Common Stock in an additional private placement transaction for $20.25 per share resulting in net proceeds of approximately $100 million after deducting fees and commissions.

     As a result of the above transactions, the Company received approximately $234 million in cash in July, August and September 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility totaling approximately $15.5 million plus interest expense.

     Acquisition of Hudson Management Corporation and Envirocycle, Inc. (the "Hudson Companies"). On August 3, 1995, the Company issued 8.0 million shares of Common Stock in exchange for all of the

                        REPUBLIC WASTE INDUSTRIES, INC.

outstanding shares of common stock of the Hudson Companies, each of which is owned by Mr. Hudson. The Hudson Companies, as the third largest solid waste management company in Florida, provide solid waste collection and recycling services to commercial, industrial and residential customers. The acquisition will be accounted for using the purchase method of accounting. Subsequent to the acquisition, the Company repaid substantially all of the outstanding debt of the Hudson Companies which totaled approximately $11 million.

     Acquisition of Southland Environmental Services. On August 24, 1995, Republic entered into a definitive agreement to acquire all of the outstanding common stock of Southland Environmental Services, Inc. in exchange for 2.6 million shares of Common Stock of Republic. Southland provides solid waste collection services in the Northeast Florida area serving over 70,000 residential and commercial customers. Southland also owns and operates a construction and demolition landfill and provides composting and recycling services. This acquisition is expected to close in October 1995 and will be accounted for under the pooling-of-interests method of accounting.

                        REPUBLIC WASTE INDUSTRIES, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  JUNE 30,       DECEMBER 31,
                                                                    1995             1994
                                                                 -----------     ------------
                                                                 (UNAUDITED)
                                           ASSETS

Current assets
  Cash and cash equivalents....................................   $   2,948        $  2,742
  Accounts receivable, less allowance for doubtful accounts of
     $399 and $245, respectively...............................       8,776           7,432
  Prepaid expenses.............................................         961           1,095
  Other current assets.........................................       3,128           2,937
                                                                 -----------     ------------
          Total current assets.................................      15,813          14,206
Property and equipment, net....................................      87,015          85,492
Goodwill, net of accumulated amortization of $882 and $710,
  respectively.................................................      12,969          11,307
Net assets of discontinued operations..........................          --          20,292
Other assets...................................................       1,135           1,144
                                                                 -----------     ------------
          Total assets.........................................   $ 116,932        $132,441
                                                                 ===========     =============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable.............................................   $   4,343        $  3,097
  Accrued liabilities..........................................       2,558           4,116
  Notes payable................................................         633             394
  Current maturities of long-term debt.........................         621             899
  Current portion of accrued environmental and landfill
     costs.....................................................       2,080           1,404
  Income taxes payable.........................................         303             160
                                                                 -----------     ------------
          Total current liabilities............................      10,538          10,070
Long-term debt, net of current maturities......................      17,995          14,926
Accrued environmental and landfill costs, net of current
  portion......................................................       7,267           8,244
Deferred income taxes..........................................      11,544          11,232
                                                                 -----------     ------------
          Total liabilities....................................      47,344          44,472
                                                                 -----------     ------------
Commitments and contingencies
Stockholders' equity
  Preferred stock, par value $0.01 per share; 5,000,000 shares
     authorized; none issued...................................          --              --
  Common stock, par value $0.01 per share; 350,000,000 shares authorized; 27,183,506 and 27,185,731 issued,
     respectively..............................................         272             272
  Additional paid-in capital...................................      67,691         103,994
  Retained earnings (accumulated deficit) since January 1,
     1990......................................................       1,850         (15,624)
  Notes receivable arising from stock purchase agreements......        (225)           (673)
                                                                 -----------     ------------
          Total stockholders' equity...........................      69,588          87,969
                                                                 -----------     ------------
          Total liabilities and stockholders' equity...........   $ 116,932        $132,441
                                                                 ===========     =============

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           JUNE 30,                JUNE 30,
                                                      -------------------     -------------------
                                                       1995        1994        1995        1994
                                                      -------     -------     -------     -------
Revenue.............................................  $16,158     $13,115     $29,919     $23,957
Expenses:
  Cost of operations................................   10,773       8,483      19,583      15,193
  Selling, general and administrative...............    2,120       2,023       4,325       4,194
Other (income) expense:
  Interest and other income.........................     (138)        (76)       (158)       (101)
  Interest expense..................................      419         258         793         523
                                                      -------     -------     -------     -------
                                                       13,174      10,688      24,543      19,809
                                                      -------     -------     -------     -------
Income from continuing operations before income
  taxes.............................................    2,984       2,427       5,376       4,148
Income tax provision................................    1,134          --       1,134          --
                                                      -------     -------     -------     -------
Income from continuing operations...................    1,850       2,427       4,242       4,148
Income from discontinued operations, net of income
  tax provision of $0, $298 and $0, respectively....       --         827         508         681
                                                      -------     -------     -------     -------
Net income..........................................  $ 1,850     $ 3,254     $ 4,750     $ 4,829
                                                      =======     =======     =======     =======
Earnings per common and common equivalent share:
  Continuing operations.............................  $  0.06     $  0.09     $  0.15     $  0.15
  Discontinued operations...........................       --        0.03        0.02        0.03
                                                      -------     -------     -------     -------
  Net income........................................  $  0.06     $  0.12     $  0.17     $  0.18
                                                      =======     =======     =======     =======
Weighted average common and common equivalent
  shares............................................   28,986      27,403      28,929      27,470
                                                      =======     =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                       RETAINED       NOTES
                                                                       EARNINGS     RECEIVABLE
                                                                     (ACCUMULATED    ARISING
                                                                       DEFICIT)        FROM
                                                        ADDITIONAL      SINCE         STOCK
                                               COMMON    PAID-IN      JANUARY 1,     PURCHASE
                                               STOCK     CAPITAL         1990       AGREEMENTS
                                               ------   ----------   ------------   ----------
Balance at December 31, 1994.................   $272     $103,994      $(15,624)      $ (673)
Purchases of treasury stock..................     --         (223)           --           --
Exercise of stock options and warrants.......     --          225            --           --
Payments received on notes...................     --           --            --          448
Reclassification of additional paid-in
  capital to effect the spin-off.............     --      (36,305)       36,305           --
Spin-off of Republic Environmental Systems,
  Inc., effective April 1995.................     --           --       (23,579)          --
Net income...................................     --           --         4,750           --
Foreign currency translation adjustment......     --           --            (2)          --
                                               ------   ----------   ------------   ----------
Balance at June 30, 1995.....................   $272     $ 67,691      $  1,850       $ (225)
                                               ======== =========    ============   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
Cash flows from operating activities:
  Income from continuing operations......................................  $ 4,242     $ 4,148
  Adjustments to reconcile income from continuing operations to net cash provided by operations:
     Depreciation, depletion and amortization............................    2,780       2,234
     Provision for doubtful accounts.....................................      159          39
     Provision for accrued environmental and landfill costs..............      170         110
     Gain on the sale of property and equipment..........................      (23)       (193)
  Changes in assets and liabilities, net of effects from business acquisitions:
     Accounts receivable.................................................     (957)       (667)
     Prepaid expenses and other assets...................................       49        (241)
     Accounts payable and accrued liabilities............................     (589)       (374)
     Income taxes payable................................................      143         242
     Other liabilities...................................................     (115)       (377)
                                                                           -------     -------
Net cash provided by continuing operations...............................    5,859       4,921
                                                                           -------     -------
Cash provided (used) by discontinued operations..........................     (263)        765
                                                                           -------     -------
Cash flows from investing activities:
  Business acquisitions, net of cash acquired............................   (2,358)       (500)
  Purchases of property and equipment....................................   (3,538)     (2,015)
  Proceeds from the sale of property and equipment.......................       90         412
                                                                           -------     -------
Net cash used in investing activities....................................   (5,806)     (2,103)
                                                                           -------     -------
Cash flows from financing activities:
  Exercise of stock options and warrants.................................      181          --
  Repayments received on notes receivable arising from stock purchase
     agreements..........................................................      448          --
  Capital contribution to Republic Environmental Systems, Inc. ..........   (2,520)         --
  Purchases of treasury stock............................................     (223)       (450)
  Payments of long-term debt and notes payable...........................   (2,702)     (2,828)
  Proceeds from long-term debt and notes payable.........................    5,232         935
                                                                           -------     -------
Net cash provided by (used in) financing activities......................      416      (2,343)
                                                                           -------     -------
Increase in cash and cash equivalents....................................      206       1,240
Cash and cash equivalents:
  Beginning of period....................................................    2,742       3,279
                                                                           -------     -------
  End of period..........................................................  $ 2,948     $ 4,519
                                                                           =======     =======
Supplemental disclosure of cash paid for:
  Interest...............................................................  $   653     $   440
  Income taxes...........................................................  $   627     $   325

  The accompanying notes are an integral part of these consolidated financial statements.

                        REPUBLIC WASTE INDUSTRIES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The accompanying unaudited consolidated financial statements include the accounts of Republic Waste Industries, Inc. and its wholly-owned subsidiaries (the "Company" or "Republic") and have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. All significant intercompany accounts and transactions have been eliminated. As discussed in Note 2, the Company spun-off its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI") to Republic stockholders in April 1995 (the "Distribution"). Accordingly, this segment was accounted for as a discontinued operation and the accompanying consolidated financial statements have been restated to report separately the net assets and operating results of these discontinued operations prior to the distribution date. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted in the accompanying condensed consolidated financial statements. These unaudited consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments, except as disclosed herein) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained elsewhere in this Prospectus.

2. SPIN-OFF OF RESI

     On April 26, 1995, Republic stockholders received one share of common stock of the Company's hazardous waste subsidiary, RESI, for every five shares of common stock, $0.01 par value per share ("Common Stock"), of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5.4 million RESI shares were distributed to Republic stockholders. RESI's common stock commenced trading on the Nasdaq National Market on April 27, 1995 under the trading symbol "RESI." The Company has had no direct ownership interest in RESI since the Distribution.

     The hazardous waste services segment of the Company's business was accounted for as a discontinued operation and, accordingly, the accompanying consolidated financial statements of the Company have been restated to report separately the net assets and operating results of these discontinued operations prior to the distribution date. Revenue of the discontinued operations was $12,040,000, $12,148,000 and $22,252,000 for three months ended June 30, 1994 and the six months ended June 30, 1995 and 1994, respectively. Net income of the discontinued operations was $827,000, $508,000 and $681,000 for the three months ended June 30, 1994 and the six months ended June 30, 1995 and 1994, respectively.

     In connection with the Distribution, the Company entered into a distribution agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2.5 million to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36.3 million to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23.0 million.

     The Company has also entered into various agreements with RESI which govern certain matters between the two parties such as ongoing corporate services to be provided by the Company to RESI, property and casualty insurance coverage for RESI through June 30, 1995, treatment of various tax matters for periods through the date of the Distribution and indemnification between both parties. The Corporate Services Agreement and the Tax Sharing Agreement are expected to be terminated by the end of 1995.

                        REPUBLIC WASTE INDUSTRIES, INC.

3. EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted earnings per share is shown below (in thousands):

                                                    THREE MONTHS
                                                        ENDED               SIX MONTHS ENDED
                                                      JUNE 30,                  JUNE 30,
                                                  -----------------         -----------------
                                                   1995       1994           1995       1994
                                                  ------     ------         ------     ------
    Common shares outstanding...................  27,183     27,346         27,183     27,421
    Common shares issuable at current earnings
      levels under options, warrants and
      earn-out agreements.......................   1,823         57          1,751         49
    Effect of using weighted average common
      shares outstanding during the period......     (20)        --             (5)        --
                                                  ------     ------         ------     ------
    Weighted average common and common
      equivalent shares.........................  28,986     27,403         28,929     27,470
                                                  ======     ======         ======     ======

     The difference between shares for primary and fully diluted earnings per common and common equivalent share was not significant for the periods presented.

4. TREASURY STOCK

     In October 1994, the Board of Directors authorized the Company to continue its stock repurchase program and repurchase up to 1.3 million shares or 4.8% of its outstanding Common Stock through October 1995. Through July 1995, 65,000 shares were repurchased for an aggregate value of $223,000 and were subsequently retired. The Company's stock repurchase program expires on October 31, 1995 and the Company does not currently plan to repurchase any additional Common Stock.

5. INCOME TAXES

     As part of its tax planning to reduce cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes and recapturing taxes previously paid by acquired companies, among others. When the Company determines that deferred tax assets for which it had previously recorded no benefit are realizable, the impact is recorded as "tax reserve adjustments" in the tax provision. The Company's income tax provision for the first quarter of 1995 was offset by such adjustments. The Company's income tax provision of approximately 38% for the three and six months ended June 30, 1994 was offset by reductions in valuation allowance, as well as tax reserve adjustments.

6. LEGAL PROCEEDINGS

     On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by Republic in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16.0 million. In August 1993, the Court rendered a ruling in favor of Republic and found that GI did not meet its burden in proving that it could have performed its obligations under the Merger Agreement. GI appealed that decision in September 1993. In March 1995, the United States Court of

                        REPUBLIC WASTE INDUSTRIES, INC.

Appeals for the Ninth Circuit (the "Court of Appeals") reversed in part and vacated in part the August 1993 decision and remanded the case back to the Court for a hearing on damages. The Company filed a motion for reconsideration and suggestion of en banc consideration with the Court of Appeals in an effort to restore the original ruling denying GI's claim. On May 12, 1995, the Court of Appeals denied the motion and suggestion. The Company has filed a timely petition for writ of certiorari with the United States Supreme Court, although the Court has commenced proceedings that may lead to a trial on damages.

     Subsequent to the Company's seeking recovery from GI for the guaranty, GI filed for protection under Chapter 11 of the U. S. Bankruptcy Code. The Company is a secured creditor and anticipates a complete recovery of the $600,000, plus interest and costs, including attorneys' fees.

     On November 9, 1992, A&B Investors, Inc. ("A&B") filed an action against the Company in the District Court of Harris County, Texas alleging, among other claims, breach of contract and securities fraud. In July 1995, this matter was resolved in an out-of-court settlement which did not have a material effect on the Company's results of operations or consolidated financial position.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 for various causes of action including interference with business relations and seeks $24.0 million in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case is currently scheduled for trial in late 1995 or early 1996.

     While the results of the legal proceedings described above and other legal proceedings and environmental matters which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's results of operations or consolidated financial position.

     Reference is made to the Company's Consolidated Financial Statements for the year ended December 31, 1994 included elsewhere in this Prospectus for information regarding pending environmental proceedings.

7. SUBSEQUENT EVENTS

     EQUITY INVESTMENT BY H. WAYNE HUIZENGA AND ASSOCIATES, WESTBURY (BERMUDA) LTD. AND HARRIS W. HUDSON. On May 21, 1995, the Company agreed to issue and sell in aggregate 8,350,000 shares of Common Stock and warrants to purchase an additional 16,700,000 shares of Common Stock to Mr. H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Mr. Michael G. DeGroote, Vice Chairman of the Board of Republic) and Mr. Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,575,000. The warrants are exercisable at prices ranging from $4.50 to $7.00 per share effective August 3, 1995. In July 1995, the Company agreed to sell an additional 1,000,000 shares of Common Stock each to Mr. Huizenga and Mr. John J. Melk for $13.25 per share for aggregate proceeds of $26,500,000. These transactions were completed on August 3, 1995.

     On August 3, 1995, in connection with the equity investment, Mr. Huizenga was elected Chairman of the Board of Directors and Chief Executive Officer of Republic and Mr. DeGroote, former Chairman of the Board, President and Chief Executive Officer of the Company, was elected Vice Chairman of the Board. Additionally, Mr. Hudson was appointed as President of the Company and as a member of the Board of Directors and Mr. Melk was named as a member of the Board of Directors. Mr. Gregory K. Fairbanks was appointed as Executive Vice President and Chief Financial Officer and Mr. Donald E. Koogler will remain as Executive Vice President and Chief Operating Officer of Republic.

                        REPUBLIC WASTE INDUSTRIES, INC.

     PRIVATE PLACEMENT TRANSACTION. In July 1995, the Company sold 5,400,000 shares of Common Stock in a private placement transaction for $13.25 per share, less fees and commissions, for net proceeds of $70,200,000.

     As a result of these transactions, the Company received approximately $134.3 million in cash in July and August 1995. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility totaling approximately $15.5 million plus interest expense. Additionally, in August 1995, the Company repaid substantially all of the outstanding debt of Hudson Management Corporation and Envirocycle, Inc. totaling approximately $11.0 million.

     ACQUISITION OF HUDSON MANAGEMENT CORPORATION AND ENVIROCYCLE, INC. On August 3, 1995, the Company issued 8,000,000 shares of Common Stock in exchange for all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. (the "Hudson Companies"), each of which is owned by Mr. Hudson. The Hudson Companies, as the third largest solid waste management company in Florida, provide solid waste collection and recycling services to commercial, industrial and residential customers. The acquisition will be accounted for using the purchase method of accounting.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Boards of Directors of
  Hudson Management Corporation
  and Envirocycle, Inc.:

     We have audited the accompanying combined balance sheets of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. (a Florida corporation and a Florida S-corporation, respectively, affiliated through common ownership) as of September 30, 1994 and 1993, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  June 1, 1995 (except with respect to the matter discussed in Note 10, as to which the date is August 3, 1995).

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                               SEPTEMBER 30,
                                                             JUNE 30,       -------------------
                                                               1995          1994        1993
                                                            -----------     -------     -------
                                                            (UNAUDITED)
                                            ASSETS

CURRENT ASSETS:
  Cash....................................................    $   630       $   538     $ 2,007
  Accounts receivable, less allowance for doubtful
     accounts of $510 (unaudited), $330 and $220,
     respectively.........................................      5,765         5,371       4,400
  Prepaid expenses and other..............................      1,353         1,179         634
  Deferred income taxes...................................        864           845         911
                                                            -----------     -------     -------
          Total current assets............................      8,612         7,933       7,952
PROPERTY AND EQUIPMENT, net...............................     18,589        14,088      11,405
INTANGIBLE ASSETS, net....................................      2,679         2,557       2,669
OTHER ASSETS..............................................         51            58          50
                                                            -----------     -------     -------
          Total assets....................................    $29,931       $24,636     $22,076
                                                            ===========     =======     =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................................    $ 2,725       $ 2,556     $ 2,170
  Current portion of long-term debt.......................      3,596         2,736       3,263
  Deferred revenue and other credits......................      2,316         1,930       1,702
  Accrued liabilities.....................................      4,294         3,243       3,291
  Customer deposits.......................................        135           145         135
                                                            -----------     -------     -------
          Total current liabilities.......................     13,066        10,610      10,561
DEFERRED INCOME TAXES.....................................      1,320         1,471       1,369
LONG-TERM DEBT, less current portion......................      8,937         7,022       4,570
                                                            -----------     -------     -------
          Total liabilities...............................     23,323        19,103      16,500
                                                            -----------     -------     -------
COMMITMENTS AND CONTINGENCIES
  (Notes 5, 6, 7 and 10)
STOCKHOLDERS' EQUITY:
  Capital stock...........................................         --            --          --
  Additional paid-in capital..............................         73            73          73
  Retained earnings.......................................      6,535         5,460       5,503
                                                            -----------     -------     -------
          Total stockholders' equity......................      6,608         5,533       5,576
                                                            -----------     -------     -------
          Total liabilities and stockholders' equity......    $29,931       $24,636     $22,076
                                                            ===========     =======     =======

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                     FOR THE NINE
                                                        MONTHS                FOR THE YEAR
                                                    ENDED JUNE 30,         ENDED SEPTEMBER 30,
                                                   -----------------   ---------------------------
                                                    1995      1994      1994      1993      1992
                                                   -------   -------   -------   -------   -------
                                                      (UNAUDITED)
REVENUE..........................................  $41,439   $34,055   $48,003   $45,582   $38,788
OPERATING EXPENSES:
  Cost of operations.............................   29,957    24,154    35,048    32,025    27,738
  Selling, general and administrative............    7,328     7,377     9,444     8,573     8,305
INTEREST EXPENSE.................................      474       329       505       552       737
                                                   -------   -------   -------   -------   -------
                                                    37,759    31,860    44,997    41,150    36,780
                                                   -------   -------   -------   -------   -------
          Income before income taxes.............    3,680     2,195     3,006     4,432     2,008
INCOME TAX PROVISION.............................      455       254       377       901       874
                                                   -------   -------   -------   -------   -------
          Net income.............................    3,225     1,941     2,629     3,531     1,134
UNAUDITED PRO FORMA ADJUSTMENT TO REFLECT INCOME
  TAXES FOR ENVIROCYCLE, INC. (Note 1)...........    1,014       608       892       952        54
                                                   -------   -------   -------   -------   -------
          Unaudited pro forma net income (Note
            1)...................................  $ 2,211   $ 1,333   $ 1,737   $ 2,579   $ 1,080
                                                   =======   =======   =======   =======   =======

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                         ADDITIONAL
                                                             CAPITAL      PAID-IN       RETAINED
                                                              STOCK       CAPITAL       EARNINGS
                                                             -------     ----------     --------
BALANCE, September 30, 1991................................   $  --         $ 73        $ 1,893
  Net income...............................................      --           --          1,134
  Stockholder distributions................................      --           --           (220)
                                                             -------         ---        --------
BALANCE, September 30, 1992................................      --           73          2,807
  Net income...............................................      --           --          3,531
  Stockholder distributions................................      --           --           (835)
                                                             -------         ---        --------
BALANCE, September 30, 1993................................      --           73          5,503
  Net income...............................................      --           --          2,629
  Stockholder distributions................................      --           --         (2,672)
                                                             -------         ---        --------
BALANCE, September 30, 1994................................   $  --         $ 73        $ 5,460
                                                             ======         ====        ========

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE NINE
                                                        MONTHS                FOR THE YEARS
                                                    ENDED JUNE 30,         ENDED SEPTEMBER 30,
                                                   -----------------   ---------------------------
                                                    1995      1994      1994      1993      1992
                                                   -------   -------   -------   -------   -------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $ 3,225   $ 1,941   $ 2,629   $ 3,531   $ 1,134
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization...............    2,013     1,950     2,614     2,495     2,642
     Deferred income tax provision (benefit).....     (170)      134       168      (156)      115
     Gain on disposition of property and
       equipment.................................       (8)       --       (82)       (2)       --
     Changes in assets and liabilities --
       (Increase) decrease in:
          Accounts receivable....................     (686)     (583)     (971)     (488)     (563)
          Prepaid expenses and other.............     (180)   (1,282)     (545)      (15)      (11)
          Other assets...........................        7        (3)       (8)       42        58
       Increase (decrease) in:
          Accounts payable.......................      542      (250)      386      (447)      930
          Deferred revenue and other credits.....      446       185       228        59       529
          Accrued liabilities....................    1,025       960       (48)       44       867
          Customer deposits......................       (7)        4        10         2         2
                                                   -------   -------   -------   -------   -------
          Total adjustments......................    2,982     1,115     1,752     1,534     4,569
                                                   -------   -------   -------   -------   -------
          Net cash provided by operating
            activities...........................    6,207     3,056     4,381     5,065     5,703
                                                   -------   -------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the disposition of
     property and equipment......................  $     6   $   294   $   327   $    35   $    --
  Purchases of property and equipment............   (6,502)   (4,625)   (5,380)   (2,759)   (4,303)
  Purchases of intangible assets.................     (201)      (50)      (50)       --       (11)
                                                   -------   -------   -------   -------   -------
          Net cash used in investing
            activities...........................   (6,697)   (4,381)   (5,103)   (2,724)   (4,314)
                                                   -------   -------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt.............................    5,386     5,917     6,441     2,396     3,261
  Principal repayments on debt...................   (2,626)   (4,353)   (4,516)   (4,262)   (3,216)
  Stockholder distributions......................   (2,922)   (1,230)   (2,672)     (835)     (220)
                                                   -------   -------   -------   -------   -------
          Net cash used in financing
            activities...........................     (162)      334      (747)   (2,701)     (175)
                                                   -------   -------   -------   -------   -------
EFFECT OF ENVIROCYCLE, INC. CHANGE IN CASH FOR
  THE PERIOD OCTOBER 1 - DECEMBER 31 (Note 1)....      744      (109)       --        --        --
                                                   -------   -------   -------   -------   -------
          Net increase (decrease) in cash........       92    (1,100)   (1,469)     (360)    1,214
CASH, beginning of period........................      538     2,007     2,007     2,367     1,153
                                                   -------   -------   -------   -------   -------
CASH, end of period..............................  $   630   $   907   $   538   $ 2,007   $ 2,367
                                                   =======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF
  CASH PAID FOR:
  Interest.......................................  $   575   $   420   $   591   $   658   $   804
  Income taxes...................................  $    58   $   404   $   730   $   948   $   824

The accompanying notes to combined financial statements are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (INFORMATION WITH RESPECT TO THE JUNE 30, 1995 AND
                           1994 PERIODS IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination --

     The combined financial statements include the accounts of Hudson Management Corporation and its wholly-owned subsidiaries and Envirocycle, Inc. (together, the "Companies"), which are affiliated through common ownership. All material intercompany transactions between Hudson Management Corporation, its subsidiaries and Envirocycle, Inc. have been eliminated.

     The accounts of Envirocycle, Inc. have been combined on the basis of a calendar year and include the years ended December 31, 1994 and 1993 and the period from commencement of operations (March 23, 1992) through December 31, 1992. For comparative purposes, the unaudited combined statements of income and cash flows for the nine month periods ended June 30, 1995 and 1994 include the accounts of Envirocycle, Inc. for the periods from October 1 through June 30.

     In the opinion of management, the unaudited combined financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the combined financial position of the Companies at June 30, 1995, and the combined results of their operations and cash flows for the nine months ended June 30, 1995 and 1994.

  Revenue Recognition --

     Collection services may be billed up to four months in advance. Revenue on such advance billings is deferred until services are performed. Such amounts are included in deferred revenue and other credits in the accompanying combined balance sheets.

  Property and Equipment --

     The Companies provide for depreciation using the straight-line method over the following estimated useful lives:

        Vehicles......................................................       5-7 years
        Containers and compactors.....................................        10 years
        Equipment.....................................................       5-7 years
        Leasehold improvements........................................       5-7 years
        Buildings.....................................................   31.5-40 years

     Maintenance and repairs are charged to expense when incurred. Additions and major renewals are capitalized.

     Depreciation and amortization expense for property and equipment for the years ended September 30, 1994, 1993 and 1992 was $2,452,000, $2,216,000 and
$2,039,000, respectively.

  Intangible Assets --

     Intangible assets consist of the cost of purchased businesses in excess of the market value of net assets acquired (goodwill), the costs of certain franchise service areas obtained as part of businesses acquired, and noncompete agreements obtained from former owners and management of businesses acquired.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Intangible assets are amortized using the straight-line method over their estimated useful lives and are comprised of the following as of September 30, 1994 and 1993 (in thousands):

                                                          USEFUL LIVES      1994       1993
                                                          ------------     ------     ------
    Goodwill............................................     40 years      $2,585     $2,585
    Franchise agreements................................   4-16 years         666        674
    Customer lists......................................      5 years          10         10
    Noncompete agreements...............................   5-15 years          51        311
                                                                           ------     ------
                                                                            3,312      3,580
    Less accumulated amortization.......................                     (755)      (911)
                                                                           ------     ------
                                                                           $2,557     $2,669
                                                                           ======     ======

     The Companies continually evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Companies use an estimate of the related undiscounted net income over the remaining life of intangible assets in measuring whether the intangible assets are recoverable.

     Amortization expense for intangible assets was $162,000, $279,000 and $603,000 in 1994, 1993 and 1992, respectively.

  Accrued Liabilities --

     The Companies accrue estimated insurance claims for the self-funded portion of their workers' compensation and health insurance plans. At September 30, 1994 and 1993, insurance claim reserves of $2,101,000 and $2,199,000, respectively, were included in accrued liabilities.

  Income Taxes --

     Hudson Management Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided for the effect of temporary differences between the income tax bases of assets and liabilities and their reported amounts in the combined financial statements.

     For the nine months ended June 30, 1995 and 1994, income taxes have been provided based upon Hudson Management Corporation's anticipated effective annual income tax rate.

     Envirocycle, Inc. has elected S-corporation status for income tax reporting purposes since its inception in 1992. Therefore, since that date, net income and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual tax returns of the stockholders of Envirocycle, Inc.

     Upon closing of the merger transactions described in Note 10, Envirocycle, Inc. will no longer be eligible for S-corporation status. At that time, deferred income taxes will be recorded in accordance with SFAS No. 109 and an adjustment to record Envirocycle, Inc. retained earnings as a capital contribution will be recorded. Although the ultimate amount is not presently determinable, if deferred taxes were recorded at June 30, 1995, retained earnings would be decreased by approximately $46,000 (unaudited). In addition, $1,453,000 (unaudited) of retained earnings at June 30, 1995 would have been reclassified to additional paid-in capital.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma effect of converting Envirocycle, Inc. from S-corporation status is as follows (in thousands):

                                                                   ADDITIONAL
                                                        COMMON      PAID-IN       RETAINED
                                                        STOCK       CAPITAL       EARNINGS
                                                        ------     ----------     --------
    BALANCE, June 30, 1995 (unaudited)................   $ --        $   73       $ 6,535
    Recording of deferred tax liability...............     --            --           (46)
    Reclassification of retained earnings to
      additional paid-in capital......................     --         1,453        (1,453)
                                                        ------    ---------      --------
                                                         $ --        $1,526       $ 5,036
                                                        ======    =========      ========

     The unaudited pro forma adjustment to reflect income taxes for Envirocycle, Inc. included in the accompanying combined statements of income is for informational purposes only. Income taxes have been provided at an estimated effective tax rate of 40%.

  Environmental Costs --

     The Companies are subject to environmental laws and regulations that have been enacted in response to technological advances and increased concern over environmental issues. These regulations are administered by the Environmental Protection Agency and various other federal, state and local environmental, transportation, health and safety agencies. The Companies have not incurred any material environmental costs nor experienced any significant regulatory problems in the past and believe that they are in substantial compliance with all applicable rules and regulations. Future environmental liabilities, if any, would be recorded in the period in which they become probable and can be reasonably estimated.

  Concentrations of Credit Risk --

     The Companies provide solid waste collection and recycling services to commercial, industrial and residential customers located in the State of Florida primarily through franchise agreements with municipalities. Depending on the terms of the franchise agreements, the Companies either bill services to the municipality or directly to the customer. Deposits are generally received from residential customers billed directly by the Companies. As of September 30, 1994 and 1993, approximately 33% and 44% of outstanding accounts receivable, respectively, were due directly from municipalities while the remainder was due directly from individual customers. The Companies continually evaluate the collectibility of accounts receivable and maintain allowances for potential credit losses. Overall, the Companies believe their credit exposure is minimal given the creditworthiness of municipal customers and the wide dispersion of non-municipal bill customers.

     Additionally, the Companies provide services to a major municipality customer which comprised 25%, 23% and 26% of combined revenues in 1994, 1993 and 1992, respectively.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(2) PROPERTY AND EQUIPMENT:

     A summary of property and equipment is shown below (in thousands):

                                                                     SEPTEMBER 30,
                                                                 ---------------------
                                                                   1994         1993
                                                                 --------     --------
        Land...................................................  $    505     $    510
        Vehicles...............................................    13,328       12,337
        Containers and compactors..............................     8,495        7,006
        Equipment..............................................     1,546        1,189
        Leasehold improvements.................................     1,109          938
        Buildings..............................................     1,268        1,183
                                                                 --------     --------
                                                                   26,251       23,163
        Less accumulated depreciation and amortization.........   (12,163)     (11,758)
                                                                 --------     --------
                                                                 $ 14,088     $ 11,405
                                                                 ========     ========

(3) LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Notes payable to banks, interest adjusts based on fluctuations in the banks' prime lending rate (7.75% at September 30,
      1994), due 1994-2000, collateralized by substantially all
      property and equipment and other assets, publicly traded
      common stock owned by the Companies' stockholders and the
      personal guarantee of a stockholder..........................    $ 7,642     $ 6,813
    Mortgage note payable monthly at $3,350 principal plus interest at 10% through January 1999, at which time the remaining
      principal balance is due. This note is collateralized by the
      Company's real property with a net book value of
      approximately $1,161,000 and $1,091,000 as of September 30,
      1994 and 1993, respectively..................................        566         606
    Note payable to stockholder, unsecured, interest only at 9%
      payable semi-annually, principal balance due December 1997...      1,154          --
    Note payable to stockholder, unsecured, payable at $1,478 per month principal plus interest at the prime lending rate
      (7.75% at September 30, 1994) through February 1997, at which
      time the remaining principal balance is due..................        216         234
    Other notes payable............................................        180         180
                                                                       -------     -------
                                                                         9,758       7,833
    Less current portion of long-term debt.........................     (2,736)     (3,263)
                                                                       -------     -------
                                                                       $ 7,022     $ 4,570
                                                                       =======     =======

     The Companies had a $2.0 million working capital line of credit with a bank which expired February 28, 1995. Borrowings under the line of credit were immediately converted to term notes payable. At September 30, 1994, the Companies had approximately $380,000 available under the line of credit. Upon expiration of

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the line of credit on February 28, 1995, the Companies obtained a $1.5 million line of credit expiring February 28, 1996.

     The following are estimated aggregate future debt principal payments as of September 30, 1994 (in thousands):

                                    YEAR ENDING
                                  SEPTEMBER 30,
        ------------------------------------------------------------------
          1995............................................................    $2,736
          1996............................................................     1,936
          1997............................................................     2,102
          1998............................................................     2,197
          1999............................................................       787
                                                                              ------
                                                                              $9,758
                                                                              ======

(4) RELATED PARTY TRANSACTIONS:

     The Companies lease various office and garage space and land from a stockholder. The operating leases expire at various dates through September 1998 and provide for monthly rentals of approximately $30,000 with a provision for a rental increase each year based on the consumer price index.

     During the years presented, there were funds advanced to and received from a stockholder. At September 30, 1994 and 1993, there were notes payable to such stockholder totaling $1,370,000 and $234,000, respectively (see Note 3).

     Hudson Management Corporation has utilized the personal guarantee and certain assets of a stockholder as well as certain assets of a person related to Companies' stockholders as additional collateral on a significant portion of their debt (see Notes 3 and 10).

(5) LEASES:

     In addition to the related party leases discussed above, the Companies lease corporate office space at a base rental amount of $4,300 per month through September 1995. Also, the Companies must pay their share of the operating expenses for the building which were estimated to be $1,300 per month through September 1995. Subsequent to September 30, 1994, this lease was renewed (and additional space was obtained) for a base rental amount of $4,700 per month through January 2000, plus a share of building operating expenses estimated to be $2,900 per month. Total rent expense for the years ended September 30, 1994, 1993 and 1992 was approximately $482,000, $384,000 and $372,000, respectively (including related party leases of approximately $350,000, $317,000 and $304,000, respectively).

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The approximate future minimum lease payments (including related party leases and the lease renewal described above) are as follows (in thousands):

                                    YEAR ENDING
                                  SEPTEMBER 30,
        ------------------------------------------------------------------
          1995............................................................    $  436
          1996............................................................       304
          1997............................................................       304
          1998............................................................       304
          1999............................................................        91
          Thereafter......................................................        30
                                                                              ------
                                                                              $1,469
                                                                              ======

(6) INCOME TAXES:

     The components of the income tax provision are as follows (in thousands):

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                  ------------------------
                                                                  1994      1993      1992
                                                                  ----     ------     ----
    Current:
      Federal...................................................  $182     $  945     $677
      State.....................................................    27        112       82
                                                                  ----     ------     ----
                                                                   209      1,057      759
                                                                  ----     ------     ----
    Deferred:
      Federal...................................................   143       (139)      14
      State.....................................................    25        (17)     101
                                                                  ----     ------     ----
                                                                   168       (156)     115
                                                                  ----     ------     ----
                                                                  $377     $  901     $874
                                                                  ====     ======     ====

     A reconciliation of the statutory federal income tax rate to the Companies' actual and pro forma effective tax rates as reported in the accompanying combined statements of income is shown below:

                                                       YEAR ENDED SEPTEMBER 30,
                                       ---------------------------------------------------------
                                                 ACTUAL                  PRO FORMA (UNAUDITED)
                                       ---------------------------     -------------------------
                                        1994       1993      1992      1994      1993      1992
                                       ------     ------     -----     -----     -----     -----
    Statutory federal income tax
      rate.........................      34.0%      34.0%     34.0%     34.0%     34.0%     34.0%
    Amortization of goodwill.......       0.8        0.6       1.0       0.8       0.6       1.0
    State income taxes, net of
      federal benefit..............       1.1        1.4       6.0       4.1       3.5       6.1
    Nondeductible expenses.........       2.0        1.4       3.0       2.0       1.4       3.0
    Envirocycle, Inc. earnings
      (S-corporation)..............     (25.2)     (18.3)     (2.3)       --        --        --
    Other, net.....................      (0.2)       1.2       1.8       1.3       2.3       2.1
                                       ------     ------     -----     -----     -----     -----
      Effective tax rate...........      12.5%      20.3%     43.5%     42.2%     41.8%     46.2%
                                       ======     ======     =====     =====     =====     =====

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1993, Hudson Management Corporation adopted SFAS No. 109 with no material impact. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined by applying the current tax rate to the difference between the financial reporting and income tax bases of assets and liabilities.

     Components of the net deferred income tax liability are shown below (in thousands):

                                                                      SEPTEMBER 30,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Deferred income tax liability:
          Book basis in property over tax basis..................  $(1,471)    $(1,369)
                                                                   -------     -------
        Deferred income tax assets:
          Non-deductible self insurance reserves.................      779         816
          Non-deductible allowance for doubtful accounts.........       57          83
          Other, net.............................................        9          12
                                                                   -------     -------
                                                                       845         911
                                                                   -------     -------
          Net deferred income tax liability......................  $  (626)    $  (458)
                                                                   =======     =======

     Prepaid expenses and other as of September 30, 1994 include current income taxes receivable totaling approximately $464,000.

     The Companies federal income tax returns for 1993 are currently under examination by the Internal Revenue Service. In the opinion of the Companies' management, the outcome of such examination will not have a material impact on the combined financial position and results of operations of the Companies.

(7) COMMITMENTS AND CONTINGENCIES:

     The Companies provide commercial, industrial and residential waste collection and recycling services under terms of contracts or franchise agreements with several governmental agencies (municipalities and counties). Among other things, these contracts and agreements specify the terms and conditions of performance, rates, geographical boundaries and types of services to be provided. The contracts and agreements expire at various times through September 2002 and, in most cases, must be competitively bid for renewal.

     The Companies have adopted a maximum premium group health insurance plan. The plan calls for the Companies to pay approximately $65 per employee each month to a third party administrator. This payment is used to purchase stop loss insurance, group life insurance, and pay the fees of the third party administrator, who processes all claims. The Companies are then responsible for paying all claims up to the stop loss limits which are $30,000 per year per individual or an aggregate amount equal to a maximum premium amount per employee, per year. The Companies have accrued their estimate of the claims liability under the plan which management believes is adequate to cover claims incurred as of September 30, 1994 and 1993.

     The Companies participate in a workers' compensation employers' self insurance plan. The Companies' maximum liability under the self insurance plan is limited to a percentage of the standard premium, as defined. Reserves are estimated for both reported and unreported claims using industry loss development factors. Revisions to estimated reserves are recorded in the period in which they become known. The estimated workers' compensation reserves as of September 30, 1994 and 1993 totaling $2,071,000 and $2,169,000, respectively, represent management's best estimate, and in the opinion of the Companies' management, any future adjustments to estimated reserves will not have a material impact on the combined financial statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     At September 30, 1994, the Companies had a $2.0 million letter of credit line with a bank of which $1.0 million has been used to guarantee the payment of claims under the Companies' workers' compensation self insurance plan.

     In the normal course of business, the Companies have performance and surety bonds which are not reflected in the accompanying combined balance sheets. The aggregate value of these off balance sheet financial instruments totaled approximately $5.3 million at September 30, 1994. The Companies' management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     The Companies are involved in certain legal actions and claims arising in the ordinary course of business. Based on advice of legal counsel, it is the opinion of management that such litigation and claims will be resolved without material effect on the Companies' combined financial position.

(8) 401(K) SAVINGS PLAN:

     Employees of the Companies may participate in a Section 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting certain age and length-of-service requirements. Effective January 1, 1995, the Companies elected to provide an employer matching contribution of 10% of each employee's contribution for fiscal 1995. The Companies made no matching contribution to the plan in 1994, 1993 or 1992.

(9) STOCKHOLDERS' EQUITY:

     Capital stock consists of the following authorized, issued and outstanding shares as of September 30, 1994 and 1993:

                                          SHARES        SHARES ISSUED       PAR
                                        AUTHORIZED     AND OUTSTANDING     VALUE     AMOUNT
                                        ----------     ---------------     -----     ------
    Hudson Management Corporation.....       500             200            $ 1       $200
    Envirocycle, Inc..................     1,000             100              1        100
                                                                                     ------
                                                                                      $300
                                                                                     =======

(10) SUBSEQUENT EVENT:

     On May 21, 1995, the Companies entered into merger agreements with Republic Waste Industries, Inc. ("Republic") whereby Republic would acquire all of the outstanding capital stock of the Companies for eight million shares of Republic common stock. The merger agreements were consummated on August 3, 1995 upon approval by Republic's stockholders and regulatory agencies and completion of other customary closing conditions.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Southland Environmental Services, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Southland Environmental Services, Inc. and Subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southland Environmental Services, Inc. and Subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            GRENADIER, APPLEBY, COLLINS &
                                            COMPANY

Jacksonville, Florida
December 9, 1994

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                             SEPTEMBER 30,
                                                          JUNE 30,     -------------------------
                                                            1995          1994          1993
                                                         -----------   -----------   -----------
                                                         (UNAUDITED)
                                             ASSETS
CURRENT ASSETS
  Cash................................................. $   525,754    $   483,193   $   313,811
  Accounts receivable -- trade.........................   3,916,547      2,844,357     1,984,970
  Allowance for doubtful accounts......................    (167,409)      (168,220)     (100,950)
  Accounts receivable -- other.........................     210,451        101,941        65,086
  Prepaid expenses.....................................     304,844        339,914       366,850
  Refundable taxes.....................................          --        231,261       108,182
  Other current assets.................................     199,522        119,789       130,317
                                                        ------------   -----------   -----------
                                                          4,989,709      3,952,235     2,868,266
                                                        ------------   -----------   -----------
PROPERTY, PLANT, AND EQUIPMENT, at cost................  19,963,626     15,955,667    11,667,820
  Less accumulated depreciation........................  (7,824,425)    (6,319,630)   (5,305,976)
                                                        ------------   -----------   -----------
                                                         12,139,201      9,636,037     6,361,844
                                                        ------------   -----------   -----------
OTHER ASSETS
  Notes receivable.....................................     427,959        429,810       108,688
  Cost in excess of net assets acquired -- net.........   1,783,851        484,568       510,764
  Other intangibles -- net.............................     232,944        196,829       235,965
  Deposits and other...................................     172,133         92,313        60,194
                                                        ------------    -----------   -----------
                                                          2,616,887      1,203,520       915,611
                                                        ------------    -----------   -----------
                                                        $19,745,797    $14,791,792   $10,145,721
                                                        ============     ==========    ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable -- bank................................  $    1,000    $     1,000   $     1,000
  Notes payable -- stockholders........................          --         44,568       154,024
  Current maturities of long-term notes payable........   2,181,953      1,856,414     1,318,008
  Accounts payable.....................................   1,743,469      1,487,077     1,070,089
  Accrued insurance....................................          --        142,126       240,376
  Other accrued liabilities............................     874,569        529,722       498,926
  Deferred revenue.....................................     452,359        681,766       604,122
                                                         -----------   -----------   -----------
                                                          5,253,350      4,742,673     3,886,545
                                                         -----------   -----------   -----------
LONG-TERM LIABILITIES
  Long-term notes payable..............................   8,317,491      5,627,306     3,118,008
  Deferred income taxes................................     970,991        740,976       585,804
                                                         -----------   -----------   -----------
                                                          9,288,482      6,368,282     3,703,812
                                                         -----------   -----------   -----------
                                                         14,541,832     11,110,955     7,590,357
                                                         -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $1 par value; 1,000,000 shares
     authorized, 600,000 shares issued and
     outstanding.......................................     600,000        600,000       600,000
  Additional paid-in capital...........................   1,664,224      1,664,224     1,664,224
  Retained earnings....................................   2,939,741      1,416,613       291,140
                                                        ------------   -----------   -----------
                                                          5,203,965      3,680,837     2,555,364
                                                        ------------   -----------   -----------
                                                        $19,745,797    $14,791,792   $10,145,721
                                                        ===========    ===========    ==========

              Read accompanying notes to the financial statements.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                               NINE MONTHS ENDED JUNE
                                                         30,              YEARS ENDED SEPTEMBER 30,
                                              -------------------------   -------------------------
                                                 1995          1994          1994          1993
                                              -----------   -----------   -----------   -----------
                                                     (UNAUDITED)
REVENUE
  Collection services.......................  $11,529,065   $ 9,550,197   $13,178,645   $11,317,242
  Recycling services........................    6,740,451     2,976,868     4,558,860     3,584,591
  Landfill and composting operations........    2,453,529     2,277,574     3,116,624     3,269,396
                                              -----------   -----------   -----------   -----------
                                               20,723,045    14,804,639    20,854,129    18,171,229
                                              -----------   -----------   -----------   -----------
EXPENSES
  Operating expenses........................   13,912,006    10,028,294    14,335,026    13,024,409
  Depreciation and amortization.............    1,579,777     1,185,871     1,701,377     1,337,450
  Selling, general and administrative.......    2,270,087     1,847,849     2,547,112     2,035,653
                                              -----------   -----------   -----------   -----------
                                               17,761,870    13,062,014    18,583,515    16,397,512
                                              -----------   -----------   -----------   -----------
INCOME FROM OPERATIONS......................    2,961,175     1,742,625     2,270,614     1,773,717
OTHER INCOME (EXPENSES)
  Interest expense..........................     (542,291)     (342,744)     (514,416)     (374,792)
  Miscellaneous -- net......................       34,425        40,109        57,475       178,820
                                              -----------   -----------   -----------   -----------
                                                 (507,866)     (302,635)     (456,941)     (195,972)
                                              -----------   -----------   -----------   -----------
INCOME BEFORE PROVISION FOR INCOME TAXES AND
  CUMULATIVE EFFECT OF A CHANGE IN AN
  ACCOUNTING PRINCIPLE......................    2,453,309     1,439,990     1,813,673     1,577,745
PROVISION FOR INCOME TAXES..................      930,181       550,340      (688,200)     (202,900)
                                              -----------   -----------   -----------   -----------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
  IN AN ACCOUNTING PRINCIPLE................    1,523,128       889,650     1,125,473     1,374,845
CUMULATIVE EFFECT OF A CHANGE IN AN
  ACCOUNTING PRINCIPLE......................           --            --            --      (461,442)
                                              -----------   -----------   -----------   -----------
NET INCOME..................................    1,523,128       889,650     1,125,473       913,403
UNAUDITED PROFORMA ADJUSTMENT TO REFLECT
  INCOME TAXES FOR
  S-CORPORATION EARNINGS (NOTE 9)...........           --            --            --      (428,198)
                                              -----------   -----------   -----------   -----------
UNAUDITED PROFORMA
  NET INCOME (NOTE 9).......................  $ 1,523,128   $   889,650   $ 1,125,473   $   485,205
                                               ==========    ==========    ==========    ==========

              Read accompanying notes to the financial statements.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    YEARS ENDED SEPTEMBER 30, 1994 AND 1993

                                               COMMON STOCK
                                        --------------------------
                                          SOUTHLAND                  ADDITIONAL
                                        ENVIRONMENTAL    COMBINED     PAID-IN      RETAINED     TREASURY
                                        SERVICES, INC.   COMPANIES    CAPITAL      EARNINGS       STOCK          TOTAL
                                        --------------   ---------   ----------   -----------   ---------     -----------
    BALANCES, September 30, 1992......     $     --      $ 27,875    $1,178,303   $   656,737   $(230,930)    $ 1,631,985
      Contributions to capital........           --            --       691,000            --          --         691,000
      Net income......................           --            --            --       913,403          --         913,403
      Dividends paid..................           --            --            --    (1,279,000)         --      (1,279,000)
      Exchange of stock -- companies
        under common control..........      579,419       (27,498)     (750,151)           --     198,230              --
      Acquisition of minority
        interest......................       20,581          (377)      545,072            --      32,700         597,976
                                        --------------   ---------   ----------   -----------   ---------     -----------
    BALANCES, September 30, 1993......      600,000            --     1,664,224       291,140          --       2,555,364
      Net income......................           --            --            --     1,125,473          --       1,125,473
                                        --------------   ---------   ----------   -----------   ---------     -----------
    BALANCES, September 30, 1994......     $600,000      $     --    $1,664,224   $ 1,416,613   $      --     $ 3,680,837
                                        ============     ==========   =========    ==========   =========      ==========

              Read accompanying notes to the financial statements.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     NINE MONTHS ENDED JUNE     YEARS ENDED SEPTEMBER 30,
                                                                               30,
                                                                    -------------------------   -------------------------
                                                                       1995          1994          1994          1993
                                                                    -----------   -----------   -----------   -----------
                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income......................................................  $ 1,523,128   $   889,650   $ 1,125,473   $   913,403
  Noncash items included in net income:
    Cumulative effect of a change in an accounting principle......           --            --            --       461,442
    Depreciation and amortization.................................    1,579,777     1,185,871     1,701,377     1,337,450
    Net loss (gain) on disposal of property and equipment.........       36,647        (8,453)        3,927       (94,305)
    Deferred taxes................................................      230,015       109,340       148,250        35,200
  Net increase in trade and other receivables.....................   (1,269,294)     (785,162)     (797,363)      (95,107)
  (Increase) decrease in trade notes receivable...................       (3,502)     (313,060)     (362,786)        4,712
  Decrease (increase) in inventory, prepaid expenses and
    other current assets..........................................        9,397       198,379        26,854      (100,455)
  Increase (decrease) in accounts payable.........................      256,392       458,346       426,705      (448,332)
  (Decrease) increase in other accrued liabilities................      202,721      (500,027)      (67,454)       66,397
  (Decrease) increase in deferred revenue.........................     (229,407)       61,216        77,644        38,691
                                                                    -----------   -----------   -----------   -----------
        Net cash provided by operating activities.................    2,335,874     1,296,100     2,282,627     2,119,096
                                                                    -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Business acquisition............................................   (2,853,550)           --            --            --
  Proceeds from sale of property and equipment....................      215,500        31,643       143,283       303,816
  Purchase of property, plant, and equipment......................   (2,183,996)   (2,802,100)   (3,791,931)     (353,422)
  Net (increase) decrease in refundable taxes.....................      231,261        88,983      (123,079)     (108,182)
  Increase in deposits and other assets...........................     (158,460)       (2,991)      (63,822)      (81,049)
  Collections from affiliates.....................................           --            --            --       100,325
  Collections from stockholders/officers..........................           --            --            --       462,018
                                                                    -----------   -----------   -----------   -----------
        Net cash (used) provided by investing activities..........   (4,749,245)   (2,684,465)   (3,835,549)      323,506
                                                                    -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of stockholder loan...................................      (44,568)     (105,806)     (109,456)     (330,000)
  Proceeds from long-term debt....................................    5,182,642     3,950,000     3,967,269       464,779
  Principal payments on long-term debt and capital lease
    obligations...................................................   (2,682,142)   (1,310,145)   (2,135,509)   (1,645,723)
  Contributions to capital........................................           --            --            --       691,000
  Proceeds from line of credit -- net.............................           --            --            --         1,000
  Payment of bank overdraft.......................................           --            --            --       (33,097)
  Dividends paid..................................................           --            --            --    (1,279,000)
                                                                    -----------   -----------   -----------   -----------
        Net cash provided (used) by financing activities..........    2,455,932     2,534,049     1,722,304    (2,131,041)
                                                                    -----------   -----------   -----------   -----------
NET INCREASE IN CASH..............................................  $    42,561   $ 1,145,684   $   169,382   $   311,561
CASH -- BEGINNING OF YEAR.........................................      483,193       313,811       313,811         2,250
                                                                    -----------   -----------   -----------   -----------
CASH -- END OF YEAR...............................................  $   525,754   $ 1,459,495   $   483,193   $   313,811
                                                                     ==========    ==========    ==========    ==========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES
    Notes payable and capital lease obligations incurred for
      purchase of property and equipment..........................  $   515,224   $   958,033   $ 1,215,944   $ 1,168,068
                                                                     ==========    ==========    ==========    ==========
    Adjustment to purchase price of recycling company.............           --   $    75,901   $    75,901   $        --
                                                                     ==========    ==========    ==========    ==========
    Refinance debt................................................  $        --            --   $        --   $ 1,148,127
                                                                     ==========    ==========    ==========    ==========
    Collections from affiliates...................................  $        --   $        --   $        --   $    11,589
                                                                     ==========    ==========    ==========    ==========
    Acquisition of minority interest..............................  $        --   $        --   $        --   $   701,400
                                                                     ==========    ==========    ==========    ==========
    Exchange of stock -- Companies under common control...........  $        --   $        --   $        --   $ 1,966,598
                                                                     ==========    ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the year for interest........................  $   468,870   $   416,416   $   514,416   $   380,867
                                                                     ==========    ==========    ==========    ==========
    Cash paid during the year for income taxes....................  $   603,750   $   441,761   $   561,760   $   140,000
                                                                     ==========    ==========    ==========    ==========

              Read accompanying notes to the financial statements.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements for the years ended September 30, 1994 and 1993 include the accounts of Southland Environmental Services, Inc. ("SES") (formerly Southland Environmental Systems, Inc.) and its wholly-owned subsidiaries (the "Company"). The financial statements for the year ended September 30, 1993 were prepared on a combined basis from October 1, 1992 through March 31, 1993 and on a consolidated basis from April 1, 1993 through September 30, 1993. All significant intercompany transactions and balances have been eliminated.

     On April 1, 1993, the majority stockholder contributed his entire interest in the combined companies to the capital of SES, a newly formed holding company. The capital contribution was accounted for at historical cost in a manner similar to a pooling of interest. Immediately after the contribution of the majority stockholder, the holding company issued stock to the minority stockholders for their entire interests in two of the combined companies in a transaction accounted for as a purchase. The total cost of the acquisition was $701,400 which exceeded the net assets by $597,976. Equipment values were increased by $118,832 based on appraised value and will be amortized over the average estimated remaining useful lives of the assets. The cost in excess of net assets acquired was $523,860. Deferred income taxes of $44,716 have been provided for the difference between the assigned values and the tax basis of the acquired assets.

     In the opinion of management, the unaudited consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company at June 30, 1995, and the consolidated results of their operations and cash flows for the nine months ended June 30, 1995 and 1994.

  Cash

     Cash includes all cash balances and highly liquid investments in money market accounts. The Company places its temporary cash investments with a high quality financial institution. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

  Inventory

     Inventories consisting primarily of recyclable material are valued at the lower of cost, determined on the first-in, first-out method, or market and are classified as other current assets in the consolidated financial statements.

  Property, Plant and Equipment

     The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes and on the modified and accelerated cost recovery systems for income tax purposes.

     Maintenance and repairs are charged to expense as incurred. Betterments and renewals are capitalized. The asset cost and accumulated depreciation are removed from the accounts for assets sold or retired, and any resulting gain or loss is included in consolidated net income.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

     The estimated useful lives of assets for the purpose of computing depreciation are as follows:

                                                                               YEARS
                                                                               -----
        Buildings and improvements.........................................    15-31
        Vehicles and heavy equipment.......................................     3-8
        Containers and compactors..........................................     5-8
        Recycling equipment................................................     7-8
        Furniture and equipment............................................     5-7

  Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes.

  Deferred Revenue

     Amounts billed to customers in advance of the service provided are deferred and are not recognized as earned revenue until the period in which the service is performed.

  Amortization

     Costs in excess of net assets acquired of $523,860 resulted from the acquisition of the minority interest in two subsidiary companies during 1993, and is being amortized on the straight-line basis over twenty years. Accumulated amortization was $39,292 and $13,096 at September 30, 1994 and 1993, respectively.

     Other intangibles include costs of $565,656 incurred in connection with debt acquisition and refinancing, legal fees for organization and acquisition of the parent and certain subsidiaries, noncompete agreements and franchise rights. Costs are being amortized on the straight-line method over periods from four to twenty years. Accumulated amortization for the years ended September 30, 1994 and 1993, was $368,827 and $280,119, respectively.

     Amortization expense for the years ended September 30, 1994 and 1993, was $114,904 and $103,051, respectively.

  Reclassification

     Certain reclassifications have been made in the September 30, 1993 consolidated financial statements to conform to classifications used in the September 30, 1994 consolidated financial statements.

2. CONSOLIDATED SUBSIDIARIES

     SES provides waste collection, landfill, composting and recycling services in northeast Florida through its wholly-owned subsidiaries as follows:

     SOUTHLAND WASTE SYSTEMS, INC. provides commercial and industrial waste collection services to a broad range of customers throughout Duval and Clay counties.

     SEABOARD WASTE SYSTEMS, INC. (formerly Seaboard Sanitation, Inc.) provides commercial, industrial and residential waste collection services throughout northern St. Johns County under an exclusive franchise agreement whose current term expires January, 2001, with provision for successive five year renewals at the option of the county.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

     SOUTHLAND WASTE SYSTEMS OF JAX, INC. (formerly Southland Services of Jacksonville, Inc.) provides residential waste collection to approximately 28,700 homes in Duval County under a contract expiring in December, 1996. Management expects this contract to be renewed.

     NINE MILE ROAD, INC. owns and operates the only construction and demolition landfill and yard waste composting facility in St. Johns County.

     SOUTHLAND RECYCLING SERVICES, INC. (formerly Covenant Recycling Services, Inc.) operates a recycling facility where it processes and markets recyclable materials, predominately office paper and cardboard, collected from commercial customers.

     ENVIRO-COMP SERVICES, INC. operates a yard waste/mulching and composting facility under a contract with the City of Jacksonville which expires September, 2001 with provision that the city may extend the contract for two additional five year terms. Payments are made to the Company by the City based on a rate per ton for yard waste delivered to the facility for processing.

     During 1994, the contract with the City was amended to permit the establishment of an additional processing facility on Company owned land. The City agreed to reimburse the Company for the construction cost of the new facility not to exceed $650,000. The agreement provides for immediate cash payments of $270,000 and execution of a note to the Company payable monthly over five years with interest at 5.25% for the remaining costs. In addition, the City will share equally in the profits from the sale of each truck load of processed material after deduction of certain defined costs.

     At September 30, 1994, the facility was substantially complete and allowable construction costs were $634,520. This amount, less the $270,000 cash payment, is reflected on the consolidated financial statements in accordance with the contractual term of repayment. The current portion of $60,753 is included in accounts receivable -- other.

     SOUTHLAND MAINTENANCE SERVICES, INC. provides vehicle repairs and maintenance services to all operating companies in the consolidated group.

3. NOTES RECEIVABLE

     Notes receivable consisted of the following at September 30:

                                                                   1994         1993
                                                                 --------     --------
        Installment notes receivable from retail equipment
          sales; aggregate monthly payments of $2,978 including
          interest at 9.6% to 26.7%; due through September,
          1999 (net of deferred interest income of $19,156)....  $ 74,529     $ 38,543
        Receivable from a municipality; monthly payments of
          $6,075 with interest at 5.25%; due through March,
          2000.................................................   364,520           --
        Note receivable from an individual; monthly payments of
          $677 including interest at 9%; due through August,
          2013; collateralized by land and building............    74,033       75,085
        Other notes............................................     4,511       12,889
                                                                 --------     --------
                                                                  517,593      126,517
        Less: current portion..................................   (87,783)     (17,829)
                                                                 --------     --------
                                                                 $429,810     $108,688
                                                                 ========     ========

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

     The current portion of notes receivable is included in accounts receivable -- other on the consolidated balance sheets.

4. REFUNDABLE TAXES

     A subsidiary has applied to the State of Florida for a refund of $175,000 representing sales taxes paid on equipment purchased for use in a yard waste composting facility. Florida law permits a sales tax exemption for qualified resource recovery equipment as defined in state statutes and certified by the Florida Department of Environmental Protection ("DEP"). DEP has certified all equipment listed on the application as qualifying for the exemption. The refund amount was recognized as a reduction of the cost basis of the qualifying assets. Additionally, refundable taxes includes Federal income tax deposits of $56,261 at September 30, 1994.

     A permanent income tax deposit of $108,182 previously required to maintain a September 30 year end under Subsection S of the Internal Revenue Code was available for refund at September 30, 1993.

5. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consisted of the following at September 30:

                                                               1994            1993
                                                            -----------     -----------
        Land and land improvements........................  $ 1,204,062     $   858,656
        Buildings and improvements........................      824,547         703,701
        Vehicles and heavy equipment......................   10,242,124       7,171,692
        Containers and compactors.........................    2,366,457       1,817,112
        Recycling equipment...............................      781,555         701,360
        Furniture and equipment...........................      536,922         415,299
                                                            -----------     -----------
                                                             15,955,667      11,667,820
        Less: accumulated depreciation....................   (6,319,630)     (5,305,976)
                                                            -----------     -----------
                                                            $ 9,636,037     $ 6,361,844
                                                             ==========      ==========

     Depreciation expense for the years ended September 30, 1994 and 1993, was $1,586,473 and $1,234,399, respectively.

6. NOTES PAYABLE -- BANK

     The Company has a $500,000 revolving line of credit with a bank bearing interest at 1/2% above the bank's prime interest rate. Borrowings against the line of credit were $1,000 at September 30, 1994 and 1993. The loan is collateralized by accounts receivable, guaranteed by the Company's majority stockholder, and contains various covenants which include maintenance of minimum tangible net worth and restrictions on the debt to equity ratio. At September 30, 1994, the Company had exceeded the required debt to equity ratio which is a breach of the loan agreement. The bank has waived that requirement as of September 30, 1994.

7. NOTES PAYABLE -- STOCKHOLDERS

     Notes payable -- stockholders are unsecured, have no fixed payment terms, bear interest at the applicable federal rate, and are subordinated to bank notes payable.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

8. LONG-TERM NOTES PAYABLE

     Long-term notes payable consisted of the following at September 30:

                                                               1994            1993
                                                            -----------     -----------
        Industrial Development Revenue Bond -- City of
          Jacksonville; payable monthly in varying
          installments from $2,083 to $2,578 plus interest
          at 86% of the prime commercial rate; due
          February, 2005; collateralized by property and
          equipment with a net book value of $367,100 at
          September 30, 1994..............................  $   325,417     $   350,417
        Notes payable to bank; monthly payments
          aggregating $73,773 plus interest varying from
          prime plus 1% to 9.82% fixed; due through June,
          2001; collateralized by substantially all
          property, plant, and equipment..................    4,652,381       1,501,016
        Mortgage note payable to a corporation; monthly
          payments of $1,087 including interest at 8%; due
          through June, 2011; collateralized by land, land
          improvements and facilities with a net book
          value of $538,000 at September 30, 1994.........      120,491         123,757
        Capital lease obligations with monthly payments
          aggregating $8,907 at rates from 5.595% to
          12.79%; due through December, 1997;
          collateralized by vehicles and equipment with a
          net book value of $264,600 at September 30,
          1994............................................      218,034         379,537
        Equipment purchase notes payable to corporate
          lenders in monthly installments aggregating
          $101,302 at rates from 5.90% to 10.50%; due
          through July, 1999; collateralized by vehicles
          and equipment with a net book value of
          $2,799,000 at September 30, 1994................    2,001,429       1,900,850
        Note payable to individual; monthly payments of
          $10,246 including interest at 6 1/2%; due
          February, 1995..................................      165,968         180,439
                                                            -----------     -----------
                                                              7,483,720       4,436,016
        Less: current maturities..........................   (1,856,414)     (1,318,008)
                                                            -----------     -----------
                                                            $ 5,627,306     $ 3,118,008
                                                             ==========      ==========

     The Industrial Development Revenue Bond was issued to a subsidiary and is guaranteed by the Company's majority stockholder and two other subsidiaries. The Bond contains various financial covenants pertaining to the maintenance of net worth, ratio of total liabilities to net worth, ratio of net income and noncash items to current maturities of long-term debt, long-term debt limit, and key man life insurance. The Company was in compliance with all covenants at September 30, 1994, and 1993.

     A subsidiary acquired certain assets and assumed certain liabilities of a recycling company during 1991 in a business combination accounted for as a purchase. The acquisition agreement provided that the purchase price could be increased by a maximum of $204,269 as determined by gross profits of the subsidiary through December 31, 1994. During 1994, in settlement of claims made by the previous owner, the acquisition agreement was modified to eliminate all adjustments to the purchase price based on gross profits and increase the purchase price by $75,901. The additional cost was recognized as an increase in equipment values based

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES upon appraisal at the date of acquisition and will be amortized over the average estimated remaining useful lives of the assets.

     Maturities of long-term notes payable are as follows:

                       YEAR ENDED                       NOTES        CAPITAL
                     SEPTEMBER 30,                     PAYABLE        LEASES        TOTAL
    ------------------------------------------------  ----------     --------     ----------
      1995..........................................  $1,774,550     $ 81,864     $1,856,414
      1996..........................................   1,437,193       51,359      1,488,552
      1997..........................................   1,281,485       79,619      1,361,104
      1998..........................................   1,228,870        5,192      1,234,062
      1999..........................................     695,610           --        695,610
      Thereafter....................................     847,978           --        847,978
                                                      ----------     --------     ----------
                                                      $7,265,686     $218,034     $7,483,720
                                                       =========     ========      =========

9. INCOME TAXES

     The components of income tax expense for the years ended September 30 are as follows:

                                                                   1994         1993
                                                                 --------     --------
        Current:
          Federal..............................................  $461,150     $143,200
          State................................................    78,800       24,500
                                                                 --------     --------
             Current Total.....................................  $539,950     $167,700
                                                                 ========     ========
        Deferred:
          Federal..............................................  $126,550     $ 33,200
          State................................................    21,700        2,000
                                                                 --------     --------
             Deferred Total....................................  $148,250     $ 35,200
                                                                 --------     --------
                                                                 $688,200     $202,900
                                                                 ========     ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 are as follows:

                                                                   1994         1993
                                                                 --------     --------
        Deferred tax assets:
          Accruals and reserves not currently deductible.......  $ 45,762     $ 39,954
          Other................................................     5,535        4,384
                                                                 --------     --------
                                                                 $ 51,297     $ 44,338
                                                                 ========     ========
        Deferred tax liabilities:
          Book basis in property over tax basis................  $738,488     $580,836
          Other................................................     2,488        4,968
                                                                 --------     --------
                                                                 $740,976     $585,804
                                                                 ========     ========

     Effective March 31, 1993, the combined companies terminated their election to be taxed under Subsection S of the Internal Revenue Code. Prior to the termination, the companies generally did not pay corporate income taxes. Instead, the stockholders were liable for individual income taxes on their respective

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES share of each company's taxable income. Generally, the stockholders funded tax payments with dividends from the companies.

     A reconciliation between the effective income tax rate and the applicable statutory federal income tax rate for the fiscal years ended September 30, is as follows:

                                                   1994                         1993
                                          -----------------------     ------------------------
                                                       PERCENT OF                   PERCENT OF
                                                        PRE-TAX                      PRE-TAX
                                           AMOUNT        INCOME        AMOUNT         INCOME
                                          --------     ----------     ---------     ----------
    Tax at federal statutory rate.......  $616,650        34.0%       $ 536,450         34.0%
    State Income Tax, net of
      federal tax benefit...............    65,850         3.6           16,200          1.0
    Tax effect of Subsection S income...        --          --         (358,350)       (22.7)
    Other, net..........................     5,700          .3            8,600          0.5
                                          --------       -----        ---------     ----------
                                          $688,200        37.9%       $ 202,900         12.8%
                                          ========     =========      =========     =========

10. CUMULATIVE EFFECT ON PRIOR YEAR OF CHANGE IN AN ACCOUNTING PRINCIPLE

     Effective April 1, 1993, the Company adopted FASB Statement 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

     The cumulative effect of the change for periods prior to April 1, 1993, was $461,442 and is included as a charge to income in 1993.

11. PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing/savings plan covering all employees meeting age and length of service requirements. Employees may elect to make contributions of up to 10% of their compensation pursuant to a salary reduction agreement. The Company has elected to make a discretionary matching contribution not to exceed 3% of the employee's compensation. Company matching contributions to the Plan were $50,749 and $64,926 for the years ended September 30, 1994, and 1993, respectively. In addition, the Company, at its option, may contribute additional amounts to the Plan.

12. INSURANCE PLANS

  Worker's Compensation

     The Company participates in the Employers Self Insurance Fund. Under this plan, the Company pays a minimum premium for administrative costs which is expensed when incurred. The Company is also required to maintain a minimum claim fund deposit of $27,700 which is included in prepaid expenses on the consolidated financial statements.

     Participating companies make periodic payments to the fund for paid claims up to a maximum amount of 100% of the standard premium plus a loss conversion of 15% of paid claims. The Company has provided a $276,000 payment bond to guarantee claim payments as required by rules established by the fund trustees.

     As of September 30, 1994, the Company has provided an allowance for all known significant unpaid or open claims. In the opinion of management, this insurance plan is adequate to cover loss contingencies based upon the historical experience of the Company.

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

  Health Insurance

     During fiscal year 1994, the Company instituted a self-funded program for providing health insurance benefits to employees. Aggregate and specific stop-loss coverage was obtained to limit risk.

     Claim payments reached the maximum amount under the aggregate stop-loss coverage prior to September 30, 1994, and no further liability exists through the policy year ended October 31, 1994.

13. COMMITMENTS & CONTINGENCIES

     Future minimum payments under capital leases and noncancelable operating leases having initial or remaining terms in excess of one year as of September 30, 1994, were as follows:

                                                                CAPITAL      OPERATING
                            SEPTEMBER 30,                        LEASES       LEASES
        ------------------------------------------------------  --------     ---------
          1995................................................  $ 99,427      $85,640
          1996................................................    59,558       10,765
          1997................................................    83,248        1,770
          1998................................................     5,253           --
          1999................................................        --           --
                                                                --------     ---------
                                                                 247,486      $98,175
                                                                             =========
        Less: amounts attributable to interest................    29,452
                                                                --------
        Present value of minimum lease payments
          (current portion $81,864)...........................  $218,034
                                                                ========

     Rental expense for all operating leases amounted to $154,622 and $181,427 for the years ended September 30, 1994 and 1993, respectively.

     At September 30, 1993, the Company had outstanding payment/performance bonds of $2,261,000 issued primarily in connection with landfill and waste collection operating performance and participation in the Employers Self Insurance Worker's Compensation Fund. The payment/performance bonds are collateralized by a $275,000 bank letter of credit.

     A subsidiary engaged in operating a construction and demolition landfill is party to a depletion agreement with the prior owners of the property providing for the payment of a fee based upon the tons of debris accepted at the landfill. In addition, the subsidiary has entered into an agreement with the county which provides for payment of a host fee based upon the tons of debris accepted at the landfill. Total fees paid for 1994 and 1993 were $366,524 and $351,861, respectively. The company has also granted the prior owners of the property the option, for a period of ten years after the landfill reaches capacity, to reacquire the 89 acre site for an amount equal to the greater of the remaining principal balance due under the purchase money mortgage between the parties or $100 per acre.

     Two subsidiaries of the Company provide services to the City of Jacksonville which represents more than 10% of the revenues of the consolidated group. These revenues represented 25.0% and 30.2% in 1994 and 1993, respectively.

     Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Management believes these risks are limited due to the large number of customers and contracts with municipalities along with generally short payment terms.

     The Company is subject to certain federal, state and local environmental laws and regulations. The Company has not experienced any significant regulatory problems, is not involved in litigation over

            SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES environmental matters, and believes it is in substantial compliance with all applicable environmental laws and regulations. No provision for anticipated future costs of environmental remediation has been made and such costs, if any, are not expected to have a material adverse effect on the Company's financial position.

14. SUBSEQUENT EVENTS (UNAUDITED)

     Subsequent to December 9, 1994, the date of the last auditors' report, two of the Company's competitors merged. Both of the competing companies provided residential collection services under contracts with the City of Jacksonville, Florida. As the result of rulings from governmental agencies, the surviving competitor was required to divest certain segments of the residential market.

     On March 29, 1995, the Company purchased the residential contract rights and certain assets from the competitor for $4,030,000. Concurrent with this transaction, the City of Jacksonville passed an ordinance approving the transfer of the contract rights to the Company and authorized the realignment and reduction of the city's residential waste collection service areas from four to three. The ordinance also extended the Company's contract through September 30, 2001.

     As a result of realignment, the Company realized excess service units. Collection service providers in the other two service areas paid the Company $1,176,450 for this excess based on the increased number of service units in their respective areas.

     On August 24, 1995, the Company entered into a definitive agreement with Republic Waste Industries, Inc. ("Republic") under which the Company would exchange all of its outstanding common stock for 2.6 million shares of Republic common stock. The transaction will be accounted for under the pooling-of-interests method of accounting.

15. PRO FORMA INCOME TAX ADJUSTMENT (UNAUDITED)

     The unaudited pro forma adjustment to reflect income taxes for S-corporation earnings included in the accompanying consolidated statements of income is for informational purposes only. Income taxes have been provided at an estimated effective tax rate of 40%.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

               REPUBLIC WASTE INDUSTRIES, INC., AND SUBSIDIARIES,
     HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.,
          AND SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

     The following unaudited condensed consolidated pro forma financial statements include the supplemental consolidated financial statements of Republic Waste Industries, Inc. and subsidiaries (the "Company") which include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. ("Kertz"), with which the Company merged in August 1995. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, the Company's supplemental consolidated financial statements have been retroactively adjusted as if the Company and Kertz had operated as one entity since inception.

     The following unaudited condensed consolidated pro forma balance sheet presents the pro forma financial position of the Company as of June 30, 1995 as if the acquisition of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. ("HMC") and the pending acquisition of Southland Environmental Services, Inc. and subsidiaries ("Southland") had been consummated as of June 30, 1995. The balance sheet also contains pro forma adjustments for a series of equity transactions involving the sale of common stock and warrants (the "Equity Transactions") as if the Equity Transactions had been consummated as of June 30, 1995.

     The following unaudited condensed consolidated pro forma statements of operations for the six months ended June 30, 1995 and the year ended December 31, 1994 present the pro forma results of continuing operations of the Company as if the acquisition of HMC, the pending acquisition of Southland and the Equity Transactions had been consummated at the beginning of the periods presented. The following unaudited condensed consolidated pro forma statements of operations for the years ended December 31, 1993 and December 31, 1992 present the pro forma results of continuing operations of the Company as if the pending acquisition of Southland, which will be accounted for under the pooling of interests method of accounting, had been consummated at the beginning of the periods presented. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical and supplemental consolidated financial statements and notes thereto of the Company, HMC and Southland.

     The unaudited pro forma income from continuing operations per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. Unless otherwise presented, the difference between primary and fully diluted earnings per share is not significant. In computing the unaudited pro forma income from continuing operations per common and common equivalent share, the Company utilizes the treasury stock method or the modified treasury stock method where applicable. When using the modified treasury stock method, the proceeds from the assumed exercise of all warrants and options are assumed to be applied to first purchase 20% of the outstanding common stock, then to reduce outstanding indebtedness and the remaining proceeds are assumed to be invested in U.S. government securities or commercial paper. The increase to income from continuing operations, net of tax, from such interest savings and interest income was approximately $874,000 on a primary basis and $0 on a fully diluted basis for the six months ended June 30, 1995. The increase to income from continuing operations for the year ended December 31, 1994 was approximately $1,843,000.

     The unaudited condensed consolidated pro forma financial statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The acquisition of HMC was accounted for under the purchase method of accounting. Accordingly, the unaudited condensed consolidated pro forma financial statements reflect the Company's preliminary allocation of purchase price of HMC which will be subject to further adjustments as the Company finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The unaudited pro forma condensed consolidated results of operations do not necessarily reflect actual results which would have occurred if the acquisition, pending acquisition or Equity Transactions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations.

               REPUBLIC WASTE INDUSTRIES, INC. AND SUBSIDIARIES,
     HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.,
          AND SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1995

                                 (IN THOUSANDS)


                                                                                                    PRO FORMA
                                                                                                   ADJUSTMENTS
                                     THE                   EQUITY                             ---------------------
                                   COMPANY      HMC     TRANSACTIONS   SOUTHLAND   COMBINED     DR.          CR.        PRO FORMA
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
ASSETS
Current assets
  Cash and cash equivalents......  $ 3,089    $   630     $234,275      $   526   $238,520                 $ 43,143(a)  $195,377
  Accounts receivable, net.......    9,288      5,765                     3,960     19,013                                19,013
  Prepaid expenses and other
    current assets...............    4,282      2,217                       504      7,003                                 7,003
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
        Total current assets.....   16,659      8,612      234,275        4,990    264,536                   43,143      221,393
  Property and equipment, net....   88,330     18,589                    12,139    119,058                               119,058
  Goodwill, net of accumulated
    amortization.................   12,969      2,679                     2,017     17,665    $134,671(c)     2,679(b)   149,657
  Other assets...................    1,136         51                       600      1,787                                 1,787
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
        Total assets............. $119,094    $29,931     $234,275      $19,746   $403,046    $134,671     $ 45,822     $491,895
                                   ========   =======   ===========    =========   =========  ========     ========     ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities
  Accounts payable and accrued
    expenses.....................  $ 7,742    $ 7,154                   $ 2,618    $17,514                              $ 17,514
  Current maturities of long-term
    debt and notes payable.......    1,937      3,596                     2,183      7,716    $  7,716(a)                     --
  Deferred revenue and other
    current liabilities..........    2,383      2,316                       452      5,151                                 5,151
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
        Total current
          liabilities............   12,062     13,066                     5,253     30,381       7,716                    22,665
  Long-term debt, net of current
    maturities...................   18,172      8,937                     8,318     35,427      35,427(a)                     --
  Accrued environmental and
    landfill costs,
    net of current maturities....    7,267         --                        --      7,267                                 7,267
  Deferred income taxes..........   11,933      1,320                       971     14,224                                14,224
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
        Total liabilities........   49,434     23,323                    14,542     87,299      43,143                    44,156
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
Stockholders' equity
  Common stock...................      283                $    208                     491                 $    106(f)       597
  Additional paid-in capital.....   67,858         73      234,067        2,264    304,262       1,809(e)   138,520(f)   442,683
                                                                                                    26(f)     1,736(d)
  Retained earnings..............    1,744      6,535                     2,940     11,219       1,736(d)                  4,684
                                                                                                 4,799(e)
Notes receivable arising from
  stock purchase agreements......     (225)                                           (225)                                 (225)
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
        Total stockholders'
          equity.................   69,660      6,608      234,275        5,204    315,747       8,370      140,362      447,739
                                   --------   -------   ------------   ---------   --------   --------     --------     ---------
        Total liabilities and
          stockholders' equity... $119,094    $29,931     $234,275      $19,746   $403,046    $ 51,513     $140,362     $491,895
                                   ========   =======   ===========    =========   =========  ========     ========     ==========

    The accompanying notes are an integral part of this pro forma financial statement.

               REPUBLIC WASTE INDUSTRIES, INC. AND SUBSIDIARIES,
     HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.,
          AND SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS
                                                THE                                      -----------------
                                              COMPANY     HMC     SOUTHLAND   COMBINED    DR.        CR.       PRO FORMA
                                              -------   -------   ---------   --------   ------     ------     ---------
Revenue..................................... $35,701    $28,617    $15,273    $79,591                           $79,591
Expenses:
  Cost of operations........................  22,558     20,607     11,003     54,168    $1,683(g)  $  248(h)    55,603
  Selling, general and administrative.......   6,932      5,061      1,680     13,673                  447(i)    13,226
Other (income) expense:
  Interest and other income.................    (168)       (44)        --       (212)                             (212)
  Interest expense..........................     816        376        392      1,584                1,584(j)        --
                                              -------   -------   ---------   --------   ------     ------     ---------
                                              30,138     26,000     13,075     69,213     1,683      2,279       68,617
                                              -------   -------   ---------   --------   ------     ------     ---------
Income from continuing operations before
  income taxes..............................   5,563      2,617      2,198     10,378     1,683      2,279       10,974
Income tax provision........................   1,523      1,047        832      3,402       177(k)                3,579
                                              -------   -------   ---------   --------   ------     ------     ---------
Income from continuing operations...........  $4,040    $ 1,570    $ 1,366    $ 6,976    $1,860     $2,279      $ 7,395
                                              ========  =======   =========   =========  ======     ======     ==========
Primary:
  Earnings per share from continuing
    operations..............................  $ 0.14                                                            $  0.15
                                              ========                                                         ==========
  Weighted average shares outstanding.......  28,778                                                             56,120
                                              ========                                                         ==========
Fully Diluted:
  Earnings per share from continuing
    operations..............................  $ 0.13                                                            $  0.12
                                              ========                                                         ==========
  Weighted average shares outstanding.......  30,019                                                             59,414
                                              ========                                                         ==========

    The accompanying notes are an integral part of this pro forma financial statement.

               REPUBLIC WASTE INDUSTRIES, INC. AND SUBSIDIARIES,
     HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.,
          AND SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS
                                                THE                                      -----------------
                                              COMPANY     HMC     SOUTHLAND   COMBINED    DR.        CR.       PRO FORMA
                                              -------   -------   ---------   --------   ------     ------     ---------
Revenue..................................... $61,709    $48,003    $20,854   $130,566                          $130,566
Expenses:
  Cost of operations........................  37,692     35,048     16,036     88,776    $3,367(g)  $  494(h)    91,649
  Selling, general and administrative.......  14,314      9,444      2,547     26,305                1,787(i)    24,518
Other (income) expense:
  Interest and other income.................    (154)        --        (57)      (211)                             (211)
  Interest expense..........................   1,198        505        514      2,217                2,217(j)        --
                                              -------   -------   ---------   --------   ------     ------     ---------
                                              53,050     44,997     19,040    117,087     3,367      4,498      115,956
                                              -------   -------   ---------   --------   ------     ------     ---------
Income from continuing operations before
  income taxes..............................   8,659      3,006      1,814     13,479     3,367      4,498       14,610
Income tax provision........................      --      1,269        688      1,957       304(k)                2,261
                                              -------   -------   ---------   --------   ------     ------     ---------
Income from continuing operations...........  $8,659    $ 1,737    $ 1,126    $11,522    $3,671     $4,498     $ 12,349
                                              ========  =======   =========   =========  ======     ======     ==========
Earnings per share from continuing
  operations................................  $ 0.30                                                           $   0.26
                                              ========                                                         ==========
Weighted average shares outstanding.........  28,507                                                             54,884
                                              ========                                                         ==========

    The accompanying notes are an integral part of this pro forma financial statement.

               REPUBLIC WASTE INDUSTRIES, INC. AND SUBSIDIARIES,
          AND SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                            PRO FORMA
                                                                                           ADJUSTMENTS
                                                         THE                            -----------------
                                                       COMPANY   SOUTHLAND   COMBINED    DR.        CR.       PRO FORMA
                                                       -------   ---------   --------   ------     ------     ---------
Revenue.............................................. $56,817     $18,171    $74,988                           $74,988
Expenses:
  Cost of operations.................................  33,237      14,361     47,598                            47,598
  Selling, general and administrative................  16,107       2,036     18,143                            18,143
  Restructuring and unusual charges..................  10,040          --     10,040                            10,040
Other (income) expense:
  Interest and other income..........................    (167)       (178)      (345)                             (345)
  Interest expense...................................     733         375      1,108                             1,108
                                                       -------   ---------   --------   ------     ------     ---------
                                                       59,950      16,594     76,544                            76,544
                                                       -------   ---------   --------   ------     ------     ---------
Income (loss) from continuing operations before
  income taxes.......................................  (3,133)      1,577     (1,556)                           (1,556)
Income tax provision.................................      70         631        701               $   32(k)       669
                                                       -------   ---------   --------   ------     ------     ---------
Income (loss) from continuing operations............. $(3,203)    $   946    $(2,257)   $   --     $   32      $(2,225)
                                                       ========  =========   =========  ======     ======     ==========
Loss per share from continuing operations............  $(0.11)                                                 $ (0.07)
                                                       ========                                               ==========
Weighted average shares outstanding..................  28,598                                                   31,198
                                                       ========                                               ==========

    The accompanying notes are an integral part of this pro forma financial statement.

               REPUBLIC WASTE INDUSTRIES, INC. AND SUBSIDIARIES,
          AND SOUTHLAND ENVIRONMENTAL SERVICES, INC. AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                                           ADJUSTMENTS
                                                         THE                            -----------------
                                                       COMPANY   SOUTHLAND   COMBINED    DR.        CR.       PRO FORMA
                                                       -------   ---------   --------   ------     ------     ---------
Revenue.............................................. $48,979     $15,139    $64,118                           $64,118
Expenses:
  Cost of operations.................................  28,808      11,940     40,748                            40,748
  Selling, general and administrative................  14,725       1,805     16,530                            16,530
  Restructuring and unusual changes..................   2,250          --      2,250                             2,250
Other (income) expense:
  Interest and other income..........................  (2,452)        (55)    (2,507)                           (2,507)
  Interest expense...................................     518         348        866                               866
                                                       -------   ---------   --------   ------     ------     ---------
                                                       43,849      14,038     57,887                            57,887
                                                       -------   ---------   --------   ------     ------     ---------
Income from continuing operations before income
  taxes..............................................   5,130       1,101      6,231                             6,231
Income tax provision.................................     253          --        253    $  418(k)                  671
                                                       -------   ---------   --------   ------     ------     ---------
Income from continuing operations....................  $4,877     $ 1,101    $ 5,978    $  418     $   --      $ 5,560
                                                       ========  =========   =========  ======     ======     ==========
Earnings per share from continuing operations........  $ 0.18                                                  $  0.19
                                                       ========                                               ==========
Weighted average shares outstanding..................  27,441                                                   30,041
                                                       ========                                               ==========

    The accompanying notes are an integral part of this pro forma financial statement.

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

(a)  Represents an entry to payoff all outstanding indebtedness of the Company, HMC and
     Southland using proceeds from the Equity Transactions.
(b)  Represents an entry to eliminate the historical intangible assets of HMC.
(c)  Represents an entry to record intangible assets resulting from the preliminary allocation of the purchase price for HMC which was approximately $139 million.
(d)  Represents an entry to record retained earnings as a contribution to capital upon the termination of S-Corp. status for Kertz and Envirocycle, Inc.
(e)  Represents an entry to eliminate the equity balances of HMC.
(f)  Represents the recording of equity resulting from the Company's issuance of its common stock to the sellers of HMC and Southland.
(g)  Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the preliminary purchase price allocation of HMC.
     Intangible assets resulting from the purchase of HMC are being amortized over a 40 year life which approximates the estimated useful life.
(h)  Represents a reduction to depreciation expense resulting from the revision of estimated lives of acquired property and equipment of HMC to conform with the Company's policies.
(i)  Represents the contractual reduction of salary and benefits of the sellers of HMC.
(j)  Represents the assumed interest savings on the payoff of all existing indebtedness of the Company, HMC and Southland with the proceeds from the Equity Transactions.
(k)  Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax earnings of acquired entities and all pro forma adjustments as described above.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.


Securities and Exchange Commission Filing Fee.....................................  $ 46,034
Printing and Engraving Expenses...................................................  $ 50,000
Legal Fees and Expenses...........................................................  $ 25,000
Accounting Fees and Expenses......................................................  $ 30,000
Blue Sky Fees and Expenses........................................................  $  1,000
                                                                                    --------
          Total...................................................................  $152,034
                                                                                    ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of directors duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

     The Bylaws provide that any decision as to indemnification shall be made:
(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

     Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     All transactions listed below involved the issuance of shares of Common Stock and other securities of the Company prior to the commencement of the offering of shares of Common Stock described in the foregoing Prospectus. Unless otherwise indicated, all securities were issued by the Company in reliance upon
Section 4(2) of the Securities Act of 1933, as amended.


     On October 2, 1995, in connection with the merger of Reliable Sanitation, Inc., a closely-held Florida corporation ("Reliable"), the Company issued 138,450 shares of Common Stock to the sole shareholder of Reliable in exchange for all of the issued and outstanding capital stock of Reliable.


     On September 7, 1995, the Company issued and sold 5,000,000 shares of Common Stock in a private placement to institutional and other accredited investors, at an offering price of $20.25 per share. The shares were placed through Allen & Company, Incorporated, for a commission of $0.25 per share on all shares sold.

     On August 28, 1995, in connection with the merger of Kertz Security Systems, Inc. and Kertz Security Systems II, Inc., both closely-held Florida corporations (together, "Kertz"), the Company issued 1,090,000 shares of Common Stock to the shareholders of Kertz in exchange for all of the issued and outstanding capital stock of Kertz.

     On August 3, 1995, in connection with the merger of Hudson Management Corporation and Envirocycle, Inc., both closely-held Florida corporations (together, "HMC"), the Company issued 8,000,000 shares of Common Stock to the sole shareholder of HMC in exchange for all of the issued and outstanding capital stock of HMC.

     On August 3, 1995, the Company issued and sold to H. Wayne Huizenga, Westbury (Bermuda) Ltd., and Harris W. Hudson, and their respective assigns, in the aggregate, 10,350,000 shares of Common Stock, and warrants to purchase 16,700,000 shares of Common Stock at exercise prices ranging from $4.50 to $7.00 per share, for an aggregate purchase price of $64,075,000 pursuant to certain stock purchase agreements.

     On July 24, 1995, the Company issued and sold 5,400,000 shares of Common Stock in a private placement to institutional and other accredited investors, at an offering price of $13.25 per share. The shares were placed through Allen & Company, Incorporated, for a commission of $0.25 per share on all shares sold.

     On May 25, 1995, in connection with the attainment of a specified earnings level by Cleveland Container Services, Inc. ("Cleveland Container"), for the year ended December 31, 1994, the Company issued 34,375 shares of Common Stock to the former owner of Cleveland Container.

     On April 18, 1994, in connection with the attainment of a specific earnings level by Cleveland Container, for the year ended December 31, 1993, the Company issued 39,000 shares of Common Stock to the former owner of Cleveland Container.

     On April 9, 1994, in connection with the attainment of a specified earnings level by Living Earth Technology, Inc. ("Living Earth"), for the year ended December 31, 1993, the Company issued 108,336 shares of Common Stock to the former owners of Living Earth.

     On April 1, 1993, in connection with the attainment of a specified earnings level by Living Earth, for the year ended December 31, 1992, the Company issued 120,833 shares of Common Stock to the former owners of Living Earth.

     On April 1, 1993, in connection with the attainment of a specified earnings level by El Centro Sanitation Service company and Republic Imperial Acquisition Corp. (collectively "El Centro"), for the year ended December 31, 1992, the Company issued 24,595 shares of Common Stock to the former owners of El Centro.

     On November 8, 1992, in connection with the acquisition of all the outstanding shares of Cleveland Container, the Company issued 465,000 shares of Common Stock to the shareholder of Cleveland Container.

     On May 26, 1992, in connection with the attainment of a specified earnings level by El Centro, for the year ended December 31, 1991, the Company issued 81,996 shares of Common Stock to the former owners of El Centro.

     In May 1992, MGD Holdings, Ltd. elected to purchase 2,000,000 shares of Common Stock for $5.50 per share pursuant to its exercise of warrants granted in connection with a Loan Agreement dated March 18, 1991.

     On April 9, 1992, in connection with the attainment of a specified earnings level by Living Earth, for the year ended December 31, 1991, the Company issued 120,831 shares of Common Stock to the former owners of Living Earth.

     On March 23, 1992, in connection with the acquisition of all the outstanding shares of Stout Environmental, Inc. ("Stout"), the Company issued 3,000,001 shares of Common Stock to the former shareholders of Stout.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     (a) A list of the exhibits filed as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits.

     (b) Financial Statement Schedule


    Report of Independent Certified Public Accountants on Schedule................   II-4
    Schedule II -- Valuation and Qualifying Accounts and Reserves.................   II-5

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Stockholders and Board of Directors of Republic Waste Industries, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Republic Waste Industries, Inc. included in this Registration Statement, and have issued our report thereon dated September 7, 1995. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 16(b) hereof is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
September 7, 1995

                                                                     SCHEDULE II

                        REPUBLIC WASTE INDUSTRIES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                      BALANCE
                                        AT         ADDITIONS      ACCOUNTS                 BALANCE
                                     BEGINNING     CHARGED TO     WRITTEN                  AT END
          CLASSIFICATIONS             OF YEAR        INCOME         OFF       OTHER(1)     OF YEAR
--------------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  1994.............................    $ 269          $174         $(202)       $  4        $ 245
  1993.............................    $ 226          $364         $(404)       $ 83        $ 269
  1992.............................    $ 122          $267         $(225)       $ 62        $ 226

---------------

(1) Allowance of acquired businesses.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

             iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on October 10, 1995.


                                            REPUBLIC WASTE INDUSTRIES, INC.


                                            By:                 *
                                              ----------------------------------
                                              H. Wayne Huizenga
                                              Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                        DATE
------------------------------------------  ------------------------------    ------------------
                        *                   Chairman of the Board and           October 10, 1995
------------------------------------------  Chief Executive Officer
H. Wayne Huizenga                           (Principal Executive Officer)

                        *                   President and Director              October 10, 1995
------------------------------------------
Harris W. Hudson

/s/  Gregory K. Fairbanks                   Executive Vice President and        October 10, 1995
------------------------------------------  Chief Financial Officer
Gregory K. Fairbanks                        (Principal Financial Officer)


                        *                   Vice President and Controller       October 10, 1995
------------------------------------------  (Principal Accounting Officer)
Michael R. Carpenter

                        *                   Vice Chairman of the Board          October 10, 1995
------------------------------------------
Michael G. DeGroote

                        *                   Director                            October 10, 1995
------------------------------------------
J.P. Bryan

                        *                   Director                            October 10, 1995
------------------------------------------
Rick L. Burdick

                        *                   Director                            October 10, 1995
------------------------------------------
John J. Melk

*By: /s/  Gregory K. Fairbanks
     -------------------------------------
     Gregory K. Fairbanks
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
-------   ------------------------------------------------------------------------------------
  3.1     First Amended and Restated Certificate of Incorporation of Republic Waste
          Industries, Inc. (incorporated by reference from Exhibit 3.1 to the Company's
          Registration Statement on Form S-3, file number 33-62489)
  3.2     Bylaws of Republic Waste Industries, Inc. (incorporated by reference from Exhibit
          3.2 to the Company's Registration Statement on Form S-3, file number 33-42530).
  5.1*    Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares.
 10.1     Management Agreement between Republic Waste Industries, Inc. and MGD Holdings Ltd.
          (incorporated by reference from Exhibit 10.17 to the Registrant's Registration
          Statement No. 33-42530 filed on September 13, 1991).
 10.2     Warrant to Purchase 1,150,000 Shares of Republic Waste Industries, Inc. Common Stock
          issued to MGD Holdings Ltd. (incorporated by reference from Exhibit 10.18 to the
          Registrant's Registration Statement No. 33-42530 filed on September 13, 1991).
 10.3     Stock Exchange Agreement between Republic Waste Industries, Inc. and MGD Holdings
          Ltd. (incorporated by reference from Exhibit 10.22 to the Registrant's Registration
          Statement No. 33-42530 filed on September 13, 1991).
 10.4     Republic Waste Industries, Inc. 1991 Stock Option Plan effective October 29, 1991
          (incorporated by reference from Exhibit 10.42 to the Registrant's Form 10-K filed on
          March 30, 1993).
 10.5     Form of Warrant to purchase 300,000 shares of Republic Waste Industries, Inc. Common
          Stock, issued to Donald E. Koogler (incorporated by reference from Exhibit 10.54 to the Registrant's Form 10-K filed on March 30, 1993).
 10.6     Form of Warrant to purchase 300,000 shares of Republic Waste Industries, Inc. Common
          Stock, issued to Douglas R. Gowland (incorporated by reference from Exhibit 10.55 to the Registrant's Form 10-K filed on March 30, 1993).
 10.7     Form of warrant to purchase 100,000 shares of Republic Waste Industries, Inc. Common
          Stock issued to MGD Holdings Ltd. (incorporated by reference from Exhibit 10.33 to the Registrant's Form 10-K for the year ended December 31, 1994).
 10.8     Form of warrant to purchase 50,000 shares of Republic Waste Industries, Inc. Common
          Stock issued to J.P. Bryan (incorporated by reference from Exhibit 10.34 to the
          Registrant's Form 10-K for the year ended December 31, 1994).
 10.9     Form of Warrant to purchase 50,000 shares of Republic Waste Industries, Inc. Common
          Stock issued to Rick L. Burdick (incorporated by reference from Exhibit 10.35 to the
          Registrant's Form 10-K for the year ended December 31, 1994).
 10.10    Distribution Agreement dated February 14, 1995 between Republic Waste Industries,
          Inc. and Republic Environmental Systems, Inc. (incorporated by reference from
          Exhibit 10.36 to the Registrant's Form 10-K for the year ended December 31, 1994).
 10.11    Stock Purchase Agreement dated May 21, 1995 by and between H. Wayne Huizenga and
          Republic Waste Industries, Inc. (the "Huizenga Purchase Agreement") (incorporated by reference from Exhibit (c)(1) to the Registrant's Form 8-K/A dated July 17, 1995).
 10.12    Agreement and Plan of Merger dated May 21, 1995 by and among Republic Waste
          Industries, Inc., Republic Hudson Acquisition Corporation, Hudson Management
          Corporation and Harris W. Hudson and Bonnie J. Hudson (incorporated by reference from Exhibit (c)(2) to the Registrant's Form 8-K/A dated July 17, 1995).

EXHIBIT
NUMBER                                    EXHIBIT DESCRIPTION
-------   ------------------------------------------------------------------------------------
 10.13    Agreement and Plan of Merger dated May 21, 1995 by and among Republic Waste
          Industries, Inc., Republic Hudson Acquisition Corporation, Envirocycle, Inc. and
          Harris W. Hudson and Bonnie J. Hudson (incorporated by reference from Exhibit (c)(3)
          to the Registrant's Form 8-K/A dated July 17, 1995).
 10.14    Stock Purchase Agreement dated May 21, 1995 by and between Harris W. Hudson and
          Republic Waste Industries, Inc. (incorporated by reference from Exhibit (c)(4) to the Registrant's Form 8-K/A dated July 17, 1995).
 10.15    Stock Purchase Agreement dated May 21, 1995 by and between Westbury (Bermuda) Ltd.
          and Republic Waste Industries, Inc. (incorporated by reference from Exhibit (c)(5)
          to the Registrant's Form 8-K/A dated July 17, 1995).
 10.16    Proxy dated as of May 21, 1995 by MGD Holdings Ltd. in favor of H. Wayne Huizenga
          (See Exhibit D to the Huizenga Purchase Agreement) (incorporated by reference from
          Exhibit (c)(6) to the Registrant's Form 8-K/A dated July 17, 1995).
 10.17    Stockholder Stock Option Agreement dated as of May 21, 1995 by MGD Holdings Ltd. in favor of H. Wayne Huizenga (See Exhibit C to the Huizenga Purchase Agreement)
          (incorporated by reference from Exhibit (c)(7) to the Registrant's Form 8-K/A dated
          July 17, 1995).
 10.18    First Amendment to Stock Purchase Agreement dated July 17, 1995 by and between
          Republic Waste Industries, Inc. and H. Wayne Huizenga (incorporated by reference from Exhibit (c)(8) to the Registrant's Form 8-K/A dated July 17, 1995).
 10.19*   Republic Waste Industries, Inc. 1995 Employee Stock Option Plan.
 10.20*   Republic Waste Industries, Inc. 1995 Non-Employee Director Stock Option Plan.
 10.21    Merger Agreement, dated August 24, 1995, among Republic Waste Industries, Inc., RS
          Mergersub, Inc., Southland Environmental Services, Inc., Felix A. Crawford,
          individually and as Trustee of the Felix A. Crawford Revocable Living Trust, and
          CFP, Ltd. (incorporated by reference from Exhibit (c)(1) to the Registrant's Form
          8-K, dated August 24, 1995).
 10.22    Merger Agreement, dated as of August 24, 1995, among Republic Waste Industries,
          Inc., RKSA, Inc., RKSA II, Inc., Kertz Security Systems, Inc., Kertz Security
          Systems II, Inc., Leon H. Brauser, Michael Brauser, Robert Brauser and Joel Brauser
          (incorporated by reference from Exhibit (c)(2.1) to the Registrant's Form 8-K, dated
          August 28, 1995).
 21.1*    Subsidiaries of Republic Waste Industries, Inc. as of October 9, 1995.
 23.1     Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5.1 above).
 23.2**   Consent of Independent Public Accountants.
 23.3**   Consent of Independent Public Accountants.
 24.1**   Power of Attorney.


---------------

 * Filed herewith.

** Previously filed.